UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
File No. 333-138994

FORM S-1/A

(Post-Effective Amendment No. 3 to Form SB-2)

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

FIRSTFLIGHT, INC.
(Exact Name of Registrant in Its Charter)

Nevada	4522	87-0617649
(State or Other Jurisdiction	(Primary Standard	(IRS Employer
Of Incorporation or Organization)	Industrial Classification Code Number)	Identification No.)

236 Sing Sing Road
Elmira-Corning Regional Airport
Horseheads, NY 14845
(607) 739-7148
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert W. Berend, Esq.
Wachtel & Masyr, LLP
110 East 59th Street
New York, NY 10022
(212) 909-9602
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this post-effective amendment to the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

14,611,675
FirstFlight, Inc.
Common Stock

FirstFlight, Inc. (“FirstFlight”) and its operational subsidiaries (FirstFlight and its subsidiaries collectively “we” or the “Company”) are an aviation services company with operations in the aircraft charter management, fixed base operations (an “FBO”) and maintenance segments of the general aviation industry.

We are not offering for sale any securities pursuant to this prospectus. Instead, the selling stockholders named in the table beginning on page 24 of this prospectus will be selling shares of our common stock as follows:

•	8,376,675 shares which we sold as part of units in a private placement in September 2006,

•	5,025,000 shares which we shall issue upon the exercises of warrants which we sold as part of the units,

•	1,200,000 shares of our common stock when and if a warrant we issued as part of a note payable made to finance an acquisition is exercised, and

•	10,000 shares of our common stock which we issued in settlement of a lawsuit.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. They may also currently sell the 8,386,675 outstanding shares pursuant to the exemption of Rule 144 under the Securities Act of 1933 and, when permissible after exercise, they may also sell the 6,225,000 shares issuable upon the exercise of warrants pursuant to that exemption. There will be no underwriter’s discounts or commissions except for the charges to a selling stockholder for sales through a broker-dealer. All net proceeds from a sale will go to the selling stockholder and not to us.

Our common stock is currently listed on the OTC Bulletin Board under the symbol: FFLT. On June 27, 2008, the closing sales price as so reported was $0.40 per share.

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See “Risk Factors” Beginning on Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated ___________, 2008

Summary Information

Because the following is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock from a selling stockholder. You should read this entire prospectus carefully, including the risk factors beginning on page 4 of this prospectus.

Key Questions and Answers.

1.	Who are we?

We, FirstFlight, Inc., are a Nevada corporation, with our corporate office at Elmira-Corning Regional Airport, 236 Sing Sing Road, Horseheads, New York 14845. Our telephone number is (607) 739-7148. You should make inquiries relating to this prospectus to Ronald J. Ricciardi, our Vice Chairman of the Board, by writing to him at our office at 101 Hangar Road, Wilkes-Barre/Scranton International Airport, Avoca, Pennsylvania 18641 or by calling him at (570) 457-3400.

We were formed on January 17, 2003 (date of inception) as a proprietorship and were incorporated in Arizona on January 2, 2004. We became a public company as a result of a reverse merger transaction on August 20, 2004 with Shadows Bend Development, Inc., an inactive public Nevada corporation. On December 13, 2006, we changed our name from FBO Air, Inc. to FirstFlight, Inc. after our stockholders approved the change on December 12, 2006.

2.	What business are we in?

We are an aviation services company with operations in the aircraft charter management, fixed base operations (an “FBO”) and maintenance segments of the general aviation industry.

Each of our three segments is operated under the FirstFlight brand name: Aircraft charter management is the business of providing on-call passenger air transportation. We implement charter services through a fleet of managed aircraft - owned by another person or entity for which we provide regulatory and maintenance oversight while offering charter services. An FBO is the primary provider of services such as the fueling and hangaring of aircraft. Our maintenance segment offers maintenance and repair to general aviation aircraft operators.

Activities by segment are carried out at the following facilities:

Location	Charter	FBO	Maintenance
Elmira, New York	X	Fuel sales to managed aircraft only	X
Wilkes-Barre, Pennsylvania	X	X	X
Garden City, Kansas		X

The Elmira, New York facility became part of the Company through the acquisition on September 23, 2005 of Airborne, Inc. (“Airborne”).

The Wilkes-Barre, Pennsylvania facility came as a result of the acquisition of Tech Aviation Service, Inc. (“Tech”) and the Garden City, Kansas facility as a result of the acquisition of the FBO assets of Central Plains Aviation, Inc. (“CPA”) on March 31, 2005.

3.	What is our record of revenue and earnings?

As of December 31, 2007, the Company had cash and cash equivalents of $2,400,152 and had working capital of $961,045. Until we acquired Tech and CPA on March 31, 2005, we had no revenue. The Company generated revenue of $47,107,927 and net income of $184,454 for the year ended December 31, 2007. The Company generated revenue of $13,930,238 and net income of $103,188 for the three months ended March 31, 2008. Since inception, the Company has incurred, in the aggregate, net losses of approximately $5,640,000 for the period January 17, 2003 (date of inception) through March 31, 2008. For the year ended December 31, 2007, net cash provided by operating activities was $1,483,555, net cash used in investing activities was $93,140, and net cash used in financing activities was $172,133.

4.	Are our operations affected by governmental regulations?

The aviation businesses that we conduct generally operate on municipal or other government-owned real estate properties. Accordingly, at times we will need to obtain certain consents or approvals from those government entities in conjunction with our operations and/or potential acquisitions. There can be no assurance that we shall obtain such consents on favorable terms, which could result in our not consummating an acquisition that we otherwise would consider.

Our businesses also operate under the supervision of the Federal Aviation Administration. Our efforts to charter aircraft, to dispense fuels, and to provide repair and maintenance services are under the purview of local, regional and national regulatory agencies. We intend to comply with all government regulations. The adoption of new regulations could result in increased costs.

5.	What securities are we offering pursuant to this prospectus?

We are not offering any securities pursuant to this prospectus. Persons or entities who or which acquired investor units in our private placement which we closed on September 1, 2006 pursuant to Rule 506 of Regulation D under the Securities Act of 1933 will make up 91.7% of the sales of shares of our common stock pursuant to this prospectus. Each investor unit consisted of 166,700 shares of our common stock and a common stock purchase warrant to purchase 100,000 shares of our common stock. These investors will not be offering for resale pursuant to this prospectus any of our common stock purchase warrants which they purchased in the private placement. Instead, they will be offering for resale the shares of our common stock which they purchased as part of the units and the shares which we shall issue when and if they exercise their warrants included in the units.

All of these persons or entities (including certain transferees) will be referred to in this prospectus as the “selling stockholders”. They are named in the table beginning on page 24 of this prospectus. The selling stockholders using this prospectus also will include pledgees, donees, transferees or other successors-in-interest of the persons or entities named in that table.

The selling stockholders will offer, as of the date of this prospectus:

●	8,376,675 shares of our common stock which we sold as part of the units in the private placement,

●	5,025,000 shares of our common stock which we shall issue when and if the holders exercise the warrants we sold to the investors as part of the units,

●	1,200,000 shares of our common stock which we shall issue when and if the holder exercises a warrant we issued as part of a note payable made to finance an acquisition, and

●	10,000 shares of our common stock which we issued in settlement of a lawsuit.

The selling stockholders may, as an alternative to their offering pursuant to this prospectus, seek to sell up to an aggregate of 8,386,675 outstanding shares of our common stock pursuant to the exemption of Rule 144 under the Securities Act of 1933. In addition, when permissible after exercise, they may sell the shares of our common stock issuable upon exercise of the warrants described above pursuant to that exemption.

6.	What is the offering price pursuant to this prospectus?

The selling stockholders have advised us that they may sell, pursuant to this prospectus, from time to time, the shares of our common stock at the prices quoted for our common stock on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. Our common stock is currently listed on the OTC Bulletin Board under the symbol: FFLT. On June 27, 2008, the closing sales price as so reported was $0.40 per share. The selling stockholders have also advised us that they may sell their outstanding shares and, when permissible, the shares issuable upon the exercise of warrants in the manner provided in the exemption of Rule 144 under the Securities Act of 1933. There will be no underwriter’s discounts or commissions, except for the charges to a selling stockholder if he, she or it sells through his, her or its broker-dealer.

7.	Will we receive any proceeds as a result of sales of shares pursuant to this prospectus?

We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders pursuant to this prospectus. We may, however, receive $5,745,000 if all of the outstanding warrants we issued to the selling stockholders are exercised at the initial exercise prices of $1.00 and $0.60 per share. Such exercise prices and the number of shares are subject to adjustment in the event of stock splits and certain other events, as provided in the warrant agreements, and upon the sale by FirstFlight of additional equity securities at a price below the initial exercise price. These warrants enable the holders to purchase an aggregate of 6,225,000 shares of our common stock. We cannot be certain as to when and if all of these warrants will be exercised. As indicated above, the current market price of our common stock is below each of the exercise prices. Nor can we be certain as to the amount of proceeds we will actually receive from exercises. Estimates are especially difficult because of provisions in the warrants we issued to the selling stockholders which provide for a reduction in the exercise price if we sell in the future, with certain exceptions, our securities for a sales price less than the exercise price. In such event, the exercise price of these warrants is reduced to such lower sales price. Any proceeds received from the exercise of warrants will be added to the working capital of the Company, rather than currently being allocated for a specific purpose, because of the uncertainty as to when and if the warrants will be exercised.

Risk Factors

Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks relating to both our operations and our common stock. We have described below all of the risks which we deem material to your investment decision. A list of the named selling stockholders may be found in this prospectus in the table beginning on page 25. You should consider carefully these risk factors, together with all of the other information included in this prospectus, before you decide to purchase any shares of our common stock.

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward looking” information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These forward-looking statements could involve known and unknown risks, uncertainties and other factors that might materially alter the actual results suggested by the statements. In other words, our performance might be quite different from what the forward-looking statements imply.

The following risk factors relate to our operations:

We have a limited operating history, incurring operating losses from the inception of our business until the three months ended June 30, 2007. While we have remained profitable from our operations the past four quarters there is no assurance that this level of performance will continue for the foreseeable future despite our expectations to the contrary.

Until March 31, 2005, we had no revenue. We have incurred net losses of approximately $5,640,000 for the period from January 17, 2003 (date of inception) through March 31, 2008. We generated revenue of approximately $47,108,000 and net income of approximately $184,000 for the year ended December 31, 2007. We generated revenue of approximately $13,930,000 and net income of approximately $103,000 for the year ended March 31, 2008.

As discussed later in this prospectus, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Company had taken steps to reduce the level of expenditures for corporate operations by severing ties with two executives. These executives represented costs in 2006 of approximately $900,000, including severance and separation fees, and stock-based compensation. Additionally, the Company settled litigation in 2006 that, including legal and settlement related costs, represented approximately $150,000. The Company had also re-negotiated favorable terms with certain vendors that management believes represented a savings of almost $400,000 versus levels of historical spending. The reduction in level of expenditures in 2007 was in part driven by the hiring of a Chief Financial Officer and the corresponding elimination of an outside accounting consultant.

The steps described in the preceding paragraph contributed to the Company attaining profitable operations in the year ended December 31, 2007. We may be unable to sustain or increase profitability on an ongoing basis despite our expectation that we will.

We may have a need for additional financing to expand our business.

Certain of the potential sellers with respect to charter management businesses, maintenance businesses and the FBOs we may seek to acquire in the future may accept shares of our common stock or other securities as payment by us for the acquisition. However, we believe that it is likely that some may seek cash payments, whether paid at the closing or in later installment payments. There can be no assurance that our operations will generate sufficient cash flow to meet these acquisition obligations. Accordingly, we anticipate seeking additional financing to meet any cash requirements for acquisitions. However, any such financing will be dependent on general market conditions and the stock market’s evaluation of our performance and potential. Accordingly, we can give no assurance that we will obtain such equity or debt financing and, even if we do, that the terms will be satisfactory to us.

The continued threat of terrorist actions may result in less demand for private aviation; as a result, our revenue may be adversely affected and we may not be able to continue successful operations.

Terrorist actions involving public and private aircraft may have a significant impact on the Company. The result of these actions could be that individuals and corporate or other entities stop using private aircraft. In this event, we may be unable to continue operations on a successful basis.

We could be adversely affected by increases in fuel prices.

Our operations could be significantly affected by the availability and price of jet fuel. A significant increase in jet fuel prices would most likely have a material impact on our achieving profitability unless we are able to pass on such costs to our customers. Due to the competitive nature of the industry, our ability to pass on increased fuel prices by increasing our rates is uncertain. Likewise, any potential benefit of lower fuel prices may be offset by increased competition and lower revenue in general. While we do not currently anticipate a significant reduction in fuel availability, dependency on foreign imports of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. If there are new outbreaks of hostility or other conflicts in oil producing areas or elsewhere, there could be a reduction in the availability of jet fuel or significant increases in costs to our business, as well as to the entire aviation industry.

The segments of the aviation services industry in which we operate are fiercely competitive.

We compete with national, regional, and local charter management, aircraft maintenance and fixed base operators. Many of our competitors have been in business longer than we have and may have greater financial resources available to them. Having greater financial resources will make it easier for these competitors to absorb higher fuel prices and other increases in expenses. In addition, these competitors might seek acquisitions in competition to us. Accordingly, we can give no assurance that we will be able to successfully compete in our industry.

Our business as an aviation services company is subject to extensive governmental regulation.

Aviation services companies are subject to extensive regulatory requirements that could result in significant costs. For example, the Federal Aviation Administration from time to time issues directives and other regulations relating to the management, maintenance and operation of aircraft and facilities. Our compliance with those requirements may cause us to incur significant expenditures.

Additional laws, regulations and charges have been proposed from time to time that could significantly increase the cost of our operations or reduce overall revenue. We cannot provide assurance that laws or regulations enacted in the future will not adversely affect our revenue and future profitability.

We can give no assurance that the state or local authority regulating the airport as to which we may acquire a charter management operation or an FBO will approve our application to be the successor, or, when requested, extend the term of the lease for the facility to a more acceptable term.

We must maintain and add key management and other personnel.

Our future success will be heavily dependent on the performance of our executive officers and managers. We have entered into employment agreements with certain of these individuals, including our President and Chief Executive Officer (John H. Dow), our Chief Financial Officer (Keith P. Bleier), and our Vice Chairman of the Board (Ronald J. Ricciardi). Our growth and future success will depend, in large part, on the continued contributions of these key individuals, as well as our ability to motivate and retain these personnel or hire other persons. In addition, our proposed plan of development will require an increase in management, sales, marketing and accounting/administrative personnel and an investment in development of our expertise by existing employees and management. Although we believe we will be able to hire and retain qualified personnel, we can give no assurance that we will be successful in obtaining, recruiting and retaining such personnel in sufficient numbers to increase revenue, maintain profitability, or successfully implement our growth strategy.

The following risk factors relate to our common stock:

We do not currently have an active market for our common stock.

To date, trading of our common stock has been sporadic and limited. In addition, there are only a limited number of broker-dealers trading our common stock. As a result the number of shares of our common stock being offered in the market may not increase. Working with our investment banking and investor relations firms we are trying to increase this number. However, we can give no assurance that we will achieve this objective. Accordingly, we can give no assurance that an active trading market will ever develop.

Future sales may adversely affect the market price of our common stock.

As indicated in the succeeding paragraph, there is a very substantial number of shares of our common stock that is currently eligible for resale without limitation. The timing and amount of resales of such shares, as well as the threat of any such offering, could have a depressive effect on the market price of our common stock, even assuming (as to which there can be no assurance) that an active market for our common stock ever develops. A depressed market price for our common stock could impair our ability to raise capital through the sale of equity securities. In addition, a depressed market price for our common stock will discourage future investors and current holders from exercising their warrants and, accordingly, cut off a possible source of funding, as well as adversely affecting any future financing we attempt.

Of the 36,582,987 shares of our common stock outstanding as of June 27, 2008, 23,016,195 shares are held by non-affiliates of FirstFlight and may currently be sold without limitation pursuant to the exemption of Rule 144 under the Securities Act of 1933. Even the 13,566,792 shares held by affiliates may be sold subject to the volume limitations and other requirements of the Rule 144 exemption. In addition, 8,386,675 shares may currently be sold pursuant to this prospectus and 9,383,200 shares pursuant to another prospectus of even date herewith.

Our common stock is subject to the penny stock rules.

The Securities and Exchange Commission (the “Commission”) has adopted a set of rules called the penny stock rules that regulate broker-dealers with respect to trading in securities with a bid price of less than $5.00. These rules do not apply to securities registered on certain national securities exchanges (including The Nasdaq Stock Market) or authorized for quotation on an automated quotation system sponsored by a registered pre-1990 securities association, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that, prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser. The broker-dealer must also receive the purchaser’s written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. If a market ever does develop for our common stock, as to which we can give no assurance, and it should remain subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares of our common stock.

Potential additional financings, the granting of additional options and possibly anti-dilution provisions in our warrants will further dilute our existing stockholders.

As of June 27, 2008, there were 36,582,987 shares outstanding. If all of the outstanding common stock purchase warrants and options were exercised, there would be 50,335,108 shares outstanding, an increase of almost 38%. Any further issuances due to additional equity financings or the granting of additional options or possibly the anti-dilution provisions in our warrants will further dilute our existing stockholders.

We do not anticipate paying dividends on our common stock in the foreseeable future.

We intend to retain future earnings, if any, to fund our operations and to expand our business. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Our Board’s right to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

Our board of directors currently has the right, with respect to the 9,999,154 authorized shares of our preferred stock, to authorize the issuance of one or more series of our preferred stock with such voting, dividend and other rights as our directors determine. Such action can be taken by our board without the approval of the holders of our common stock. However, a majority of the independent directors must approve such issuance under a policy adopted by the FirstFlight board of directors on March 19, 2006. Accordingly, the holders of any new series of preferred stock could be granted voting rights that reduce the voting power of the holders of our common stock. For example, the preferred holders could be granted the right to vote on a merger as a separate class even if the merger would not have an adverse effect on their rights. This right, if granted, would give them a veto with respect to any merger proposal. Or they could be granted 20 votes per share while voting as a single class with the holders of the common stock, thereby diluting the voting power of the holders of our common stock. In addition, the holders of any new series of preferred stock could be given the option to be redeemed in cash in the event of a merger. This would make an acquisition of our Company less attractive to a potential acquirer. Thus, our board could authorize the issuance of shares of the new series of preferred stock in order to defeat a proposal for the acquisition of our Company which a majority of our then holders of our common stock otherwise favor.

Our common stock may not continue to be traded on the OTC Bulletin Board.

We cannot provide any assurance that our common stock will continue to be eligible to trade on the OTC Bulletin Board. Should our common stock cease to trade on the OTC Bulletin Board and fail to qualify for listing on a stock exchange (including Nasdaq), our common stock would be trading only in the “pink sheets.” Such trading market generally provides an even less liquid market than the OTC Bulletin Board. In such event, stockholders may find it more difficult to trade their shares of our common stock or to obtain accurate, current information concerning market prices for our common stock.

Our management team currently has influential voting power.

As of June 27, 2008, the executive officers and directors of FirstFlight and their family members and associates collectively could vote 13,566,792 shares or 37.1% of the 36,582,987 shares of the issued and outstanding voting shares. Accordingly, and, because there is no cumulative voting for directors, our executive officers and directors are currently in a position to influence the election of all of the directors of FirstFlight. The management of the Company is controlled by our board of directors, currently comprised of five independent directors, a director who is a managing partner of a law firm which is corporate counsel to the Company, a director who is related to a former executive officer and two executive officers/directors.

Use of Proceeds

We will not receive any proceeds upon the subsequent sales by the selling stockholders of 14,611,675 shares of our common stock offered by this prospectus. If the common stock purchase warrants outstanding as of the date of this prospectus to purchase an aggregate of 6,225,000 shares of our common stock held by the selling stockholders and offered for resale pursuant to this prospectus are exercised in their entirety, we will receive $5,745,000 upon such exercises (assuming no cashless exercises). Because of the uncertainty as to when and if any of these warrants will be exercised, we intend to use any proceeds from these exercises for working capital purposes.

Description of Business
History

The Company was formed as FBO Air on January 17, 2003 (date of inception) as a proprietorship to acquire and operate fixed base operators. On January 2, 2004, the founders had FBO Air incorporated as FBO Air, Inc. in the State of Arizona.

The Arizona FBO Air completed a reverse merger transaction on August 20, 2004 with Shadows Bend Development, Inc., a Nevada corporation. The common stock of Shadows Bend was inactively traded in the pink sheets. Prior to the merger, Shadows Bend had, since October 2000, been pursuing a business plan to acquire, develop and operate “specialty care” facilities designed to help people diagnosed with Alzheimer’s or other related illnesses. This business model was effectively abandoned in December 2002. The directors and management of the Arizona FBO Air upon consummation of the merger became the directors and management of Shadows Bend. Simultaneously with the merger Shadows Bend changed its name to FBO Air, Inc.

For accounting purposes, the Arizona FBO Air was deemed the acquirer in the August 2004 reverse merger transaction. Consequently, the transaction was treated as a recapitalization of FBO Air, Inc. previously called Shadows Bend Development, Inc. The Arizona FBO Air’s financial statements became the historical financial statements of the post-merger entity.

On December 12, 2006, the stockholders of FBO Air, Inc. approved a change of name of the corporation to FirstFlight, Inc. On December 13, 2006, the name change became effective with our filing in Nevada of an amendment to our articles of incorporation.

Shadows Bend’s predecessor was incorporated with the name of Silver Beaver Mining Company, Inc. in the State of Idaho on May 25, 1967 for the primary purpose of exploring for commercial silver and zinc deposits. This Idaho company had owned various unpatented mining claims near Couer d’Alene, Idaho from 1967 until the last mining claim was abandoned in 1997 because of the lack of funds. The then management incorporated on June 3, 1998 a new corporation with the same name in the State of Nevada and merged the Idaho company with and into the new Nevada corporation on June 3, 1998. Subsequently, on June 2, 2000, the name of the Nevada corporation was changed to Shadows Bend Development, Inc., as a then new management assumed control to conduct the “specialty care” facilities operations described above. On October 10, 2001, Shadows Bend became a public company as a result of filing a registration statement under the Securities Act of 1933. On April 30, 2007, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934.

Subsequent Capitalization Developments

On March 31, April 8 and April 15, 2005, FirstFlight closed a private placement pursuant to Rule 506 of Regulation D under the Securities Act of 1933 and sold an aggregate of 59.85293 units at $75,000 per unit. Each unit consisted of (1) a Senior Secured Note in the principal amount of $25,000; (2) ten shares of our Series A convertible preferred stock; and (3) a five-year warrant to purchase 50,000 shares of our common stock at $.60 per share. We realized gross proceeds of $4,488,975 from this offering.

On March 31, 2005, FirstFlight closed a second private placement pursuant to Rule 506 of Regulation D under the Securities Act of 1933 and sold 12.5 units at $100,000 per unit. Each unit consisted of 20 shares of our Series A convertible preferred stock and a five-year warrant to purchase 50,000 shares of our common stock at $.60 per share. We realized gross proceeds of $1,250,000 from the offering.

On September 1, 2006, FirstFlight closed a private placement pursuant to Rule 506 of Regulation D under the Securities Act of 1933 and sold 50.25 units at $100,000 per unit. Each unit consisted of 166,700 shares of our common stock and a warrant expiring August 31, 2011 to purchase 100,000 shares of our common stock at $1.00 per share. We realized gross proceeds of $5,025,000 from this offering.

The closing of this offering on September 1, 2006 for more than $5,000,000 in gross proceeds constituted a “qualified follow-on offering” as such term was defined in Section 3(b) of the certificate of designations relating to authorization of our Series A convertible preferred stock and, as a result, was a “mandatory conversion event” as such term was also defined in Section 3(b). As a result, the then outstanding 615 shares of our Series A convertible preferred stock were automatically converted, in accordance with the certificate of designations, into 10,250,002 shares of our common stock. 231 shares of our Series A convertible preferred stock had previously been converted into 3,850,002 shares of our common stock. Each of the holders of the 615 shares of the Series A convertible preferred stock had the option, instead of accepting shares of our common stock in accordance with the conversion price set forth in the certificate of designations, to accept units in the offering, plus an additional 10% of the identical securities as if the holder had participated in the offering. No holder elected such option. No additional shares of our Series A convertible preferred stock may be issued and the 154 shares of our Series A convertible preferred stock which were never issued have been restored as authorized but unissued shares of FirstFlight’s preferred stock, not allocated to any series. Because of its mandatory redemption requirement, our Series A convertible preferred stock was not classified as equity for accounting purposes.

On September 6, 2006, FirstFlight, using part of the proceeds from the offering, paid the holders of our Senior Secured Notes due March 31 or April 8, 2008 an aggregate of $1,496,324 in principal amount and an aggregate of $211,765 in interest. Absent a default by FirstFlight, interest on our Senior Secured Notes was not payable until maturity. This prepayment terminated the security interest in the Company’s assets held by the holders of these notes.

On September 4, 2006, FirstFlight, using part of the proceeds from the offering, paid a lender approximately $1,523,569 ($1,500,000 in principal amount and $23,569 in accrued interest) thereby terminating the lender’s security interest in the assets of our charter management subsidiary. See the section captioned “Transactions With Related Persons, Promoters and Control Persons” later in this prospectus for information as to the relationship of two directors of FirstFlight to this lender.

On September 4, 2006, as a result of the prepayments of indebtedness and the mandatory conversion event described above, the total assets of FirstFlight exceeded its total liabilities and there was no liquidation preference for our Series A convertible preferred stock. Accordingly, the Nevada statutory prohibition on our paying the required dividends with respect to our Series A convertible preferred stock if our assets did not exceed our liabilities and the liquidation preference of our Series A convertible preferred stock was lifted. As a result, FirstFlight became obligated to issue, and did issue, an aggregate of 1,417,936 shares of our common stock as accrued dividends with respect to the 846 shares of our Series A convertible preferred stock which had been sold to the selling stockholders, including with respect to the dividends which had accrued to the respective conversion dates on the 231 shares which had been converted prior to the mandatory conversion event.

The results of the offering, in addition to furnishing us with needed equity, reducing substantially our indebtedness and eliminating the security interests in most of our assets, also ended various restrictive covenants in our Senior Secured Notes and our Series A convertible preferred stock.

General

We are an aviation services company with operations in the aircraft charter management, fixed base operations, and aircraft maintenance segments of the general aviation industry.

Each of our three segments is operated under the FirstFlight brand name: Aircraft charter management is the business of providing on-call passenger air transportation. We implement charter services through a fleet of managed aircraft - owned by another person or entity for which we provide regulatory and maintenance oversight while offering charter services. An FBO is the primary provider of services such as the fueling and hangaring of aircraft. Our maintenance segment offers maintenance and repair to general aviation aircraft operators.

The Elmira, New York facility became part of the Company through the acquisition on September 23, 2005 of Airborne, Inc. (“Airborne”). FirstFlight acquired all of the outstanding shares of Airborne for $1,400,000 in cash and 2,333,334 shares of our common stock.

The Wilkes-Barre/Scranton, Pennsylvania facility came as a result of the acquisition of Tech Aviation Service, Inc. (“Tech”) and the Garden City, Kansas facility as a result of the acquisition of the FBO assets of Central Plains Aviation, Inc. (“CPA”). Both transactions occurred on March 31, 2005. In addition, through the acquisition of Tech, the Company also manages an FBO facility in Niagara Falls, New York.

A subsidiary of FirstFlight acquired all of the outstanding shares of Tech for $2,000,000 in cash and issued notes to Tech’s two stockholders each for $250,000 in principal amount payable in five annual installments of $50,000 each. A subsidiary of FirstFlight purchased the FBO assets of CPA for $675,000, $435,000 of which was paid at the closing and the balance ($240,000) was evidenced by a promissory note with a term of 18 months and bearing interest at the rate of 5% per annum. This promissory note has been paid in full.

On March 16, 2006, FirstFlight formed Margeson & Associates, Inc. (“Margeson”) as a wholly-owned subsidiary of FirstFlight. Margeson, an insurance agency, offers property, casualty and liability insurance primarily to the general aircraft industry.

On May 15, 2007, Airborne formed H24 Aviation Advisors, LLC (“H24”) to focus on the broker business in the charter segment.

On October 20, 2005, FirstFlight formed Tech Aviation Flight School, Inc. (“TAFS”), a wholly-owned subsidiary of FBO Wilkes-Barre. TAFS operated in connection with the fixed base operation in Avoca, Pennsylvania as an FAA accredited flight school.

On September 30, 2007, the Company sold the stock of TAFS to a non-related party. Preceding the transaction, the Company transferred the aircraft assets owned by TAFS into a newly-formed entity, FBO Air WB Leasing, Inc. (“WB Leasing”). As part of the transaction, TAFS entered into an aircraft lease agreement with WB Leasing as well as an agreement to lease space and buy fuel and maintenance services from the Company.

The charter management segment of the aviation industry, which includes the charter division of the Company, operates under Federal Aviation Regulations (“FAR”) Part 135, which covers aircraft with 30 seats or less and up to 7,500 pounds of payload. According to the National Air Transportation Association (“NATA”), there are approximately 3,000 holders of Part 135 charter certificates, which include 2,550 for fixed wing aircraft and 450 for helicopter operators.

NATA also reports that the business traveler accounts for approximately 70 percent of the market for charter activity, with leisure activity representing the remaining 30 percent. Further, approximately 30 percent of charter travelers have almost totally abandoned the scheduled airlines for their travel needs.

Because the charter management segment is populated by primarily small, private companies, financial and statistical data is difficult to acquire. However, according to the industry publication Air Charter Guide, the on-demand charter fleet in the United States is comprised of 2,034 jet aircraft, exclusive of airliner-sized equipment.

The FBO segment of the industry is also highly fragmented - being populated by, according to NATA, over 3,000 operators who serve customers at one or more of the over 3,000 airport facilities across the country that have at least one paved 3,000-foot runway. The vast majority of these companies are single location operators. NATA further characterizes companies with operations at three or more airports as “chains.” An operation with FBOs in at least two distinctive regions of the country is considered a “national” chain while multiple locations within a single region are “regional” chains.

We believe the general aviation market has historically been somewhat cyclical, with revenue correlated with general US economic conditions. However, despite the recent softening of the economy and credit market issues, some leading indicators reflective of the current and long-term prospects for the industry are as follows:

•
Cessna, a division of Textron Inc. and the manufacturer of the largest number of aircraft used in charter and private aviation, reported an increase of 26 percent in unit volume in the year ended December 31, 2007 as compared to the same period in the prior year. The 387 jets Cessna delivered in 2007 was the highest total ever in a single year for the company. The backlog of orders for Cessna also increased 48 percent last year, to a total of $12.1 billion. (Source: The Weekly of Business Aviation).

•
Gulfstream, a division of General Dynamics Corporation and the manufacturer of some of the most popular large and mid-cabin charter jet aircraft, set “all-time” records for sales and earnings in 2007 when they delivered 138 airplanes. Based on current backlog, Gulfstream anticipates deliveries of 157 airplanes in 2008 and believes its longer term backlog remains solid. (Source: The Weekly of Business Aviation).

•
Deliveries of the new generation of very light jets (VLJ) commenced in 2007 and are anticipated to continue on pace through 2008. This new generation of jet aircraft, which are more affordable but have less-than-transcontinental range, we believe will result in increased demand for more FBO services in secondary markets where FirstFlight’s services are positioned.

As of December 31, 2007, the Company had cash and cash equivalents of $2,400,152 and had working capital of $961,045. The Company generated revenue of $47,107,927 and net income of $184,454 for the year ended December 31, 2007. The Company generated revenue of $13,930,238 and net income of $103,188 for the three months ended March 31, 2008. Since inception, the Company has incurred, in the aggregate, net losses of approximately $5,640,000 for the period January 17, 2003 (date of inception) through March 31, 2008. For the year ended December 31, 2007, net cash provided by operating activities was $1,483,555, net cash used in investing activities was $93,140, and net cash used in financing activities was $172,133.

As discussed in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” later in this prospectus, the Company had taken steps to reduce the level of expenditures for corporate operations by severing ties with two executives. These executives represented costs in 2006 of approximately $900,000, including severance and separation fees and stock-based compensation. Additionally, the Company settled litigation in 2006 that, including litigation and settlement related costs, represented approximately $150,000. The Company also renegotiated favorable terms with certain vendors that management believes represented a savings of almost $400,000 versus levels of historical spending, in part driven by the hiring of a chief financial officer and the corresponding elimination of an outside accounting consultant.

Other Potential Products

At this point in time, management contemplates maintaining focus on the three core segments of the aviation industry in which we currently operate - charter management, FBOs and aircraft maintenance. Any future expansion of offerings could come within products, services, or functions that support one, two or all of these segments.

Marketing and Sales

The charter segment has a dedicated sales force whose key mission is to maintain and increase sales of charter activity primarily on its fleet of managed aircraft. In 2008 the Company made several moves to increase the size and breadth of its charter sales force. A new senior vice president of sales and marketing for the Company preceded the addition of three sales people to focus on the Florida and Connecticut/Boston corridor. The new vice president and sales people will focus their efforts on the addition of new managed aircraft to the charter fleet along with the development of charter sales utilizing our fleet. Senior management personnel complement the efforts of this sales force by pursuing aircraft owners who could add their aircraft to our managed fleet.

Enhancements have also been made to the Company’s website that enables the sales force to more easily communicate with, and field requests from, both current and future clients.

Government Approvals

The aviation services that we operate and/or target for acquisition generally operate on municipal or other government owned real estate properties. Accordingly, at times we will need to obtain certain consents or approvals from those government entities in conjunction with our operations and/or potential acquisitions. There can be no assurance that we shall obtain such consents on favorable terms, which could result in our not consummating an acquisition that we otherwise would consider.

Effect of existing or probable government regulation

Aviation services also operate under the supervision of the Federal Aviation Administration. Our efforts to charter aircraft, to dispense fuels, and to provide repair and maintenance services are under the purview of local, regional and national regulatory agencies. We intend to comply with all government regulations. The adoption of new regulations could result in increased costs.

Competition

The segments of the aviation industry in which we compete are highly fragmented. Within the base of competition in each segment are local, regional and national companies.

Management believes that the current fleet of aircraft managed by its charter division is highly competitive in terms of the type and number of aircraft it can deploy for charter. As of June 27, 2008, the charter fleet was comprised of 19 jet aircraft that are generally recognized as attractive by aircraft charter clients, including aircraft by well-known manufacturers Gulfstream, Raytheon, Lear, Cessna, and Bombardier.

The FBO segment of the industry, the vast majority of which are independent, single location operators, is characterized by competition in both pricing and service due to the fair amount of flexibility for aircraft in transit to choose from a number of FBO options within a 200-300 mile radius. As we grow our business, we forecast that our larger size will provide us with greater buying power from suppliers, and thus provide us with lower costs, which would thereby allow for a more aggressive pricing policy against some competition. More importantly, we believe that the higher level of customer service offered in our facilities will allow us to draw additional aircraft and thus compete successfully against other FBOs of any size.

There can be no assurance that the Company will compete successfully in the highly competitive aviation industry.

Costs and Effects of Complying With Environmental Laws

In dispensing fuels and in maintenance and repair operations, we handle virgin and waste petroleum lubricants. The handling of these materials is subject to federal, state and local environmental laws. The Company intends to continue to comply with these laws as part of its standard operating practice. The cost of this compliance is considered a normal cost of operations.

Employees

As of June 27, 2008, we employed 132 persons, of whom 114 were employed on a full-time basis, three of whom are executive officers of the Company; the balance are employed within our segment operations in New York, New Jersey, Pennsylvania, and Kansas.

Description of Property

We lease office space at the following locations:

Location	Purpose	Space	Annual Rental	Expiration

236 Sing Sing Road Horseheads, New York (1)	Executive offices and principal facility of our charter segment	24,050 square feet	$160,582	September 22, 2020

101 Hangar Road Avoca, Pennsylvania	Pennsylvania service location of our FBO segment.	24,000 square feet	$75,000	August 21, 2013

2145 S. Air Service Road, Garden City, Kansas	Kansas service location of our FBO segment	17,640 square feet	$18,600	March 31, 2015

333 Industrial Avenue Teterboro, New Jersey	Office facility of our charter sales department	1,510 square feet	$44,124	September 30, 2008

333 Industrial Avenue Teterboro, New Jersey	Hangar and shop space for managed aircraft	10,773 square feet	$336,396	September 30, 2008

(1) This location is leased from a related party to whom in the years ended December 31, 2007 and 2006 we paid a total amount for rent of $160,582.

We believe that our space is adequate for our immediate needs. Additional hangar space may be required in the future. In the event that hangar space is not readily available at commercially reasonable rates, we may expand via new construction. No such definitive plans have been developed at the date of this prospectus.

We have no current intention to invest in real estate, other than in connection with the acquisition of an aviation services property. While we may purchase the common stock of companies as a means of acquisition of that entity, we have no intent to passively hold or invest in the common stock of companies in these aviation businesses.

Legal Proceedings

As of June 27, 2008, the Company was not a party to any pending legal proceeding as to which disclosure was required pursuant to Item 103 of Regulation S-K of the Securities and Exchange Commission.

Directors, Executive Officers, Promoters and Control Persons

Directors and Executive Officers

The following table contains certain information related to the directors and executive officers of FirstFlight as of June 27, 2008:

Name	Age	Position

John H. Dow	54	President, Chief Executive Officer and a director

Ronald J. Ricciardi	46	Director, Vice Chairman of the Board

Keith P. Bleier	38	Senior VP, Chief Financial and Chief Accounting Officer

William B. Wachtel	53	Director

William R. Colaianni	61	Director

Donald Hecht	74	Director

Thomas Iovino	56	Director

Jeffrey B. Mendell	55	Director

Stephen B. Siegel	63	Director

Alvin S. Trenk	79	Director

Each director of FirstFlight was re-elected at the Annual Meeting of Stockholders held on June 19, 2008 to serve until the next Annual Meeting of Stockholders or until his successor is duly elected and shall have qualified. Each officer of FirstFlight is elected by the Board of Directors to serve at the discretion of the Board.

Business History

John H. Dow – Director, President, Chief Executive Officer

Mr. Dow was first elected as a director of FirstFlight effective September 23, 2005 simultaneously with the acquisition of Airborne, Inc. as a subsidiary by FirstFlight. He was designated as President of the Charter Division on that date and as President of the FBO Division on September 25, 2006. He was elected President of FirstFlight on December 12, 2006 and designated as the Chief Executive Officer on the same date.

Mr. Dow formed Airborne, Inc. d/b/a FirstFlight Management in 1987, shortly after he acquired B & F Brake and Wheel Service. In 1989, he expanded Airborne’s services by adding a charter brokerage division to his management, charter and aircraft sales capabilities. In 1992, Airborne successfully developed and received worldwide Federal Aviation Regulations (“FAR”) Part 135 Certification. Mr. Dow is a licensed pilot with an Air Transport Type rating in Gulfstream aircraft. He is a member of the National Business Aviation Association Operations Committee as well as the National Air Transport Association and served on the aviation committee for the Elmira/Corning Regional Airport.

Ronald J. Ricciardi – Director, Vice Chairman of the Board

Mr. Ricciardi had served as the President of FBO Air, the Arizona proprietorship, since its inception, was elected a director upon its incorporation on January 2, 2004 and was designated as its Chief Executive Officer on January 2, 2004. He was elected the President and a director of FirstFlight and designated as its Chief Executive Officer effective with the reverse merger transaction on August 20, 2004. On December 12, 2006, he was elected as Vice Chairman of the Board.

Mr. Ricciardi is a senior executive with extensive general management experience in entrepreneurial and large companies. Before joining FBO Air, the Arizona proprietorship, Mr. Ricciardi was President and CEO of P&A Capital Partners, Inc., an entertainment finance company established to fund the distribution of independent films. Mr. Ricciardi was also co-founder, Chairman and CEO of eTurn, Inc., a high technology service provider, for which he developed a consolidation strategy, negotiated potential merger/acquisition candidates, prepared private placement materials and executed numerous private, institutional and venture capital presentations. After a management career at Pepsi-Cola Company and the Perrier Group of America, Mr. Ricciardi was President and CEO of Clearidge, Inc., a leading regional consumer products company, where he provided strategic and organizational development, and led a consolidation effort that included 14 transactions, which more than tripled company revenue over four years.

Keith P. Bleier - Senior Vice President and Chief Financial and Chief Accounting Officer

Mr. Bleier was elected as Senior Vice President of FirstFlight, and designated as its Chief Financial Officer, effective September 15, 2006. Mr. Bleier was designated as our Chief Accounting Officer on December 12, 2006.

Prior to his engagement by FirstFlight and commencing in September 2002, Mr. Bleier, who is a certified public accountant, served as a Principal of the Business Advisory Group of Bonadio & Co. LLP, a certified public accounting firm. While serving in such capacity, among his duties was as the engagement manager in that firm’s representation of Airborne, which became a subsidiary of FirstFlight on September 23, 2005. From September 1998 to September 2002, he served as the principal accounting and financial officer of Montana Mills Bread Co., Inc., and its subsidiaries, which company’s common stock was listed on the American Stock Exchange prior to its purchase by Krispy Kreme Donut Corp. and which was a specialty retail and wholesale bakery manufacturer.

William B. Wachtel - Director, Chairman of the Board

Mr. Wachtel was first elected as a director of FirstFlight and its Chairman of the Board on March 31, 2005.

Mr. Wachtel has been a managing partner of Wachtel & Masyr, LLP, or its predecessor law firm (Gold & Wachtel, LLP), since its founding in August 1984. Such firm furnishes legal services to the Company. He is a co-founder of the Drum Major Institute, an organization carrying forth the legacy of the late Reverend Martin Luther King, Jr.

William R. Colaianni - Director

Mr. Colaianni was first elected as a director of FirstFlight on September 30, 2004.

Mr. Colaianni is currently a member of Holding Capital Group LLC, a private investment banking firm that invests in smaller middle market private companies. Holding Capital has been in business for over 25 years and has made investments in over 300 transactions. Mr. Colaianni joined the firm in 1983. Structuring and financing of unique transactions is Holding Capital’s expertise. Mr. Colaianni also sits on the board of directors for seven privately-held companies and is the President of a $35 million veneer and plywood company in Georgia.

Prior to joining Holding Capital, Mr. Colaianni was Chief Operating Officer of Adidas Sports and Leisure, and was President of Pony Footwear. He was also a Vice President for Bankers Trust Company, New York, in charge of asset based lending. Before beginning his professional career, Mr. Colaianni served as a captain in the US Army.

Donald Hecht - Director

Mr. Hecht was first elected as a director of FirstFlight effective September 15, 2006.

Mr. Hecht has, since 1966, been a managing partner of Hecht and Company, P.C., a certified public accounting firm. He has served on the board of directors of other public companies.

Thomas Iovino - Director

Mr. Iovino was first elected as a director of FirstFlight effective September 15, 2006.

Mr. Iovino has, since 1983, managed his own contracting firm Judlaw Contracting, Inc., which firm had revenues approximating $257 million in 2007. He serves on the Board of Trustees of Rensselaer Polytechnic Institute, where he received his BS and Masters Degrees in Civil Engineering.

Jeffrey B. Mendell - Director

Mr. Mendell was first elected as a director of FirstFlight on September 30, 2004.

Mr. Mendell is, and has been since 1983, the Chairman & CEO of JBM Realty, a private real estate company headquartered in Greenwich, CT. This company is active in the development, financing and sale of residential and commercial properties. His most recent project was the development of Greenwich Shore, a luxury rental apartment project overlooking Long Island Sound in Greenwich, CT.

Earlier in his career, Mr. Mendell was an executive with Citicorp Real Estate, Inc. in New York City and he is a licensed real estate broker in the State of New York

Stephen B. Siegel - Director

Mr. Siegel was first elected as a director of FirstFlight effective September 15, 2006.

He currently serves as Chairman of Global Brokerage Services of CB Richard Ellis (“CBRE”), a worldwide premier full service real estate company. He was Chairman and Chief Executive Officer of Insignia/ESG, Inc., a premier commercial real estate company, from 1992 until its merger in July 2003 into CBRE. He serves on many charitable boards of trustees, including serving with his wife Wendy as Co-Chairs of the Council of National Trustees of the National Jewish Medical and Research Center.

Alvin S. Trenk - Director

Mr. Trenk was first elected as a director and the Chairman of the Board of FirstFlight effective with the reverse merger transaction on August 20, 2004. He resigned as the Chairman of the Board on March 31, 2005.

Mr. Trenk has served as Chairman and CEO of Air Pegasus since 1981 and, from 1997 to 2003, as Chairman, President and CEO of Sightseeing Tours of America, Inc. and Liberty Helicopters, Inc., privately held corporations operating public use heliports in New York and providing helicopter air tours and charter and air services. Mr. Trenk has also been Chairman and CEO of TechTron, Inc. since 1980. TechTron is a privately owned holding company with investment emphasis on emerging global market opportunities. From 1976 to 1980, Mr. Trenk was Vice Chairman of Kenton Corporation, a diversified publicly-traded corporation, where he also served as President and CEO of Charles Town Turf Club, owner and operator of thoroughbred race tracks in West Virginia, and Chairman and CEO of International Health Company, which owned and operated a national chain of artificial kidney centers.

Family Relationships

There are no family relationships among the directors and the executive officers of FirstFlight.

Other Directorships

Stephen P. Siegel is a trustee of Liberty Property Trust, a real estate investment trust traded on the New York Stock Exchange.

No other director of FirstFlight serves as a director of a company with a class of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

Director Independence

In determining who of the nine directors are independent, the Board of Directors uses the definitions of The Nasdaq Stock Market, Inc. (“Nasdaq”) for determining who is an independent director and who is an independent member of a specified board committee.

Using the Nasdaq definition, the Board determined that only William R. Colaianni, Donald Hecht, Thomas Iovino, Jeffrey B. Mendell and Stephen B. Siegel are independent, so that a majority of the Board is independent. In making its determination as to the independence of such five directors, the Board did not consider any transactions, relationships or arrangements of such five directors with FirstFlight or any subsidiary thereof because there were none other than the compensation arrangements for services applicable to them generally. See the section “Directors’ Compensation” under the caption “Executive Compensation” later in this prospectus.

The reasons why the Board concluded that the other four nominees for election are not independent directors are summarized in the following three paragraphs:

John H. Dow and Ronald J. Ricciardi are employees of the Company and also serve as President and Chief Executive Officer and Vice Chairman of the Board, respectively, of FirstFlight.

William B. Wachtel, the Chairman of the Board of FirstFlight, is a managing partner of Wachtel & Masyr, LLP, which law firm furnishes legal services to the Company. For information as to the fees paid to this law firm in the last fiscal year, see the section “Transactions with Related Persons, Promoters and Certain Control Persons” later in this prospectus. In addition, on September 23, 2005, FirstFlight issued a note payable to a holder for which Mr. Wachtel and an entity owned by Alvin S. Trenk, another director, are members of the entity which is the holder. This note payable had a face value of $1,500,000 and, for the initial period of 180 days, bore an annual interest rate of 4.25%. Effective March 22, 2006, the initial maturity date, FirstFlight had elected to extend the maturity to September 23, 2006 with an interest rate of 9.25% per annum applicable to the extended period. Airborne granted the holder a security interest in its accounts receivable, all of its deposit accounts, all monies then and thereafter in the possession or under the control of Airborne or FirstFlight and all products and proceeds of the foregoing personal property. FirstFlight also granted the entity a warrant expiring September 22, 2010 to purchase 1,200,000 shares at $.60 per share. This note has been prepaid and the security interest terminated. Mr. Wachtel may exercise the foregoing warrant as to 800,000 shares of our common stock.

Alvin S. Trenk was not deemed an independent director under the Nasdaq definition because less than three years have elapsed since his son, a co-founder of the Arizona FBO Air, resigned as a director and an executive officer of FirstFlight. In addition, the Board noted Mr. Trenk’s participation in the loan transaction described in the preceding paragraph. Mr. Trenk’s entity may exercise the warrant received in this loan transaction as to 400,000 shares of our common stock.

Committees of the Board of Directors

There are three standing committees of the Board of Directors: the Audit Committee comprised of William R. Colaianni, Chairman, Donald Hecht and Thomas Iovino; the Compensation Committee comprised of Jeffrey B. Mendell, Chairman, Stephen B. Siegel and Alvin S. Trenk, and the Nominating Committee comprised of Stephen B. Siegel, Chairman, Thomas Iovino and Jeffrey B. Mendell. Of the foregoing Committee members, as indicated in preceding section “Director Independence,” only Mr. Trenk would not qualify as independent under the Nasdaq definition. Accordingly, all current members of the Audit Committee and Nominating Committee are independent and a majority of the members of the Compensation Committee under the Nasdaq definition.

Executive Compensation

Summary Compensation Table

The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal year ended December 31, 2007. The following table sets forth the annual compensation paid by the Company for services performed on the Company's behalf for the fiscal years ended December 31, 2007 and 2006 with respect to any person who served as Chief Executive Officer of FirstFlight during fiscal 2007 and the two other most highly compensated executive officers serving at December 31, 2007 whose total compensation exceeded $100,000 in fiscal 2007. The three persons named in the table are the only persons who served as executive officers of FirstFlight in fiscal 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

John H. Dow, President and Chief Executive Officer (4)	2007 2006	150,000 150,000	100,000 100,000	99,900 99,600	12,000 12,000	361,900 361,600

Ronald J. Ricciardi, Vice Chairman of the Board (4)	2007 2006	125,000 175,000	— —	97,400 124,400	12,000 12,000	234,400 311,400

Keith P. Bleier, Senior VP, CFO and CAO	2007 2006 (5)	188,100 49,850	— —	82,500 87,000	21,031 —	291,631 136,850

1.
Mr. Dow receives a base salary of $150,000 and a guaranteed bonus of $100,000; Mr. Ricciardi received base salaries of $125,000 and $175,000 in 2007 and 2006, respectively; Mr. Bleier receives a base salary of $185,000 with annual increases of 5% effective September 1st of each year.

2.
Mr. Dow received an option to purchase 250,000 shares on September 23, 2007 and 2006. Each option was vested immediately and is exercisable for five years from the date of grant. The 2007 and 2006 options were priced at $0.40 per share, the closing sales price of the common stock on September 22, 2007 and 2006. Mr. Ricciardi received an option to purchase 250,000 shares on April 1, 2007 and 2006. Each option was vested immediately and is exercisable for five years from the date of grant. The 2007 option was priced at $0.39 per share and the 2006 option was priced at $0.50 per share, the closing sales price of the common stock on April 1, 2007 and 2006, respectively. Mr. Bleier received an option to purchase 250,000 shares effective September 1, 2007 and 2006. Each option vests over one year and is exercisable for five years from the date of vesting. The 2007 option was priced at $0.33 per share, the closing sales price of the common stock on August 31, 2007. The 2006 option was priced at $0.60 per share, a negotiated price. All options were valued using the Black-Scholes model.

3.
Mr. Dow receives the use of an automobile and related expenses paid by the Company; Mr. Ricciardi receives an auto allowance of $1,000 per month and Mr. Bleier receives an auto allowance of $700 per month. In 2007, Mr. Bleier received reimbursement for certain expenses associated with his relocation.

4.	Mr. Dow was first designated as the Chief Executive Officer of FirstFlight on December 12, 2006; prior thereto, Mr. Ricciardi served as the Chief Executive Officer of FirstFlight.

5.	Mr. Bleier’s employment agreement became effective on September 1, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($)	Option Expiration Date

John H. Dow	250,000 250,000			0.40 0.40	09/22/2011 09/22/2012

Ronald J. Ricciardi	250,000 250,000 250,000			1.60 0.50 0.39	03/31/2010 03/31/2011 03/31/2012

Keith P. Bleier	250,000 250,000	250,000	250,000	0.60 0.33	09/01/2012 09/01/2013

1.
As part of his employment agreement, Mr. Dow (a) received on September 23, 2005 an option for 250,000 shares at $0.33 per share, upon which he made a cashless exercise on January 11, 2006 and for which he received 85,000 shares; (b) received on September 23, 2006 an option for 250,000 shares at $0.40 per share, the closing sales price of our common stock on September 22, 2006, which is currently exercisable; and (c) received on September 23, 2007 an option for 250,000 shares at $0.40 per share, the closing sales price of our common stock on September 22, 2007, which is currently exercisable.

As part of his employment agreement, Mr. Ricciardi (a) received on April 1, 2005 an option for 250,000 shares at $1.60 per share, the closing sales price of our common stock on March 31, 2005, which is currently exercisable; (b) received on April 1, 2006 an option for 250,000 shares at $0.50 per share, the closing sales price on March 31, 2006, which is currently exercisable; and (c) received as of April 1, 2007 an option for 250,000 shares at $0.39 per share, the closing sales price on March 31, 2007, which is currently exercisable.

As part of his employment agreement, Mr. Bleier (a) received on September 1, 2006 an option for 250,000 shares at $0.60 per share, a negotiated price, which became exercisable on September 1, 2007; (b) received on September 1, 2007 an option for 250,000 shares priced at $0.33 per share, the closing sales price of our common stock on August 31, 2007, which shall become exercisable on September 1, 2008; and (c) will receive on September 1, 2008 an option for 250,000 shares priced at the closing sales price as of August 31, 2008, which shall become exercisable on September 1, 2009.

Each option expires five years from its respective date of vesting. FirstFlight has never re-priced any option (including those in the table) or otherwise modified any such option (such as by extension of exercise periods, the change of vesting or forfeiture conditions or the change or elimination of applicable performance criteria).

DIRECTOR COMPENSATION TABLE

Name	Fees Earned in Cash ($)(1)	Option Awards ($)(2)	Total ($)

William B. Wachtel	3,000	18,000	21,000

William R. Colaianni	3,000	18,000	21,000

Donald Hecht	3,000	18,000	21,000

Thomas Iovino	3,000	18,000	21,000

Jeffrey B. Mendell	3,000	18,000	21,000

Stephen B. Siegel	—	18,000	18,000

Alvin S. Trenk	3,000	18,000	21,000

1.
Directors who are not employees of the Company are entitled to a fee of $1,000 per board meeting and $750 and $500 per committee meeting for committee chairman and committee member, respectively. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors.

2.
Each non-employee director is eligible to be granted an annual option to purchase shares of our common stock. On April 19, 2007, the Compensation Committee granted each non-employee director an option for his service in 2006. On December 1, 2007 the Compensation Committee granted each non-employee director an option for his service in 2007. Each option was for 25,000 shares and was priced at $0.36 per share, which was the closing sales price of our common stock on April 18, 2007 and November 30, 2007, the day prior to the grant date. The options may be exercised until April 18, 2012 for the options issued on April 19, 2007 and November 30, 2012 for the options issued on December 1, 2007.

Employment Agreements

On September 1, 2006, FirstFlight entered into an employment agreement effective as of September 15, 2006 with Keith P. Bleier (the “Bleier Employment Agreement”). Pursuant to the Bleier Employment Agreement, Mr. Bleier serves FirstFlight as a Senior Vice President and its Chief Financial Officer. The term of the Bleier Employment Agreement is for three years, which commenced on September 15, 2006, and thereafter automatically renews for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the start of any renewal period. Mr. Bleier’s base annual salary is $185,000 with annual increases of 5%. In addition, he may receive an annual performance bonus at the discretion of the Board of Directors. Mr. Bleier is to be granted an option each September 1 during the initial term to purchase 250,000 shares of our common stock, commencing September 15, 2006. The first option was granted effective September 1, 2006 and the second option was granted effective September 15, 2007.

On September 23, 2005, Airborne and FirstFlight entered into an employment agreement dated as of September 23, 2005 (the "Dow Employment Agreement") with John H. Dow. Pursuant to the Dow Employment Agreement, Mr. Dow is employed in the office of Chief Executive of Airborne. The term of the agreement is for three years, which commenced September 23, 2005, and thereafter automatically renews for additional one-year periods, unless terminated by either party upon 90 days’ notice prior to the start of any renewal period. Mr. Dow receives an annual base salary of $150,000 and is guaranteed annually a bonus of $100,000 with the salary and bonus to be paid on a bi-weekly basis. In addition, he may receive an annual performance bonus based on the Board's evaluation of Airborne's performance and his performance. Mr. Dow was to be granted an option each September 23 during the initial term to purchase 250,000 shares of our common stock. The first option was granted effective September 23, 2005, the second option was granted effective September 23, 2006 and the third option was granted effective September 23, 2007. On December 12, 2006, Mr. Dow was elected as President of FirstFlight by the Board of Directors and designated as its Chief Executive Officer.

On March 31, 2005, the Board of Directors authorized execution of the First Amendment effective April 1, 2005 (the "First Amendment") to the employment agreement dated January 2, 2004 (the "Ricciardi Employment Agreement') for Ronald J. Ricciardi, then FirstFlight's President and Chief Executive Officer. The First Amendment provided that Mr. Ricciardi's employment under the Ricciardi Employment Agreement was effective April 1, 2005 and would continue for three years thereafter subject to automatic one-year renewals, unless terminated by either party upon 90 days’ notice prior to the start of any renewal period. The First Amendment increased his base salary to $175,000. Mr. Ricciardi was to be granted an option each April 1 during the initial term to purchase 250,000 shares of our common stock. The first option was granted effective April 1, 2005, the second option was granted effective April 1, 2006 and the third option was granted effective April 1, 2007. On December 12, 2006, the Board of Directors authorized execution of the Second Amendment effective as of that date (the “Second Amendment”) reflecting that Mr. Ricciardi was elected as Vice Chairman of the Board by the Board of Directors and, effective January 1, 2007, Mr. Ricciardi’s base salary was adjusted to $125,000 and the initial term was extended to March 31, 2009.

In all the above-cited employment agreements (other than the agreements with Messrs. Dow and Bleier during the initial term), FirstFlight or, in the case of Mr. Dow, Airborne, may terminate such agreement, upon ten days’ prior written notice, without cause. In such event, each officer is entitled to one-year’s base salary as severance, in addition to his incentive bonus on a pro rata basis and to participate in non-cash employee benefit plans for a period of six months. All agreements have change of control provisions which involve the occurrence of one of these events: the sale of all of substantially all of the employer’s assets, a merger or consolidation of FirstFlight in which the then stockholders of FirstFlight own less than 50% of the shares of stock of the surviving corporation, or the sale of two-thirds or more of the outstanding shares of FirstFlight in one transaction. If the employee leaves within one year of the occurrence of the change of control event, then each employee has his unvested stock options vest and he is covered for six months under the employer’s non-cash employee benefit plans. In addition, each of Messrs. Dow and Bleier is entitled to one year’s base salary and his prior year incentive bonus as severance pay.

Additional Narrative Disclosure

FirstFlight does not offer a defined retirement or pension plan. Tech and Airborne both maintained 401k plans prior to their acquisition by FirstFlight. Those plans have been merged into the FirstFlight 401k Plan, which covers all employees of the Company. The newly merged Plan contains an option for the Company to match each participant's contribution. Any Company contribution vests over a five-year period on a 20% per year basis. During 2007 and 2006, the Company matched participant contributions at a rate of 50% of the first 6% of participant deferrals. Company contributions to the plan totaled approximately $103,000 and $61,000 for the year ended December 31, 2007 and 2006, respectively.

Transactions With Related Persons, Promoters and Certain Control Persons

The firm of Wachtel & Masyr, LLP furnishes legal services to the Company. William B. Wachtel, FirstFlight’s Chairman of the Board, is a managing partner of this firm. During the year ended December 31, 2007, the Company was billed for legal services of $165,156. At December 31, 2007, the Company has recorded in accounts payable an obligation for legal fees of $374,517 related to these legal services.

The charter division of the Company manages several aircraft owned by an entity in which Mr. Wachtel along with two other directors of FirstFlight, Thomas Iovino and Stephen B. Siegel, are members. During the year ended December 31, 2007, the Company recorded direct revenue and expenses of $6,809,903 and $5,944,582, respectively, related to the Company’s management of these aircraft. At December 31, 2007 the Company had recorded in accounts receivable a balance of approximately $172,621 owed from this entity.

On April 26, 2007, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is John H. Dow, a director and the current President and Chief Executive Officer of FirstFlight, and the other member is an employee of its charter segment. The terms of the lease provide for the payment of rent of $20,000 per month and a charge of $500 for each hour of aircraft use. The lease agreement, which is for a period of one year, further provides that this aircraft will be managed by the Company through its charter segment, and through which the Company will retain 90% of the associated charter revenue. The Company made use of this aircraft for certain business travel needs and paid these expenses to the lessor. During the year ended December 31, 2007, the Company recorded revenue of $391,976 and expenses of $493,228 in conjunction with the lease of this aircraft. This agreement replaced a prior arrangement which was terminated in February 2007.

Security Ownership of Certain Beneficial Owners and Management

The following table presents certain information as of June 27, 2008 regarding the beneficial ownership of our common stock by:

-	each of our current executive officers and directors; and

-	all of our directors and current executive officers as a group; and

-	each other person or entity known by us to own beneficially 5% or more of our issued and outstanding common stock.

	Number of Shares		Percentage of
Name and Address	of Common Stock		Common Stock
of Beneficial Owner	Beneficially Owned		Beneficially Owned (1)

John H. Dow (2)	4,518,534	(3)	12.0%
c/o FirstFlight, Inc.
236 Sing Sing Road
Horseheads, NY 14845

Ronald J. Ricciardi (4)	1,893,575	(5)	5.1%
c/o FirstFlight, Inc.
236 Sing Sing Road
Horseheads, NY 14845

Keith P. Bleier	250,000	(6)	less than 1%
c/o FirstFlight, Inc.
236 Sing Sing Road
Horseheads, NY 14845

William B. Wachtel (7)	6,980,243	(8)	18.2%
c/o Wachtel & Masyr, LLP
110 East 59th Street
New York, NY 10022

William R. Colaianni (9)	74,375	(10)	less than 1%
c/o Holding Capital Group LLC
630 Third Avenue
New York, NY 10017

Donald Hecht (9)	291,700	(11)	less than 1%
c/o Hecht and Company, P.C.
111 West 40th Street
20th Floor
New York, NY 10018

Thomas Iovino (9)	2,025,250	(12)	5.4%
c/o Judlaw Contracting, Inc.
26-15 Ulmer Street
College Point, NY 11354

Jeffrey B. Mendell (9)	310,293	(13)	less than 1%
c/o JBM Realty Capital Corp.
100 Putnam Green
Greenwich, CT 06830

Stephen B. Siegel (9)	558,400	(14)	1.5%
c/o CB Richard Ellis
200 Park Avenue
New York, NY 10165

	Number of Shares		Percentage of
Name and Address	of Common Stock		Common Stock
of Beneficial Owner	Beneficially Owned		Beneficially Owned (1)

Alvin S. Trenk (9)	1,822,944	(15)	4.9%
350 East 79th Street
Apartment 38C
New York, NY 10021

All directors and officers	18,725,314		43.7%
As a group (10 in number)

Peter Nordin Bakkerevej OA Snekkersten, Denmark	1,957,359	(16)	5.3%

Martin Sands and Steven Sands	4,578,028	(17)	12.4%
c/o Laidlaw & Company (UK) Ltd.
90 Park Avenue
New York, NY 10016

(1)
The percentages computed in the table are based upon 36,582,987 shares of our common stock which were outstanding on June 27, 2008. Effect is given, pursuant to Rule 13-d(1)(i) under the Securities Exchange Act of 1934, to shares of our common stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of June 27, 2008.

(2)
John H. Dow was the President of the FirstFlight Operating Divisions prior to December 12, 2006 and is a director of FirstFlight. On December 12, 2006, he became the President and Chief Executive Officer of FirstFlight.

(3)
Of the shares of our common stock reported in the table as being beneficially owned by Mr. Dow, (a) 1,166,667 shares are owned by his wife Daphne Dow; (b) they share beneficial ownership of (i) 1,000,200 shares and (ii) a warrant expiring August 31, 2011 to purchase 600,000 shares which is currently exercisable; (c) 250,000 shares are issuable upon the exercise of an option expiring September 22, 2011 which is currently exercisable; and (d) 250,000 shares are issuable upon the exercise by him of an option expiring September 22, 2012, which is currently exercisable.

(4)
Ronald J. Ricciardi was the President and the Chief Executive Officer of FirstFlight prior to December 12, 2006 and is a director of FirstFlight. On December 12, 2006, he was elected Vice Chairman of the Board.

(5)
The shares of our common stock reported in the table include (a) 250,000 shares issuable upon the exercise of an option expiring March 31, 2010; (b) 250,000 shares issuable upon the exercise of an option expiring March 31, 2011; (c) 250,000 shares issuable upon the exercise of an option expiring March 31, 2012; and (d) 100,000 shares issuable upon the exercise of a warrant expiring August 31, 2011. Each of the three options and the warrant is currently exercisable.

(6)	The shares of our common stock reported in the table reflect 250,000 shares issuable upon the exercise of an option expiring on August 31, 2012 which is currently exercisable.

(7)	William B. Wachtel is the Chairman of the Board and a director of FirstFlight.

(8)
The shares of our common stock reported in the table include (a) 208,336 shares issuable upon the exercise of a warrant expiring March 31, 2010 which is currently exercisable; (b) 800,000 of the 1,200,000 shares subject to a warrant expiring September 22, 2010 which is currently exercisable; (c) 750,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable; (d) 25,000 shares issuable upon the exercise of an option expiring December 12, 2010 which is currently exercisable; and (e) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable. The shares of our common stock reported in the table do not reflect (x) 333,400 shares of our common stock and (y) 200,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 (which is currently exercisable) acquired by Wachtel & Masyr, LLP, which furnishes legal services to the Company, in the private placement which we closed on September 1, 2006. Mr. Wachtel is a managing partner of such firm, but does not have sole dispositive or voting power with respect to his firm’s securities.

(9)	The reporting person is a director of FirstFlight.

(10)
The shares of our common stock reported in the table include (a) 25,000 shares issuable upon the exercise of an option expiring December 12, 2010 which is currently exercisable and (b) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.

(11)
The shares of our common stock reported in the table include (a) 100,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable and (b) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.

(12)
The shares of our common stock reported in the table include (a) 750,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable and (b) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.

(13)
The shares of our common stock reported in the table include (a) 50,000 shares issuable upon the exercise of an investor warrant expiring March 31, 2010 which is currently exercisable; (b) 25,000 shares issuable upon the exercise of an option expiring December 12, 2010 which is currently exercisable; and (c) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.

(14)
The shares of our common stock reported in the table include (a) 200,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable and (b) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.

(15)
The shares of our common stock reported in the table include (a) 400,000 shares of the 1,200,000 shares subject to a warrant expiring September 22, 2010 which is currently exercisable; (b) 25,000 shares issuable upon the exercise of an option expiring September 29, 2009 which is currently exercisable; (c) 500,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 which is currently exercisable; and (d) 25,000 shares issuable upon the exercise of an option expiring April 18, 2012 which is currently exercisable.

(16)
Peter Nordin beneficially owns (a) 556,877 shares of our common stock and (b) 150,000 shares issuable upon the exercise of a expiring March 31, 2010. Peter Nordin APS owns (a) 938,815 shares of our common stock and (b) 266,667 shares issuable upon the exercise of a warrant expiring March 31, 2010. The warrants are currently exercisable. Peter Nordin may be deemed the beneficial owner of both the shares he owns personally and those of Peter Nordin APS because he has sole dispostive power and sole voting power with respect to the latter’s shares.

(17)
Each of Martin Sands and Steven Sands has dispositive power and voting power with respect to the shares of our common stock (including the shares issuable upon the exercise of warrants) owned by Sands Brothers Venture Capital LLC and three other Sands Brothers funds. No one of these funds individually owns as much as 5% of the outstanding shares of our common stock as of June 27, 2008. As a result of the Sands possessing such dispositive and voting powers each may be deemed the beneficial owner with respect to the shares of our common stock held by each of these stockholders. However, each disclaims beneficial ownership of these 4,578,028 shares. In addition, Steven Sands has sole dispositive power and sole voting power with respect to an aggregate of 224,941 shares of our common stock owned by two other stockholders. As a result of his possessing such dispositive and voting powers he may be deemed the beneficial owner with respect to the shares of our common stock held by each of these two stockholders. However, his disclaims beneficial ownership of these 224,941 shares.

Plan of Distribution

Eligible Shares

The selling stockholders will re-offer, pursuant to this prospectus, shares of our common stock which we:

•	have issued as a part of the units we sold to investors in our private placement which we closed on September 1, 2006,

•	shall issue upon the exercises of common stock purchase warrants issued as part of the units we sold to investors in the private placement described in the preceding bullet,

•	shall issue upon the exercise of a common stock purchase warrant issued as additional consideration for a loan, the proceeds from which we used to finance the acquisition of Airborne, and

•	have issued shares of our common stock in settlement of a lawsuit.

There can be no certainty as to when and if our common stock purchase warrants will be exercised. Your attention is directed to the section captioned “Description of Securities-Warrants” later in this prospectus for a description of when FirstFlight may redeem the common stock purchase warrants, in which event we believe that the holders are likely to exercise the common stock purchase warrants if the Company is otherwise performing to their satisfaction.

FirstFlight has filed the registration statement of which this prospectus constitutes part I as required by a registration rights agreement which it executed with the investors in our private placement which we closed on September 1, 2006. We are obligated to keep the registration statement effective until the earlier date (i) when all securities have been sold, whether pursuant to this prospectus or pursuant to an exemption from the registration requirement of the Securities Act of 1933, or (ii) when all securities may be resold publicly on an unlimited basis and without compliance with any requirements pursuant to the exemption of Rule 144 under the Securities Act of 1933. Of the 14,611,675 shares of our common stock offered by the selling stockholders pursuant to this prospectus, they can currently offer all such shares except the 6,225,000 shares issuable upon the exercise of warrants pursuant to the exemption of Rule 144. However, seven of the selling stockholders named in the table under the caption “Selling Stockholders” beginning on page 25 of this prospectus are directors of FirstFlight (two of whom are also executive officers of FirstFlight), one is the wife of a director/executive officer, one is an officer of a subsidiary of FirstFlight and one furnishes legal services to the Company (of which firm one of the directors is a managing partner). Accordingly, they may be deemed “affiliates” of FirstFlight (as such term is defined in paragraph (a)(1) of Rule 144). As a result, they must comply with the volume limitations and certain other requirements of the Rule 144 exemption to resell their outstanding shares of our common stock (an aggregate of 5,834,500 shares as of June 25, 2008). The other selling stockholders, based on their representations to FirstFlight, are not affiliates of FirstFlight. Accordingly, they may publicly resell their outstanding shares of our common stock (an aggregate of 2,552,175 shares as of June 25, 2008) without limitation pursuant to the exemption of Rule 144 under the Securities Act of 1933 having met the one-year hold period requirement. We granted a similar registration commitment to the holders of the warrant issued as part of a note payable made to finance an acquisition.

The term “selling stockholders” as used by us in this prospectus includes pledgees, donees, transferees or other successors in interest selling shares of our common stock received after the date of this prospectus from one or more of the selling stockholders named in the table commencing on page 24 as a pledge, gift, partnership distribution or other non-sale related transfer.

Distribution Method

All of the selling stockholders have advised us that they may sell, from time to time, pursuant to this prospectus, their shares of our common stock (an aggregate of 14,611,675 shares as of the date of this prospectus) on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They have also advised us that their sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. In addition, the selling stockholders may sell, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. As of June 27, 2008, 8,386,675 of the shares of our common stock being offered pursuant to this prospectus (all of which were outstanding) had met the six-month holding requirement to become eligible for sale pursuant to Rule 144 under the Securities Act. Your attention is directed to the preceding section captioned “Eligible Shares” for additional information as to sales of shares of our common stock which currently may be made pursuant to the exemption of Rule 144. On June 27, 2008, the closing sales price as reported on the OTB Bulletin Board was $0.40 per share.

The selling stockholders have advised us that they will act independently of each other. They may sell the shares of our common stock pursuant to this prospectus by one or more of the following methods, without limitation:

(a)
a block trade on which the broker-dealer so engaged will attempt to sell the shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by the broker-dealer as principal and resales by such broker-dealer for its account pursuant to this prospectus;

(c)	ordinary brokerage transactions and transactions in which the broker solicits, or acts as an intermediary for, purchasers; or

(d)	face-to-face transactions between the selling stockholder and purchasers without a broker-dealer.

In effecting sales, a broker-dealer engaged by a selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholder in amounts which will be negotiated immediately prior to sale. This compensation to a particular broker-dealer might be in excess of customary commissions for routine market transactions. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with these sales. Any profits realized by the selling stockholder and the compensation of such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, a purchase by a broker or dealer, or any special offering other than an underwritten offering, we shall file a post-effective amendment to the registration statement of which this prospectus is part I to amend the prospectus. In such amendment we shall disclose (a) the name of each broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (f) other facts material to the transaction. As of the date of this prospectus, we have received no such notice.

In the event that a group of selling stockholders advises us that they have engaged an underwriter to sell for them and any other selling stockholder who or which so advises, we shall file a post-effective amendment to the registration statement of which this prospectus is part I so that a new amended prospectus will become available describing the underwritten offering, whether on a firm commitment or best efforts basis. As of the date of this prospectus, we have received no such advice.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in, or transfer or assign, some or all of the shares of our common stock owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, and the transferees and assignees shall, be deemed to be selling stockholders for the purpose of this prospectus. The number of shares of our common stock beneficially owned by a selling stockholder who or which so transfers, pledges or assigns will decrease as and when the selling stockholder takes such action. The plan of distribution for the selling stockholder’s shares of our common stock sold hereunder will otherwise remain unchanged by reason of a transfer, pledge or assignment.

In order to comply with the securities laws of some states, the shares of our common stock will have to be sold for a selling stockholder in those states only through brokers or dealers registered or licensed in those states.

We have advised the selling stockholders of the requirement under the Securities Act of 1933 that each of them, or any broker-dealer acting for the selling stockholder, must deliver a copy of this prospectus in connection with any resale by such selling stockholder of shares of our common stock utilizing this prospectus, subject to our compliance with Rule 172 under the Securities Act of 1933. It is our intention to make the filing with the Commission required by Rule 172.

We have also undertaken, if, in our opinion in the future, this prospectus no longer complies with Section 10(a)(3) of the Securities Act of 1933, to advise the selling stockholders of this opinion, to request that the selling stockholders cease use of this prospectus and to confirm our then intention to amend the registration statement of which this prospectus is part I in order to effect such compliance.

Compliance

We have also advised each of the selling stockholders that a court may determine at a later date that he, she or it is an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933. In such event the selling stockholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act of 1933 if there are any defects in this prospectus (i.e., material misstatements or omissions). We have also advised them that they may be found liable under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder for such material misstatements or omissions, if any.

We and the selling stockholders are obligated to take such steps as may be necessary to ensure that the offer and sale by the selling stockholders of an aggregate, as of the date of this prospectus, of 14,611,675 shares of our common stock offered by this prospectus will comply with the requirements of the federal securities laws and regulations, including Regulation M.

In general, Rule 102 under Regulation M prohibits any selling stockholder or a broker-dealer acting for such selling stockholder from, directly or indirectly, bidding for, or purchasing, any shares of our common stock, or attempting to induce any person to bid for, or to purchase, shares of our common stock during a restricted period (as such term is defined in Rule 100) which ends when he, she or it has completed his, her or its participation in a distribution of shares in an offering made pursuant to this prospectus. Rule 102 sets forth certain exceptions for the selling stockholder, including exercising a stock option or warrant. For purposes of the Rule, exercise of an investor warrant, a co-investor warrant or a placement agent’s warrant would be excepted.

We are bearing all costs relating to the registration of the shares of our common stock offered by this prospectus. Any commissions, discounts or other fees payable to a broker-dealer in connection with any sale of shares of our common stock will be borne by the selling stockholder selling such shares.

Selling Stockholders

The next following table for each selling stockholder indicates as of the date of this prospectus.

•	the name of the selling stockholder,

•	the number of shares of our common stock beneficially owned as of June 27, 2008,

•	the number of shares of our common stock to be offered pursuant to this prospectus, and

•	the number of shares of our common stock to be beneficially owned if all of the shares to be offered pursuant to this prospectus are sold.

The table indicates the percentage of beneficial ownership before and after the proposed sales. During the past three years, none of the selling stockholders had any position, office or other material relationship with us, any predecessor or any affiliate of the Company except as a stockholder and except that William B. Wachtel is the Chairman of the Board and a director of FirstFlight; John H. Dow is the President, the Chief Executive Officer and a director of FirstFlight; Ronald J. Ricciardi is the Vice Chairman of the Board and a director of FirstFlight, and each of Donald Hecht, Thomas Iovino, Stephen B. Siegel and Alvin S. Trenk is a director of FirstFlight. In addition, Daphne Dow is the wife of John H. Dow, the President, the Chief Executive Officer and a director of FirstFlight, Stephen Meyers is a Vice President of Airborne, a subsidiary of FirstFlight, and Wachtel & Masyr, LLP furnishes legal services to the Company (and William B. Wachtel, the Chairman of the Board and a director of FirstFlight, is a managing partner of such law firm). Reference is made to the section captioned “Transactions with Related Persons, Promoters and Certain Control Persons” and the section captioned “Director Independence” under the caption “Directors, Executive Officers, Promoters and Control Persons” earlier in this prospectus for information as to certain transactions between Messrs. Wachtel, Ricciardi, Dow and Trenk, on the one hand, and FirstFlight, on the other hand, other than the selling stockholder acting as a security holder of FirstFlight.

Institutional Capital Management, Inc. (“ICM”), a broker-dealer and one of the selling stockholders, initiated a suit in early 2005 against FirstFlight and others seeking damages of $100,000 arising from Shadow Bend’s ( i.e. , FirstFlight’s predecessor) cancellation of a stock certificate in the year 2002 evidencing shares allegedly sold by ICM for the account of a stockholder of Shadow Bend. FirstFlight settled the suit against it on May 31, 2006 by agreeing, in part, to issue 57,598 shares of our common stock. ICM subsequently sold 47,598 of such shares and is offering the remaining 10,000 shares as a selling stockholder pursuant to this prospectus.

The selling stockholders are offering, by this prospectus, as of the date of this prospectus, as indicated in the next following table, an aggregate of 14,611,675 shares of our common stock, as follows:

(1) an aggregate of 8,376,675 shares which we sold to investors as part of units in the private placement which we closed on September 1, 2006,

(2) an aggregate of 5,025,000 shares which we shall issue upon the exercises of common stock purchase warrants which we sold to investors as part of units in the private placement which we closed on September 1, 2006,

(3) an aggregate of 1,200,000 shares which we shall issue upon the exercise of a common stock purchase warrant which we issued as part of a note payable to finance the acquisition of Airborne, and

(4) an aggregate of 10,000 shares which we issued in settlement of a lawsuit as described in the preceding paragraph.

Each of the following symbols as used in the following table shall have the meaning assigned to it as below:

Symbol	Meaning

IS	Shares of our common stock purchased by investors as part of units in our private placement in September 2006.

IW	Shares of our common stock issuable upon exercise of our investor warrants purchased as part of units in our private placement in September 2006.

LW	Shares of our common stock issuable upon exercise of a warrant issued as part of a note payable.

LS	Shares of our common stock issued upon settlement of a lawsuit.

OS	Shares of our common stock issued for a reason other than the foregoing reasons.

TS	The total of all of the shares of our common stock beneficially owned by a selling stockholder.

Where a particular symbol is not shown for the selling stockholder, he, she or it does not own shares falling in that category.

Table of Selling Stockholders

		Number of Sales			Beneficial Ownership (1)
Name of		Before		After	Before	After
Selling Stockholder		Sale	Offered	Sale	Sale	Sale

William B. Wachtel (2)	IS	1,250,250	1,250,250	0
	IW	750,000	750,000	0
	LW	800,000	800,000	0
	OS	4,179,993	0	4,179,993
	TS	6,980,243	2,800,250	4,179,993	18.2%	10.9%

John H. Dow and Daphne Dow (3)	IS	1,000,200	1,000,200	0
	IW	600,000	600,000	0
	OS	2,918,334	0	2,918,334
	TS	4,518,534	1,600,200	2,918,334	12.0%	7.7%

Ronald J. Ricciardi (4)	IS	166,700	166,700	0
	IW	100,000	100,000	0
	OS	1,626,875	0	1,626,875
	TS	1,893,575	266,700	1,626,875	5.1%	4.3%

Alvin S. Trenk (5)	IS	833,500	833,500	0
	IW	500,000	500,000	0
	LW	400,000	400,000	0
	OS	89,444	0	89,444
	TS	1,822,944	1,733,500	89,444	4.9%	less than1%

Thomas Iovino (5)	IS	1,250,250	1,250,250	0
	IW	750,000	750,000	0
	OS	25,000	0	25,000
	TS	2,025,250	2,000,250	25,000	5.4%	less than1%

Stephen B. Siegel (5)	IS	333,400	333,400	0
	IW	200,000	200,000	0
	OS	25,000	0	25,000
	TS	558,400	533,400	25,000	1.5%	less than1%

Donald Hecht (5)	IS	166,700	166,700	0
	IW	100,000	100,000	0
	OS	25,000	0	25,000
	TS	291,700	266,700	25,000	less than1%	less than1%

George P. Zampelli	IS	500,100	500,100	0
	IW	300,000	300,000	0
	TS	800,100	800,100	0	2.2%	0

Zetec LLC(6)	IS	500,100	500,100	0
	IW	300,000	300,000	0
	TS	800,100	800,100	0	2.2%	0

Stephen Meyers	IS	500,100	500,100	0
	IW	300,000	300,000	0
	TS	800,100	800,100	0	2.2%	0

Claude Nahum	IS	333,400	333,400	0
	IW	200,000	200,000	0
	TS	533,400	533,400	0	1.5%	0

Isaac Franco	IS	333,400	333,400	0
	IW	200,000	200,000	0
	TS	533,400	533,400	0	1.5%	0
Wachtel & Masyr, LLP (7)	IS	333,400	333,400	0
	IW	200,000	200,000	0
	TS	533,400	533,400	0	1.5%	0

Mitchell Grabow and Patricia Grabow	IS	166,700	166,700	0
as joint tenants	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than1%	0

Melvyn I. Weiss	IS	166,700	166,700	0
	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than1%	0

Hooshmond Brookhim	IS	166,700	166,700	0
	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than1%	0

Martin Edelman	IS	166,700	166,700	0
	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than1%	0

Dorothy Breslin	IS	166,700	166,700	0
	IW	100,000	100,000	0
	TS	266,700	266,700	0	less than1%	0

Robert Gerstein and Sandra Gerstein	IS	41,675	41,675	0
as joint tenants	IW	25,000	25,000	0
	OS	76,250	0	76,250
	TS	142,925	66,675	76,250	less than1%	less than1%

International Capital Management, Inc.(8)	LS	10,000	10,000	0
	TS	10,000	10,000	0	less than1%	0
Total TS		23,577,571	14,611,675	8,965,896

(1)
The percentages computed in the table are based upon 36,582,987 shares of our common stock which were outstanding on June 27, 2008. Effect is given, pursuant to Rule 13-d(1)(i) under the Securities Exchange Act of 1934, to shares of our common stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of June 27, 2008.

(2)
William B. Wachtel is the Chairman of the Board and a director of FirstFlight and a managing partner of Wachtel & Masyr, LLP, corporate counsel to the Company. The shares reported on the table do not include (a) 333,400 shares and (b) 200,000 shares issuable upon the exercise of a warrant expiring August 31, 2011 acquired by Wachtel & Masyr, LLP, which furnishes legal services to the Company, in the private placement which we closed on September 1, 2006. Mr. Wachtel is a managing partner of such firm, but does not have sole dispositive or voting power with respect to his firm’s securities in FirstFlight. See Note (6) to the table. Mr. Wachtel is also offering an aggregate of 1,749,028 shares of our common stock pursuant to FirstFlight’s other prospectus of even date herewith.

(3)
John H. Dow is a director of FirstFlight and its President and Chief Executive Offer. Of the shares reported in the table as TS, (a) 1,166,667 shares are owned by Daphne Dow, his wife; (b) Mr. Dow and Daphne Dow own jointly (i) 1,000,200 shares and (ii) an investor warrant expiring August 31, 2011 to purchase 600,000 shares which is currently exercisable; (c) 250,000 shares are issuable upon the exercise by Mr. Dow of an option expiring September 22, 2011 which is currently exercisable; and (d) 250,000 shares are issuable upon the exercise by Mr. Dow of an option expiring September 22, 2012, which is currently exercisable.

(4)	Ronald J. Ricciardi is the Vice Chairman of the Board and a director of FirstFlight.

(5)	The selling stockholder is a director of FirstFlight.

(6)
A.E. Couper Woods, as Director of Court Management Limited, which is the manager of this Selling Stockholder, has sole dispositive and voting power over the shares reported in the table, so she may be deemed the beneficial owner thereof; however, she disclaims beneficial ownership thereof.

(7)
Wachtel & Masyr, LLP furnishes legal services to the Company and, as indicated in Note (2) to the table, William B. Wachtel, a managing partner of the firm, is the Chairman of the Board and a director of FirstFlight. No single partner of the firm has sole dispositive and voting power with respect to the shares of our common stock reported in the table. Such dispositive and voting power may be exercised by the firm’s management committee currently consisting of Steven J. Cohen, Jesse Masyr, Morris Missry, John Reichman and Mr. Wachtel.

(8)
This selling stockholder is a registered broker-dealer under the Securities Exchange Act of 1934. Daniel Lee Ritz, Jr. has sole dispositive and voting control over the shares of our common stock reported in the table so that he may be deemed the beneficial owner thereof.

Market Price of and Dividends on Common Stock and Related Stockholder Matters

Market Prices of Common Stock

Our common stock is traded on the OTC Bulletin Board (“OTCBB”) under the symbol FFLT. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter (“OTC”) equity securities. The following table sets forth the range of high and low closing sales prices for the common stock as reported on the OTCBB for the past two fiscal years and the quarter ended March 31, 2008.

	Common Stock
Quarterly Period Ended	High	Low

March 31, 2006	$0.75	$0.40

June 30, 2006	$0.75	$0.41

September 30, 2006	$0.50	$0.30

December 31, 2006	$0.60	$0.24

March 31, 2007	$0.55	$0.30

June 30, 2007	$0.37	$0.31

September 30, 2007	$0.42	$0.28

December 31, 2007	$0.40	$0.27

March 31, 2008	$0.48	$0.32

As of June 27, 2008, the closing sales price for our common stock as so reported was $0.40 per share.

Holders

As of June 27, 2008, there were approximately 625 holders of record of our common stock. This number does not include beneficial owners of our common stock whose shares are held in the names of various broker-dealers, clearing agencies, banks, and other fiduciaries.

Dividends

Since inception we have never declared or paid any cash dividends on our common stock. We intend to retain future earnings to finance the growth and development of our business and future operations. Therefore, we do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

  The following table set forth certain information, as of December 31, 2007, with respect to securities authorized for issuance under equity compensation plans. The only security being so offered is our common stock.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,035,000	$0.431	5,465,000

Equity compensation plans not approved by security holders	350,000	$1.326	—
Total	2,385,000	$0.563	5,465,000

We received stockholder approval on December 12, 2006 of the Stock Option Plan which relates to 7,500,000 shares of our common stock.

Description of Securities

The following summary of the current terms of FirstFlight’s capital stock and the terms of certain of its common stock purchase warrants describes every term which FirstFlight, based on the advice of its counsel, Wachtel & Masyr, LLP, deems material to a stockholder. For a complete description you should refer to FirstFlight’s amended and restated articles of incorporation, its bylaws and the forms of our common stock purchase warrants. Copies of these documents and securities may be obtained by you upon written request to FirstFlight at its office, 101 Hangar Road, Wilkes-Barre/Scranton International Airport, Avoca, PA 18641, Attention: Mr. Ronald J. Ricciardi, Vice Chairman of the Board.

Authorized Capital Stock

FirstFlight’s authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 9,999,154 shares of “blank check” preferred stock, $0.001 value per share. Prior to the conversions of an aggregate of 846 shares of our Series A convertible preferred stock, there were 10,000,000 shares of our preferred stock authorized.

Common Stock

Subject to the rights of holders of our preferred stock, of which no shares are currently authorized, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by the board of directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. For an explanation of the reason why no dividends will currently be declared, your attention is directed to the subsection captioned “Dividends” in the preceding section captioned” Market Price of and Dividends on Common Stock and Related Stockholder Matters” in this prospectus. Upon FirstFlight’s liquidation, dissolution or winding up, after payment of creditors and holders of outstanding shares of our preferred stock, if any, the remaining assets of FirstFlight, if any, will be divided pro rata on a per share basis among the holders of shares of our common stock. Our shares of our common stock are not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to our common stock. Our common stock is not subject to call. The holders of our common stock do not have any pre-emptive or other subscription rights.

Holders of shares of our common stock are entitled to cast one vote for each share held at all stockholders’ meeting for all purposes. There are no cumulative voting provisions. All of the issued and outstanding shares of our common stock are, and any shares to be issued upon exercises of common stock purchase warrants or stock options will be, fully paid, validly issued and non-assessable.

As of June 27, 2008, there were 36,582,987 shares of our common stock outstanding. In addition, there were 11,117,121 shares reserved for exercises of outstanding common stock purchase warrants and 2,635,000 shares reserved for exercises of outstanding options, or a reserve for an aggregate of 13,752,121 shares. In addition, the Stock Option Plan of 2005 provides for options to be granted for an additional 4,865,000 shares of our common stock assuming that none of the currently outstanding options subject to such Plan terminate prior to exercise. In the event any option terminates prior to exercise, the terminated shares would be again available for new options under the Plan.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004.

Preferred Stock

FirstFlight’s articles of incorporation authorize 9,999,154 shares of “blank check” preferred stock. The board of directors has the authority, without further action by the holders of the outstanding shares of our common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

On May 19, 2006, the FirstFlight board of directors agreed that, as a matter of corporate policy, the issuance in the future of shares of preferred stock has to be approved by a majority of its independent directors who do not have an interest in the transaction and who have access, at FirstFlight’s expense, to FirstFlight’s or independent legal counsel.

Prior to September 1, 2006, the board had only authorized 1,000 shares as the Series A convertible preferred stock, of which 846 shares had been issued, 615 shares were mandatorily converted on September 1, 2006 and 231 shares had previously been converted. The 154 shares of our Series A convertible preferred stock which were never issued were restored to the status of authorized but not issued shares of our preferred stock not allocated to any series.

Common Stock Purchase Warrants

As indicated in a preceding section captioned “Plan of Distribution” in this prospectus, the investors in our private placements in September 2006 are offering, pursuant to this prospectus, the shares of our common stock issuable when and if they exercise from time to time the common stock purchase warrants purchased as part of the units in such private placements. In addition, the members of a limited liability company are offering the shares of our common stock when and if they exercise the common stock purchase warrant received by the company as part of a note payable for making a loan to FirstFlight enabling FirstFlight to acquire Airborne in September 2000. The selling stockholders are not offering any of these warrants pursuant to this prospectus.

The substantive terms of both types of warrants are identical except for the expiration date and the exercise price. All are immediately exercisable, the investor warrants expire on August 31, 2011 and the lender’s warrant expires on September 22, 2010. The investor warrants are initially exercisable at $1.00 per share and the lender’s warrant is initially exercisable at $.60 per share. The exercise price and the number of shares of our common stock are subject to adjustment in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of our common stock or a similar event. In addition, if we sell shares of our common stock (or a security convertible or exercisable into shares of our common stock) for a purchase price less than the then exercise price, then we must reduce the exercise price of the warrant to such lower sale price.

We have the option to redeem all, but not in part, each of the two types of warrants at a redemption price of $.01 per warrant provided that the market price (as defined) of a share of our common stock equals or exceeds 250% of the then exercise price (currently $1.00 per share in the case of the investor warrants and $.60 per share in the case of the lender’s warrant, so the market price would have to be at least $2.50 per share for the investor warrants and $1.50 per share for the lender’s warrant) for a period of 20 consecutive trading days. In addition, the average daily trading volume of our common stock must not be less than 200,000 shares of our common stock for each trading day during such 20-consecutive-day trading period. In addition, the registration statement, of which this prospectus is part I and which registered, among other shares, the shares of our common stock underlying these warrants, must still be effective under the Securities Act for us to exercise this redemption option. We anticipate that the holders are likely to exercise their warrants rather than accept the redemption price.

Interest of Named Experts and Counsel

The financial statements of our Company at December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006 have been audited by Marcum & Kleigman LLP, an independent registered public accounting firm.

The validity of the shares offered hereby will be passed on for FirstFlight by Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022. William B. Wachtel, a managing partner of such firm (or its predecessor) from its inception, on March 31, 2005, was elected as Chairman of the Board and a director of FirstFlight and became a major stockholder. See the section captioned “Security Ownership of Certain Beneficial Owners and Management” for information as to his and the firm’s ownership of equity securities of FirstFlight.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Section 6.1 of our bylaws provides that FirstFlight shall indemnify its officers, directors and agents to the fullest extent permitted under Nevada law. The statutory provision would permit indemnification of directors, officers and controlling persons under the Securities Act of 1933. However, Section 6.6 of our bylaws provides that nothing contained in these bylaws shall operate to indemnify any director or officer if such indemnification is for any reason contrary to law, either as a matter of public policy, or under the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable state or federal law.

Section 6.2 of our bylaws provides that, to the extent that a director, officer, employee or agent of FirstFlight has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by FirstFlight in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section 6.3. The indemnified director, officer, employee or agent must, however, give an undertaking to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by FirstFlight as authorized in our bylaws.

Section 6.3 of our bylaws provides that any indemnification under Section 6.1 (unless ordered by a court) shall be made by FirstFlight only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Nevada law.

Section 78.51 of the Nevada General Corporation Law authorizes the foregoing provisions in our bylaws. It also provides that any discretionary indemnification by a corporation, unless ordered by a court or provided in the articles of incorporation, bylaws or an agreement, can only be authorized by a determination made (a) by the stockholders, (b) by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, or (c) by independent legal counsel in a written opinion if such directors are not available. This section also provides that discretionary indemnification cannot be made if there is a final adjudication establishing that the act or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Finally, this section provides that the indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executers and administrators of such a person.

Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any person in a threatened pending or completed action or proceeding (other than a derivative action if he or she (a) is not liable pursuant to Section 78.138 of the Nevada General Corporation Law (see the succeeding paragraph) or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful. Section 78.7502 also permits indemnification in a derivative action but only if ordered by a court.

Section 78.138 of the Nevada General Corporation Law provides that, with certain specified statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (a) his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. One of the exceptions is for violations of the Nevada Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of FirstFlight pursuant to the foregoing provisions, or otherwise, FirstFlight has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by FirstFlight of expenses incurred or paid by a director, officer or controlling person of FirstFlight in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FirstFlight will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Additional Information

From August 20, 2004 until April 30, 2007, we were subject to the filing requirements of Section 15(d) of the Securities Exchange Act of 1934. On that date, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 and, accordingly, we became obligated to file pursuant to Section 13 of such Act instead. In accordance with such statutory provisions and the related regulations, we file annual and quarterly reports and, when required, current reports with the Securities and Exchange Commission. You may read and copy such reports filed with the Commission and all registration statements filed under the Securities Act of 1933 (including this registration statement and all of its exhibits) at the following public reference facility of the Commission:

450 Fifth Street, N.W.
Judiciary Plaza
Room 1024
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including FirstFlight as to periodic reports (since August 20, 2004), that file electronically with the Commission at the following Web site address: http://www.sec.gov. You may also review our current and past periodic reports on our website, www.FFLT.com.

Because prior to April 30, 2007 we had not registered our common stock under Section 12(b) or (g) of the Securities Exchange Act of 1934, we had no obligation to file proxy and information statements with the Commission. Nor did we have any obligation to deliver an annual report to security holders whether or not containing audited financial statements. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (without exhibits), which contains audited financial statements, will be mailed to stockholders in connection with our next Annual Meeting of Stockholders now scheduled to be held on June 19, 2008. A person can also obtain such copy from the Commission as described above or by mailing a written request to FirstFlight at its office at 101 Hangar Road, Wilkes-Barre/Scranton International Airport, Avoca, PA 18641, Attention: Ronald J. Ricciardi, Vice Chairman of the Board. A fee will be charged by FirstFlight only for duplicating and sending any requested exhibit to the Form 10-K. As indicated above, you may also review our Annual report on Form 10-K on our website, www.FFLT.com.

Now that we have registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, we now have an obligation to file proxy and information statements with the Commission. These statements will be available for review at the Commission in the same manner as you may review our periodic reports and registration statements as described above. In addition, we have become obligated to deliver in the future to our stockholders annual reports containing audited financial statements. It is currently our intention, because our fiscal year ends December 31, to call annual meetings of stockholders on a date in June right after our audited financial statements for our prior fiscal year are available. We shall then include such audited financial statements in an annual report to be mailed to our stockholders with our proxy material for that meeting. We have commenced filing proxy statements, and shall mail with our first annual report to stockholders, in connection with our next Annual Meeting of Stockholders now scheduled for June 19, 2008.

The foregoing is furnished only for your information and the periodic reports, registration statements and proxy statements so filed or hereafter filed are not incorporated in this prospectus.

Quantitative and Qualitative Disclosure about Market Risk

We are primarily exposed to aircraft fuel risk, credit risk and interest rate risk.

Aircraft Fuel Risk – We have entered into an aircraft fuel agreement with a leading provider of aviation fuel. This provider, while a leader in its field and the only dedicated aviation fuel provider is not a refiner of the aviation fuel it distributes. The availability of suitable supplies for the Company, therefore, may be in question in the event of a significant disruption in the supply of crude oil. We regularly consult with our supplier to ensure the availability of sufficient quantities of jet fuel and aviation gasoline within the context of the Company’s business demand. As a result and as a matter of historical performance, we do not believe that the supply of aviation fuel is a material risk.

Credit Risk – Our accounts receivables are subject, in the normal course of business, to collection risks. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of collection risks. As a result we do not anticipate any material losses in this area.

Interest Rate Risk – Interest rate risk refers to fluctuations in the value of a security resulting from changes in the general level of interest rates. Investments that are classified as cash and cash equivalents have original maturities of three months or less. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is not a material risk exposure.

Management’s Discussion And Analysis of Financial Condition and Results of Operations

Summary Financial Information

The summary financial data set forth below is derived from and should be read in conjunction with the consolidated and condensed consolidated financial statements, including the notes thereto, which immediately follows this section in this prospectus.

Consolidated Statement of Operations Data:	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
(in thousands, except for share and per share data)
Revenue	$13,930	$11,245
Net income (loss) applicable to common stockholders	$103	$(125)
Net income (loss) per common share - basic and diluted	$0.00	$(0.00)
Weighted average number of shares outstanding – basic	36,582,987	36,592,387
Weighted average number of shares outstanding – diluted	36,609,810	36,592,387

Balance Sheet Data:	March 31, 2008
(in thousands)
Working capital	$1,304
Total assets	$15,374
Total liabilities	$8,487
Stockholders’ equity	$6,887

Consolidated Statement of Operations Data:	Year Ended December 31, 2007	Year Ended December 31, 2006
(in thousands, except for share and per share data)
Revenue	$47,108	$39,212
Net income (loss) applicable to common stockholders	$184	$(7,777)
Net income (loss) per common share - basic and diluted	$0.01	$(0.34)
Weighted average number of shares outstanding -basic and diluted	36,585,305	22,661,039

Balance Sheet Data:	December 31, 2007	December 31, 2006
(in thousands)
Working capital	$961	$(23)
Total assets	$14,395	$13,181
Total liabilities	$7,759	$7,157
Stockholders’ equity	$6,636	$6,025

Forward-looking Statements

This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts included in this prospectus, including, without limitation, the statements under "General," "Marketing and Sales," "Liquidity and Capital Resources" and "Plan of Operation" are forward-looking statements. The Company cautions that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified. Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements ("Cautionary Statements") include services and pricing, general economic conditions, new product development, the Company's ability to raise additional capital, the Company's ability to obtain the various approvals and permits for the acquisition and operation of FBOs and charter management operations and the other risk factors detailed from time to time in FirstFlight’s periodic reports and other materials filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the three months ended March 31, 2008 and 2007.

REVENUE AND OPERATING RESULTS

The following table summarizes our revenue and operating results by business segment:

Revenue	Three Months Ended March 31,
	2008	2007
Charter	$11,541,164	$9,509,904
FBO	1,492,081	1,157,512
Maintenance	896,993	577,865
Total revenue	$13,930,238	$11,245,281

Operating Results	Three Months Ended March 31,
	2008	2007
Charter	$461,005	$290,299
FBO	102,191	(10,793)
Maintenance	25,476	(135,038)
Division profit	588,672	144,468
Corporate expense	(479,002)	(374,293)
Operating profit (loss)	109,670	(229,825)
Other income	—	60,156
Gain (loss) on sale of property and equipment	(9,500)	33,705
Interest income	9,017	17,373
Interest expense	(5,999)	(6,263)
Net income (loss)	$103,188	$(124,854)

Revenue for the three months ended March 31, 2008 increased 23.9 percent from revenue in the three months ended March 31, 2007. Charter generated approximately $11.5 million in revenue, a 21.4 percent increase over its revenue in the prior year. FBO generated approximately $1.5 million, a 28.9 percent increase over its revenue in the same period in 2007. Maintenance generated approximately $0.9 million, a 55.2 percent increase versus the three months ended March 31, 2007.

In Charter, a larger fleet and a more productive use of mid- and large-cabin aircraft in charter activities were factors contributing to the increase. In FBO, increases related to fueling managed aircraft and a higher average price for fuel as a result of higher fuel costs were factors contributing to the increase. In Maintenance, we experienced a higher level of activity, with the exception of our brake and wheel operation, which declined on a year-over-year basis.

Gross margin as a percentage of total revenue was 16.2 percent for the three months ended March 31, 2008, an increase as compared with 13.5 percent in the corresponding prior-year period. Charter and Maintenance contributed improved gross margins in this period, Charter increased to 13.8 percent of segment revenue in the three months ended March 31, 2008 as compared to 11.3 percent in the three months ended March 31, 2007. Maintenance increased to 31.1 percent of segment revenue versus 9.4 percent in the same periods. FBO, however, experienced a decline in gross margin to 26.4 percent of segment revenue for the 2008 period as compared to 33.8 percent in the three months ended March 31, 2007.

Loss on sale of property and equipment was $9,500 for the three months ended March 31, 2008 consisting of the disposal of a maintenance item that had become obsolete. In the three months ended March 31, 2007, we had a gain on the sale of miscellaneous property and equipment of $33,705 plus $60,156 of income related to one-time items.

Segment Analysis

Charter

Charter revenue increased by 21.4 percent for the three months ended March 31, 2008 as compared with the corresponding prior-year period. The year-over-year increase is attributable to a greater productivity of our collective fleet plus a favorable shift to a higher mix of mid- and large-cabin charter hours, in addition to a higher overall number of aircraft. We managed 19 aircraft for their owners at March 31, 2008 as compared to 17 at March 31, 2007.

For the three months ended March 31, 2008, activities associated with managed charter (27.6% increase), management services (33.3% increase), and fuel sales to charter aircraft (38.6% increase) delivered higher revenue as compared to the same period in the prior year for the reasons articulated in the previous paragraph. Revenue related to brokered charter activity (-37.8% decrease) declined as our existing fleet was able to handle a larger workload, which in turn reduced the need to source outside aircraft.

Charter operating profit increased 56.0 percent for the three months ended March 31, 2008 as compared with the corresponding prior-year period. Charter operating profit, as a percentage of segment revenue, increased to 4.0 percent for the three months ended March 31, 2008 as compared to 3.1 percent in the corresponding prior-year period.

Operating profit was driven by improved gross margins in addition to the increase in revenue. Gross margin, as a percentage of Charter revenue, was 13.8 percent for the three months ended March 31, 2008 as compared to 11.3 percent in the three months ended March 31, 2007. More revenue at a higher margin offset segment operating expenses, which grew in absolute terms by 44.6 percent and as a percentage of revenue, to 9.8 percent in the three months ended March 31, 2008 as compared to 8.2 percent in the same period in the prior year. Contributing to this higher level of operating expenses is the investment we have made in additional sales people, which we believe will yield positive results in upcoming quarters.

FBO

FBO revenue increased by 28.9 percent for the three months ended March 31, 2008 as compared with the corresponding prior-year period. Revenue associated with the sale of jet fuel, aviation gasoline and related items increased by 39.5 percent in the three months ended March 31, 2008 as compared to the same period in the prior year. This increase offset a revenue shortfall for our flight school (88.0% decrease for the period) and the management of non-owned FBO facilities (37.4% decrease for the period). Our flight school subsidiary, as indicated elsewhere in this prospectus, was divested on September 30, 2007. See Note 3 to the consolidated financial statements included in this prospectus. The 2008 revenue used for flight school comparison is comprised of the aircraft leasing fees and facility lease charges, as discussed elsewhere in this prospectus. The decrease in revenue associated with the management of non-owned FBO facilities was due to an anticipated reduction in contractual rates.

The increase in revenue for FBO was in part related to higher average fuel prices in the current period as compared with the prior year period. We generally price our fuel products on a fixed dollar margin basis. As the cost of fuel rises, the corresponding customer price rises as well. If volume is constant, this methodology yields higher revenue but at lower gross margins. Gross margin, as a percentage of segment revenue, in the three months ended March 31, 2008, was 26.4 percent as compared to 33.8 percent in the same prior-year period.

FBO operating profit increased 893.9 percent in the three months ended March 31, 2008 as compared with the three months ended March 31, 2007. The contribution in 2008 from flight school-related lease income represented an improvement of $12,600 as compared to the operation of the flight school in the same period in 2007. FBO operating profit, as a percentage of segment revenue, increased to 6.8 percent for the three months ended March 31, 2008 as compared with 0.9 percent in the corresponding prior-year period.

In addition to the increase in revenue, operating profit was improved through lower levels of operating expenses, which offset the decrease in gross margin as described above. Operating expenses on an absolute basis were reduced by 23.6 percent in the three months ended March 31, 2008 as compared to the same period in the prior year. Operating expenses, as a percentage of segment revenue, in the three months ended March 31, 2008, were 19.5 percent as compared to 33.0 percent in the same prior-year period.

Maintenance

Maintenance revenue increased by 55.2 percent for the three months ended March 31, 2008 as compared with the corresponding prior year period. This improvement was driven by increases in revenue associated with labor charges (133.5%) and the sale of parts (89.8%), which offset a decline in brake and wheel operation (-39.0%).

Maintenance segment operating income for the three months ended March 31, 2008 was $25,476, an improvement of $186,850 as compared to the operating loss sustained during the corresponding prior-year period. The increase in revenue combined with gross margins in the three months ended March 31, 2008 of 31.1 percent as compared with 9.4 percent in the same period in the prior-year period were the primary drivers of performance. While segment operating expense grew in absolute terms by 17.4 percent in the year-over-year comparison, operating expenses as a percent of segment revenue declined to 28.2 percent in the 2008 period as compared to 37.3 percent in 2007.

Management has focused significant energy and effort in the Maintenance segment to improve personnel, processes and procedures. We believe that the results for the three months ended March 31, 2008 are representative of a trend of improved performance in future quarters.

Corporate Expense

Corporate expense was $479,002 for the three months ended March 31, 2008, an increase of $104,709 as compared with the corresponding prior-year period. Approximately 80 percent of this increase is related to stock compensation expense, which was $147,703 in the 2008 three-month period and $65,460 in the same period in 2007. The increase is due to options issued throughout 2007 with amortization of expenses in current period 2008.

Selling, General and Administrative

Total selling, general and administrative (“SG&A”) expenses of $2,152,015 in the three months ended March 31, 2008, an increase of $399,944, or 22.8 percent, as compared to the three months ended March 31, 2007. SG&A, as a percentage of total revenue, however, decreased to 15.4 percent for the three months ended March 31, 2008 as compared with 15.6 percent in the corresponding prior-year period.

Depreciation and Amortization

Depreciation and amortization was $99,026 and $99,225 for the three months ended March 31, 2008 and 2007, respectively.

Interest Income/Expense

Interest income for the three months ended March 31, 2008 was $9,017 as compared to $17,373 for the three months ended March 31, 2007. Interest expense for the three months ended March 31, 2008 was $5,999 as compared to $6,263 for the same period in 2007.

Net Income (Loss) Per Share

Net income for the three months ended March 31, 2008 was $103,188 as compared to a net loss for the three months ended March 31, 2007 of $124,854, an improvement of $228,042. This change was directly attributable to an improvement in our operating results.

Basic and diluted net income per share for the three months ended March 31, 2008 was $0.00 and net loss per share for the three months ended March 31, 2007 was $0.00.

LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of liquidity are cash and cash equivalents, which totaled $1,616,838 at March 31, 2008. We had working capital of $1,303,955 and $961,045 at March 31, 2008 and December 31, 2007, respectively. We generated revenue of $13,930,238 for the three months ended March 31, 2008. Since inception, we have incurred, in the aggregate, net losses of $5,641,305 for the period January 17, 2003 (date of inception) through March 31, 2008. For the three months ended March 31, 2008, net cash used in operating activities was $768,232, net cash used in investing activities was approximately $11,423 and net cash used in financing activities was $3,659.

We are continuing to implement our strategic business plan. During the three months ended March 31, 2008, our revenue increased, gross margins increased and SG&A expenses decreased as a percentage of total revenue as compared with revenue, gross margin and SG&A expense in the same period in the prior year. In early 2008, we took steps to increase our revenue by upgrading and enlarging our sales force, particularly as it relates to Charter.  A dedicated vice president of sales and marketing was added, along with three additional charter sales personnel.  The collective focus for these new personnel is to add additional managed aircraft and to create better utilization of our current fleet of managed aircraft by increasing the number of booked charter hours.  Further, our sales personnel are focused in geographically strategic markets where we have recently added managed aircraft and in which we believe sufficient opportunity exists for new aircraft and charter clients.  We anticipate that these sales people will recoup their respective compensation and expenses in additional revenue and gross margin during 2008.  In addition, we are also continuing to maintain the cost containment measures we initiated during 2007.

Assuming there is no significant change in the business, we believe that the current working capital, together with cash generated from operations should be sufficient to meet our anticipated cash requirements, including capital expenditure requirements, for at least the next twelve months. However, we continue to evaluate opportunities for additional debt or equity financing, and strategic acquisitions to accelerate our growth and market penetration efforts.

 During the three months ended March 31, 2008, we had a net decrease in cash and cash equivalents of $783,314. Our sources and uses of funds during this period were as follows:

Cash from Operating Activities

For the three months ended March 31, 2008, cash used in operating activities amounted to $768,232. This amount included net income of $103,188, depreciation and amortization charges of $99,026 and stock-based compensation expense of $147,703. Cash used in operations due to changes in operating assets and liabilities included a decrease in cash associated with increases of accounts receivable, inventories, prepaid expenses and customer deposits of $1,637,156, $123,311, $106,795 and $392,139, respectively. The accounts receivable increase was primarily due to the timing of customer payments and increasing sales that will be collected in subsequent periods. Inventories increases were a result of an increase in consignment inventory for jet aviation fuel. The increase in prepaid expenses represented advance payments made that are amortized over future periods. The increase in customer deposits was a result of advance payments in 2007 for aircraft charter trips that occurred in the first quarter of 2008. Cash used in operations due to changes in operating assets and liabilities also included an increase in cash associated with a increase in accounts payable and accrued expenses of $1,124,473, principally due to increased expense related to increased revenues.

Cash from Investing Activities

For the three months ended March 31, 2008, net cash used in investing activities was $11,423 and was attributable primarily to net proceeds from the sale of assets of $8,000 and the purchase of equipment of $19,423. For the three months ended March 31, 2007, net cash provided by investing activities was $182,039, attributable to the proceeds from the sale of assets of $298,000 offset by the purchase of equipment of $115,961.

Cash from Financing Activities

For the three months ended March 31, 2008, net cash used in financing activities was $3,659, consisting of the repayment of notes payable. For the three months ended March 31, 2007, net cash used in financing activities was $141,299, consisting of the repayment of notes payable and the re-purchase of stock of $122,924 and $18,375, respectively.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Stock Based Compensation
We account for stock-based compensation in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, entitled “Share Based Payment” (“FAS 123R”). Stock-based compensation expense for all share-based payment awards are based on the grant-date fair value estimated in accordance with the provisions of FAS 123R. We recognize these compensation costs over the requisite service period of the award, which is generally the option vesting term or the duration of employment agreement. For the three months ended March 31, 2008 and 2007, we incurred stock based compensation of $147,703 and $65,460, respectively. Such amounts have been recorded as part of SG&A expenses in the accompanying condensed consolidated statements of operations. As of March 31, 2008, the unamortized fair value of the options totaled $317,513.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The fair value of each share-based payment awards granted during the period was estimated using the Black-Scholes option pricing model. See Note 3 to our consolidated financial statements included in this prospectus.

Recent Accounting Pronouncements
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  At this time, management is evaluating the implications of SFAS 161 and its impact on the consolidated financial statements has not yet been determined.

In December 2007, the FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained non-controlling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, the Company would be required to report any non-controlling interests as a separate component of consolidated stockholders’ equity. The Company would also be required to present any net income allocable to non-controlling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after January 1, 2009. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. SFAS 160 would have an impact on the presentation and disclosure of the non-controlling interests of any non wholly-owned business acquired by the Company in the future.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption. SFAS 159 also applies to eligible items existing at November 15, 2007. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”).  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

Comparison of the Year Ended December 31, 2007 and December 31, 2006.

REVENUE AND OPERATING RESULTS

The following table summarizes revenue and operating results by segment:

Revenue	Year Ended December 31,
	2007	2006
Charter	$38,231,943	$31,243,500
FBO	5,905,715	4,988,553
Maintenance	2,970,269	2,980,371
Total revenue	$47,107,927	$39,212,424

Operating Results	Year Ended December 31,
	2007	2006
Charter	$1,561,689	$658,798
FBO	308,845	15,668
Maintenance	(32,184)	(242,358)
Division profit	1,838,350	432,108
Corporate expense	1,577,259	2,805,651
Operating profit (loss)	261,091	(2,373,543)
Other income (expense), net	(101,328)	155,700
Interest income (expense), net	24,691	(1,118,916)
Net income (loss)	$184,454	$(3,336,759)

Revenue for the year ended December 31, 2007 increased 20.1 percent from revenue in the year ended December 31, 2006. This increase was primarily due to the results of the charter segment, which generated over $38 million in revenue, a 22.4 percent increase over its revenue in the prior year, and the FBO segment, which generated $5.9 million, an 18.4 percent increase over its revenue in the same period in 2006. In the charter segment, a larger fleet and a more productive use of mid and large cabin aircraft in charter activities were factors. In the FBO segment, increases related to fueling managed aircraft and a higher average price for fuel as a result of higher fuel costs were factors.

Gross margin, as a percentage of revenue, of 16.2 percent for the year ended December 31, 2007 decreased as compared with 17.0 percent in the corresponding prior-year period. The decline in the year ended December 31, 2007 was largely the result of commissions in the amount of $272,705 in the charter segment related to the sale of aircraft in the 2006 period that did not recur in the 2007 period. Excluding the effect of those commissions, the margin for the year ended December 31, 2006 would have been 16.4 percent, a better comparison to the 16.2 percent during the year ended December 31, 2007.

Other expense was $101,328 for the year ended December 31, 2007 as compared to other income of $155,700 for the year ended December 31, 2006. Items of note included the sale of a charter certificate in the year ended December 31, 2006. In the year ended December 31, 2007, other income consisted of, as mentioned elsewhere in this prospectus, income from extinguishment of debt offset by an allowance for the uncollectible note receivable.

Segment Analysis

Charter

Charter revenue increased by 22.4 percent for the year ended December 31, 2007 as compared with such revenue in the corresponding prior-year period. The year-over-year increase is attributable to a greater productivity of the collective fleet plus a favorable shift to a higher mix of mid- and large-cabin charter hours, in addition to a higher overall number of aircraft. We managed 19 aircraft for their owners at December 31, 2007 as compared to 16 at December 31, 2006.

For the year ended December 31, 2007, activities associated with managed charter (29.2% increase), management services (22.7%), and brokered charter (2.4%) delivered better results as compared to results in the same period in the prior year for the reasons articulated in the previous paragraph. Fuel sales to charter aircraft (-0.8%) declined slightly due to the relocation of managed aircraft to other facilities. In the miscellaneous revenue category, performance on a year-over-year basis (-64.2%) was impacted by the absence of commissions on the sale of aircraft in the current-year period, as mentioned earlier in this prospectus.

Charter segment operating profit increased 137.1 percent for the year ended December 31, 2007 as compared with such profit in the corresponding prior-year period. Segment operating profit, as a percentage of segment revenue, increased to 4.1 percent for the year ended December 31, 2007 as compared to 2.1 percent in the corresponding prior-year period.

In addition to the increase in revenue, operating profit results were driven by a reduction of operating expenses and a slight improvement in gross margin for the segment. Gross margin, as a percentage of charter segment revenue, was 14.1 percent for the year ended December 31, 2007 as compared to 14.2 percent in the year ended December 31, 2006 when adjusted for commissions on the sale of aircraft. Segment operating expenses, as a percentage of revenue, were 10.0 percent in the year ended December 31, 2007 as compared to 12.8 percent in the same period in the prior year.

FBO

FBO segment revenue increased by 18.4 percent for the year ended December 31, 2007 as compared with such revenue in the corresponding prior-year period. Revenue associated with the sale of jet fuel, aviation gasoline and related items increased by 24.4 percent in the year ended December 31, 2007 as compared to such revenue in the same period in the prior year. This increase offset a revenue shortfall for the flight school (-34.6 percent for the year) and the management of non-owned FBO facilities (-26.2 percent for the year). The flight school subsidiary, as indicated elsewhere in this prospectus, was divested on September 30, 2007. The decrease in revenue associated with the management of non-owned FBO facilities was due to an anticipated reduction in contractual rates.

FBO segment operating profit increased 1871.2 percent in the year ended December 31, 2007 as compared with the year ended December 31, 2006 for the reasons articulated in the previous paragraph. Segment operating profit, as a percentage of segment revenue, increased to 5.2 percent for the year ended December 31, 2007 as compared with 0.3 percent in the corresponding prior-year period.

In addition to the increase in revenue, operating profit was improved through a greater leverage of operating expenses, which offset a decrease in gross margin. Gross margin and operating expenses, as a percentage of revenue, in the year ended December 31, 2007, were 28.4 percent and 23.2 percent, respectively, as compared to 31.5 percent and 31.2 percent in the same prior-year period.

Maintenance

Maintenance segment revenue decreased by 0.3 percent for the year ended December 31, 2007 as compared with such revenue in the corresponding prior-year period. The scheduling of significant maintenance events in the year ended December 31, 2006, which did not recur during the same period in 2007, impacted the revenue performance of the division. Our brake and wheel operation, which was not affected by scheduling of these events, did show good year-over-year growth: 12.9 percent for the year ended December 31, 2007 as compared to its revenue in the same period in prior year.

Maintenance segment operating losses decreased by $210,174 for the year ended December 31, 2007 as compared with the corresponding prior-year period. We first reported maintenance as a separate segment in the three months ended September 30, 2006. Management believes that this separate, dedicated emphasis has and will prompt a greater focus on operational efficiencies in the segment and lead to improved performance. The results for the year ended December 31, 2007 represented an improvement versus results in the prior year that, management believes, are representative of a trend of improved performance in future quarters.

Corporate Expense

Corporate expense was $1,577,259 for the year ended December 31, 2007, a decrease of $1,228,392 as compared with such expenses in the corresponding prior-year period. Management has dedicated significant attention to cost- and infrastructure-related savings over the past several quarters. The reduction in corporate expenses for the year ended December 31, 2007 is the result of the elimination of headcount and a decrease in professional expenses due to the addition of our chief financial officer in September 2006 and the resultant limitation of expenses associated with an outsourced financial consultant.

Selling, General and Administrative

Selling, general and administrative expenses (“SG&A”) of $7,391,549 decreased by $1,632,919, or 18.1 percent, in the year ended December 31, 2007 as compared with such expenses in the corresponding prior-year period. SG&A, as a percentage of revenue, decreased to 15.8 percent for the year ended December 31, 2007 as compared with 23.0 percent in the corresponding prior-year period. The decreases in SG&A as a percentage of revenue are due, in large part, to the increase in revenue during the current year coupled with the decrease in corporate expense, both as discussed above.

Depreciation and Amortization

Depreciation and amortization expense remained consistent for the year ended December 31, 2007 as compared with the corresponding prior-year.

Interest Income/Expense

Net interest income for the year ended December 31, 2007 was $24,691 while net interest expense for the year ended December 31, 2006 was $1,118,916. This year-over-year improvement is the result of the interest expense associated with the Senior Secured Notes that were repaid in September 2006.

Net Income (Loss) Applicable to Common Stockholders

Net income applicable to common stockholders for the year ended December 31, 2007 was $184,454 as compared to net loss applicable to common stockholders for the year ended December 31, 2006 of $7,776,516, an improvement of $7,960,970. This change was largely driven by an improvement in the operating results of the Company and by the elimination of expenses related to preferred stock ($3,002,563 in dividend and discount amortization charges) and the amortization of deferred financing costs ($1,437,194) in the year ended December 31, 2006. These eliminations, in addition to the reduction of interest expense as noted above, were directly related to the conversion of preferred stock to common stock and repayment of senior debt in connection with the $5.025 million offering completed in September 2006.

Basic net income (loss) per share applicable to common stockholders is computed based on the weighted average number of shares of common stock outstanding during the periods presented. Common stock equivalents, consisting of options and warrants, were not included in the calculation of the diluted losses per share because their inclusion would have been anti-dilutive or were not included in the calculation of net income per share because their exercise prices were greater than the average market price of the common stock during the period. Basic and diluted net income per share applicable to common stockholders for the year ended December 31, 2007 was $0.01 and net loss per share applicable to common stockholders for the year ended December 31, 2006 was $0.34.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Estimates

Discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts reported in the consolidated financial statements and the accompanying notes. On an ongoing basis, we evaluate our estimates, including those related to product returns, product and content development expenses, bad debts, inventories, intangible assets, income taxes, contingencies and litigation. We base our estimates on experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The critical accounting policies which we believe affect our more significant judgments and estimates used in the preparation of our consolidated financial statements are provided as follows:

Accounts Receivable

The Company’s extends credit to large and mid-size companies for aviation services. The Company has concentrations of credit risk in that 51% of the balance of accounts receivable at December 31, 2007 is made up of only ten customers. At December 31, 2007, accounts receivable from our largest account amounted to approximately $530,000 (10.1%). The Company does not generally require collateral or other security to support customer receivables. Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability and the allowance for doubtful accounts is adjusted accordingly. Management determines collectability based on their experience and knowledge of the customers.

Goodwill and Intangible Assets

The Company accounts for Goodwill and Intangible Assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”) and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under SFAS No. 142, goodwill and intangibles that are deemed to have indefinite lives are no longer amortized but, instead, are to be reviewed at least annually for impairment. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit. We have recorded goodwill in connection with the Company's acquisitions amounting to $4,194,770. The Company has determined that there is no impairment of goodwill at December 31, 2007 and 2006. Intangible assets continue to be amortized over their estimated useful lives.

In accordance with the requirements of SFAS 141 the Company recognized certain intangible assets acquired, primarily goodwill, trade names, non-compete agreements and customer relationships.  In accordance with the provisions of SFAS 142, on a regular basis, the Company performs impairment analysis of the carrying value of goodwill and certain other intangible assets.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between their financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s ability to utilize its NOL carry-forwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.

Although we have federal and state net operating losses available for income tax purposes that may be carried forward to offset future taxable income, the deferred tax assets are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized in future periods. The Company’s ability to use its net operating loss carry forwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code (the “Code”).

Effective January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN No. 48”), which prescribes a single, comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on its tax returns. Upon adoption of FIN No. 48, we recognized no changes in the liability for unrecognized tax benefits.

We record interest and penalties related to unrecognized tax benefits in income tax expense. As of January 1, 2007, we recognized no charges for interest and penalties related to unrecognized tax benefits in our Consolidated Balance Sheet.

We file income tax returns in the United States (federal) and in various state and local jurisdictions. In most instances, we are no longer subject to federal, state and local income tax examinations by tax authorities for years prior to 2004.

Stock Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of “Share Based Payment” (“FAS 123R”), using the modified prospective transition method. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the original provisions of FAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term or the duration of employment agreement. For the year ended December 31, 2007 and 2006, the Company incurred stock based compensation of $415,782 and $801,721, respectively. As of December 31, 2007, the unamortized fair value of the options totaled $365,235. The weighted average remaining amortization period of these options is 0.6 years.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The fair value of each share-based payment awards granted during the period was estimated using the Black-Scholes option pricing model with certain assumptions in estimating fair value.

Recent Accounting Pronouncements

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  At this time, management is evaluating the implications of SFAS 161 and its impact on the financial statements has not yet been determined.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling interests in Consolidated Financial Statements—An Amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary (previously referred to as minority interests). SFAS No. 160 also requires that a retained non-controlling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS No. 160, the Company would be required to report any non-controlling interests as a separate component of consolidated stockholders’ equity. The Company would also be required to present any net income allocable to non-controlling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of operations. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after January 1, 2009. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. SFAS No. 160 would have an impact on the presentation and disclosure of the non-controlling interests of any non-wholly-owned business acquired in the future.

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations” (“SFAS 141R”), which replaces SFAS No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption. SFAS 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). The Company is currently evaluating the impact of adopting SFAS 159 on its financial statements.

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP amends various authoritative literature notably FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.   This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The adoption of this FSP did not have a material impact on the Company’s financial statements.

In November 2006, the FASB ratified EITF Issue No. 06-7, Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“EITF 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under FAS 133, based on the application of EITF 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of Issue 00-19 to be classified in stockholders’ equity. Under EITF 06-7, when an embedded conversion option previously accounted for as a derivative under FAS 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under FAS 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in FAS 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF 06-7. Earlier application of EITF 06-7 is permitted in periods for which financial statements have not yet been issued. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

 In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”).  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In June 2006, the EITF reached a consensus on Issue No. 06-3 (“EITF 06-3”), “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions.” The consensus allows companies to choose between two acceptable alternatives based on their accounting policies for transactions in which the company collects taxes on behalf of a governmental authority, such as sales tax. Under the gross method, taxes collected are accounted for as a component of sales revenue with an offsetting expense. Conversely, the net method allows a reduction to sales revenue. If such taxes are reported gross and are significant, companies should disclose the amount of those taxes. The guidance should be applied to financial reports through retrospective application for all periods presented, if amounts are significant, for interim and annual reporting beginning after December 15, 2006. The adoption of this pronouncement did not have a material impact of the Company’s financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of SFAS 156 did not have a material impact on the Company’s financial position.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 (“Accounting for Derivative Instruments and Hedging Activities”) (“SFAS 133”) to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 did not have a material impact on the Company’s financial position.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Table of Contents to Consolidated Financial Statements
For the Years Ended December 31, 2007 and 2006

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Table of Contents to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2008 and 2007
(Unaudited)

Consolidated Balance Sheet as of March 31, 2008 and December 31 2007	F-24

Condensed Consolidated Statements of Operations For the Three Months Ended March 31, 2008 and 2007	F-25

Condensed Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2008 and 2007	F-26

Notes to Consolidated Financial Statements	F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of
FirstFlight, Inc.

We have audited the accompanying consolidated balance sheets of FirstFlight, Inc. and Subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstFlight, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2007, in conformity with United States generally accepted accounting principles.

/s/ Marcum & Kliegman LLP

New York, NY
March 28, 2008

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,400,152	$1,181,870
Accounts receivable, net of allowance for
doubtful accounts of $26,721 and $57,722, respectively	5,226,006	5,083,524
Inventories	324,314	193,413
Prepaid expenses and other current assets	472,750	280,923
Total current assets	8,423,222	6,739,730

PROPERTY AND EQUIPMENT, net
of accumulated depreciation of $361,577 and $272,788, respectively	1,169,316	1,286,376

OTHER ASSETS
Deposits	36,800	26,500
Note receivable	—	150,000
Intangible assets - trade names	420,000	420,000
Other intangible assets, net of
accumulated amortization of $489,274 and $275,936, respectively	150,726	364,064
Goodwill	4,194,770	4,194,770
Total other assets	4,802,296	5,155,334
TOTAL ASSETS	$14,394,834	$13,181,440

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$6,252,043	$5,627,406
Customer deposits	532,397	398,785
Accrued expenses	551,074	532,988
Notes payable - current portion	126,663	203,823
Total current liabilities	7,462,177	6,763,002

LONG-TERM LIABILITIES
Notes payable - less current portion	296,788	393,805
Total liabilities	7,758,965	7,156,807

STOCKHOLDERS' EQUITY
Preferred stock - $.001 par value; authorized 9,999,154;
none issued and outstanding	-	-
Common stock - $.001 par value; authorized 100,000,000;
36,582,987 and 36,583,793 issued and outstanding, respectively	36,583	36,584
Additional paid-in capital	18,825,760	18,398,977
Accumulated deficit	(12,226,474)	(12,410,928)
TOTAL STOCKHOLDERS' EQUITY	6,635,869	6,024,633

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,394,834	$13,181,440

See notes to consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2007	2006

REVENUE	$47,107,927	$39,212,424
COST OF REVENUES	39,455,287	32,561,499
GROSS PROFIT	7,652,640	6,650,925

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,391,549	9,024,468

OPERATING INCOME (LOSS)	261,091	(2,373,543)

OTHER INCOME (EXPENSE)
OTHER INCOME (EXPENSE), net	(101,328)	155,700
INTEREST INCOME	55,221	31,188
INTEREST EXPENSE	(30,530)	(1,150,104)

TOTAL OTHER INCOME (EXPENSE)	(76,637)	(963,216)
NET INCOME (LOSS)	$184,454	$(3,336,759)

Deemed dividend to preferred stockholders:
Amortization of discount	—	(2,831,303)

Amortization of deferred financing costs	—	(1,437,194)

Preferred stock dividend	—	(171,260)
Net income (loss) applicable to common stockholders	$184,454	$(7,776,516)

Basic and Diluted Net Income (Loss) Per Common Share
applicable to common stockholders	$0.01	$(0.34)

Weighted Average Number of Common Shares
Outstanding – Basic and Diluted	36,585,305	22,661,039
See notes to consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2007 and 2006

			Additional			Total
	Common Stock		Paid-in	Deferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Financing	Deficit	Equity

BALANCE – January 1, 2006	13,915,812	$13,915	$8,421,430	$(1,437,194)	$(4,634,412)	$2,363,739

Common stock issued in connection with the cashless exercise of stock options	207,435	207	(207)	—	—	—
Common stock issued in connection with the settlement of obligation	25,000	25	18,725	—	—	18,750
Common stock issued in connection with the settlement of litigation	57,598	58	(58)	—	—	—
Amortization of stock based compensation	—	—	801,721	—	—	801,721
Amortization of deferred financing costs	—	—	—	1,437,194	(1,437,194)	—
Deemed dividend to preferred shareholders - accretion of discount	—	—	—	—	(2,831,303)	(2,831,303)
Dividends on redeemable convertible preferred stock	—	—	—	—	(171,260)	(171,260)
Common stock issued in connection with conversion of convertible preferred stock	12,583,336	12,584	3,716,780	—	—	3,729,364
Common stock issued in connection with private placement	8,376,675	8,377	5,016,623	—	—	5,025,000
Common stock issued for payment of accrued dividends on convertible preferred stock	1,417,937	1,418	423,963	—	—	425,381
Net loss	—	—	—	—	(3,336,759)	(3,336,759)
BALANCE – December 31, 2006	36,583,793	$36,584	$18,398,977	$—	$(12,410,928)	$6,024,633

Amortization of stock based compensation	—	—	415,782	—	—	415,782
Common stock issued in connection with the cashless exercise of options	24,194	24	(24)	—	—	—
Common stock re-purchased in connection with settlement of obligation	(25,000)	(25)	(18,350)	—	—	(18,375)
Settlement of litigation	—	—	29,375	—	—	29,375
Net income	—	—	—	—	184,454	184,454
BALANCE – December 31, 2007	36,582,987	$36,583	$18,825,760	$—	$(12,226,474)	$6,635,869

See notes to consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$184,454	$(3,336,759)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	390,165	406,471
Amortization of debt discount	25,262	951,849
Gain on sale of fixed assets	(56,638)	—
Gain on sale of subsidiary	(29,503)	—
Stock based compensation	415,782	801,721
Issuance of redeemable common stock	—	29,375
Income from extinguishment of debt	(60,681)	—
Impairment for collection of note receivable	150,000	—
Changes in operating assets and liabilities:
Accounts receivable	(153,799)	(1,662,069)
Inventories	(133,553)	(2,159)
Prepaid expenses and other current assets	(166,827)	(59,328)
Deposits	(10,300)	—
Accounts payable	624,637	1,425,875
Customer deposits	248,456	(52,021)
Accrued interest and dividends	—	(117,990)
Accrued expenses	56,100	(272,759)
TOTAL ADJUSTMENTS	1,299,101	1,448,965

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,483,555	(1,887,794)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	329,184	—
Repayment of note receivable	—	200,000
Net cash paid from sale of subsidiary	(103,527)	—
Purchase of property and equipment	(318,797)	(207,554)
NET CASH USED IN INVESTING ACTIVITIES	(93,140)	(7,554)

See notes to consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

	For the Year Ended December 31,
	2007	2006
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes	(153,758)	(281,908)
Repayment of term loan	—	(1,500,000)
Repayment of senior notes	—	(1,496,324)
Proceeds from private placement	—	5,025,000
Repurchase of stock	(18,375)	—
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(172,133)	1,746,768

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,218,282	(148,580)

CASH AND CASH EQUIVALENTS– Beginning	1,181,870	1,330,450
CASH AND CASH EQUIVALENTS – Ending	$2,400,152	$1,181,870

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$30,530	$328,931
Income taxes	$525	$8,160

Non-cash investing and financing activities:
Common stock issued to settle obligation	$—	$18,750
Redeemable common stock issued in connection with the settlement of litigation	$—	$29,375
Cashless exercise of stock options	$24	$207
Redeemable convertible preferred stock converted to common stock	$—	$3,729,364
Purchase of equipment under capital lease or debt obligation	$15,000	$110,896
Common stock issued for dividends on redeemable convertible preferred stock	$—	$425,381
Expiration of put option	$29,375	$—

Sale of subsidiary
Net liabilities	$(133,030)	$—
Gain on sale	29,503	—
Net cash paid	$(103,527)	$—

See notes to consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

NOTE 1 - Nature of Operations

FirstFlight, Inc. (“FirstFlight”) and its subsidiaries (collectively, the “Company”) is as an aviation services company with operations in the charter management, fixed base operations (“FBO”), and aircraft maintenance segments of the general aviation industry.

On March 31, 2005, FirstFlight formed FBO Air Wilkes-Barre (“FBO Wilkes-Barre”) as a wholly-owned subsidiary, which then acquired the common stock of Tech Aviation Service, Inc. (“Tech”), a fixed base operator in Avoca, Pennsylvania.

On March 31, 2005, FirstFlight formed FBO Air Garden City (“FBO Garden City”) as a wholly-owned subsidiary of FirstFlight, which then acquired certain operating assets of Central Plains Aviation, Inc. (“CPA”), a fixed base operator located in Garden City, Kansas.

On September 23, 2005, FirstFlight acquired the common stock of Airborne, Inc. (“Airborne”), a charter and aircraft management company, located in Elmira, New York.

On March 16, 2006, FirstFlight formed Margeson & Associates, Inc. (“Margeson”) as a wholly-owned subsidiary of FirstFlight. Margeson, an insurance agency, offers property, casualty and liability insurance primarily to the general aircraft industry.

On May 15, 2007, Airborne formed H24 Aviation Advisors, LLC (“H24”) as a wholly-owned subsidiary to focus on the broker business in the charter segment.

NOTE 2 - Management’s Liquidity Plans

As of December 31, 2007, the Company had cash and cash equivalents of $2,400,152 and had working capital of $961,045. The Company generated revenue of $47,107,927 and net income of $184,454 for the year ended December 31, 2007. Since inception, the Company has incurred, in the aggregate, net losses and net losses applicable to common stockholders of approximately $5,750,000 and $12,330,000, respectively, for the period January 17, 2003 (date of inception) through December 31, 2007. For the year ended December 31, 2007, net cash provided by operating activities was $1,483,555 and net cash used in investing activities was $93,140.

The Company had taken steps to reduce the level of expenditures for corporate operations by severing ties with two executives. These executives represented costs in 2006 of approximately $900,000, including severance and separation fees, and stock-based compensation. Additionally, the Company had settled litigation in 2006 that, including legal and settlement related costs, represented approximately $150,000. The Company had also re-negotiated favorable terms with certain vendors that management believes represent a savings of almost $400,000 versus levels of historical spending, in part driven by the hiring of a chief financial officer and the corresponding elimination of an outside accounting consultant.

The Company believes that it has sufficient liquidity to sustain its existing business for at least the next twelve months.  In early 2008, the Company has taken steps to increase its revenue by upgrading and enlarging its sales force, particularly as it relates to the charter segment.  In addition, the Company is also continuing to maintain its cost containment measures initiated during 2007.

NOTE 3 - Sales of Subsidiaries

During March 2006, the Company completed its consolidation of certain activities under a single Federal Aviation Administration (“FAA”) Part 135 Certificate. In connection with the consolidation, on April 11, 2006, the Company sold Tech, whose sole asset immediately prior to the sale consisted of Tech’s FAA Part 135 Certificate, and recognized other income of approximately $157,000.

On October 20, 2005, FirstFlight formed Tech Aviation Flight School, Inc. (“TAFS”) as a wholly-owned subsidiary of FBO Wilkes-Barre. TAFS operated in connection with the fixed base operation in Avoca, Pennsylvania as an FAA accredited flight school.

On September 30, 2007, the Company sold the stock of TAFS, with net liabilities of approximately $5,000 for $25,000. In conjunction with the sale, the Company recognized a gain of approximately $30,000. In addition, the Company executed an agreement to transfer the aircraft assets owned by TAFS into a newly-formed wholly-owned subsidiary, FBO Air WB Leasing (the Lessor). As part of the transaction, TAFS entered into a one-year aircraft lease agreement with FBO Air WB Leasing as well as an agreement to lease space and buy fuel and maintenance services from the Company. In addition, the Company entered into an office lease agreement with TAFS for which it will receive monthly payments of $1,050, expiring on September 23, 2023, calling for future minimum payments to the Company of $201,600.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

NOTE 4 - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of FirstFlight and its wholly-owned subsidiaries, FBO Air Wilkes-Barre, Inc. (“FBOWB”), FBO Air Garden City, Inc. (“FBOGC”), Airborne, Inc. (“Airborne”), Margeson & Associates, Inc. (“Margeson”), FBO Air WB Leasing (“WB Leasing”), H24 Aviation Advisors, LLC (“H24”), and TAFS, which on September 30, 2007 was divested as described in Note 3. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Concentrations of Credit Risk
The Company maintains its cash with various financial institutions, which exceed federally insured limits throughout the period. At December 31, 2007, the Company had cash and cash equivalents in excess of federally insured limits.

Accounts Receivable
The Company’s extends credit to large and mid-size companies for flight related services. The Company has concentrations of credit risk in that 51% of the balance of accounts receivable at December 31, 2007 is made up of only ten customers. At December 31, 2007, accounts receivable from our largest account amounted to approximately $530,000 (10.1%). The Company does not generally require collateral or other security to support customer receivables. Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability and the allowance for doubtful accounts is adjusted accordingly. Management determines collectability based on their experience and knowledge of the customers.

Deferred Financing Costs
Costs incurred to issue convertible preferred stock and the warrants were capitalized and were charged to equity as deferred financing costs. Such costs were being amortized as deemed dividends to preferred stockholders over a three-year period. In 2006, the remaining balance was fully amortized as a result of the conversion of the Preferred Stock to Common Stock.

Inventories
Inventories consist primarily of maintenance parts and aviation fuel and are stated at the lower of cost or market determined by the first-in, first out method.

Reclassifications
Certain accounts in the prior period financial statements have been reclassified for comparison purposes to conform with the presentation of the current period financial statements. These reclassifications had no effect on the previously reported loss.

Property and Equipment
Property and equipment is stated at cost. Maintenance and repairs are charged to expense as incurred; costs of major additions and betterments are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income. For repairs on aircraft, the Company accrues Federal Aviation Administration (“FAA”) designated maintenance costs pro rata, based upon the hours flown by the aircraft.

Depreciation is based on estimated useful lives of assets using the straight-line method. The estimated useful lives range from 3-12 years for vehicles and equipment and for building leases, the lesser of the initial lease term or the useful economic life.

Goodwill and Intangible Assets
The Company accounts for Goodwill and Intangible Assets in accordance with Statement of Financial Accounting Standards (“FAS”) No. 141, “Business Combinations” (“FAS 141”) and FAS No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). Under FAS No. 142, goodwill and intangibles that are deemed to have indefinite lives are no longer amortized but, instead, are to be reviewed at least annually for impairment. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit. The Company has recorded goodwill in connection with the Company's acquisitions described in Note 1 amounting to $4,194,770. The Company has determined that no impairment charge is necessary at December 31, 2007 and 2006. Intangible assets continue to be amortized over their estimated useful lives.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

Revenue Recognition
Revenue for the sales of products is recognized at the time products are delivered to customers. Revenue for services is recognized at the time the services are performed and provided to customers. Revenue related to charter services is recognized when a particular charter trip is completed. Revenue related to insurance activity is recognized at the point that the client is afforded protection under the policy, the premium was due, reasonably estimated and billable. The full commission revenue is recognized along with a historically driven reserve for the potential cancellation of the policy. The sources of revenue are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is probable.

Customer Deposits
Customer deposits consist of amounts that customers are required to remit in advance to the Company in order to secure payment for future purchases and services.

Advertising
The Company expenses all advertising costs as incurred. Advertising expense for the years ended December 31, 2007 and 2006 was approximately $115,000 and $142,000, respectively.

Income Taxes
The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between their financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s ability to utilize its NOL carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).

Although the Company has federal and state net operating losses available for income tax purposes that may be carried forward to offset future taxable income, the deferred tax assets are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized in future periods. The Company’s ability to use its net operating loss carry forwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Code.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN No. 48”), which prescribes a single, comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on its tax returns. Upon adoption of FIN No. 48, the Company recognized no changes in the liability for unrecognized tax benefits. The Company records interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2007, the Company recognized no charges for interest and penalties related to unrecognized tax benefits in the Consolidated Balance Sheet. The Company files income tax returns in the United States (federal) and in various state and local jurisdictions. In most instances, the Company is no longer subject to federal, state and local income tax examinations by tax authorities for years prior to 2004.

Fair Value of Financial Instruments
The reported amounts of the Company’s financial instruments, including accounts payable and accrued liabilities, approximate their fair value due to their short maturities. The carrying amounts of debt approximate fair value because the debt agreements provide for interest rates that approximate market.

Net Income (Loss) Per Common Share
Basic net income (loss) per share applicable to common stockholders is computed based on the weighted average number of shares of Common Stock outstanding during the periods presented. Diluted net income (loss) per share reflects the potential dilution that could occur if securities or other instruments to issue Common Stock were exercised or converted into Common Stock. Potentially dilutive securities, consisting of options and warrants, are excluded from the calculation of the diluted losses per share when their inclusion would be anti-dilutive or if their exercise prices were greater than the average market price of the Common Stock during the period.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

The following table sets forth the components used in the computation of basic and diluted income (loss) per share:

	For the Year Ended December 31,
	2007*	2006
Weighted average common shares outstanding, basic	36,585,305	22,661,039
Common shares upon exercise of options	—	—
Common shares upon exercise of warrants	—	—
Weighted average common shares outstanding, diluted	36,585,305	22,661,039

* Potential common shares of 13,252,121 underlying options and warrants outstanding as of December 31, 2007 were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price of the Common Stock during the period.

Stock Based Compensation
Effective January 1, 2006, the Company adopted the fair value recognition provisions of “Share Based Payment” (“FAS 123R”), using the modified prospective transition method. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the original provisions of FAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term or the duration of employment agreement. During the years ended December 31, 2007 and 2006, the Company incurred stock based compensation of $415,782 and $801,721, respectively. The Company records stock based compensation in Selling, General & Administrative expenses. As of December 31, 2007, the unamortized fair value of the options totaled $365,235. The weighted average remaining amortization period of these options is 0.6 years.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The fair value of each share-based payment awards granted during the period was estimated using the Black-Scholes option pricing model with the following weighted average fair values as follows:

	For the Year Ended December 31,
	2007	2006
Dividend yield	0%	0%
Expected volatility	286%	249%
Risk-free interest rate	4.20%	4.8%
Expected lives	5 years	4.8 years

The weighted average fair value of the options on the date of grant, using the fair value based methodology during the years ended December 31, 2007 and 2006, was $0.37 and $0.47, respectively.

Recently Issued Accounting Pronouncements
In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141R, “Business Combinations” (“SFAS 141R”), which replaces SFAS No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption. SFAS 159 also applies to eligible items existing at November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 159 on its consolidated financial statements.

In December 2006, the FASB issued FASB Staff Position ("FSP") EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP amends various authoritative literature notably FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.   This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 21, 2006, the guidance in the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The adoption of this FSP did not have a material impact on the Company’s financial statements.

In November 2006, the FASB ratified EITF Issue No. 06-7, Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“EITF 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under FAS 133, based on the application of EITF 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of Issue 00-19 to be classified in stockholders’ equity. Under EITF 06-7, when an embedded conversion option previously accounted for as a derivative under FAS 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under FAS 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in FAS 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF 06-7. Earlier application of EITF 06-7 is permitted in periods for which financial statements have not yet been issued. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”).  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In June 2006, the EITF reached a consensus on Issue No. 06-3 (“EITF 06-3”), “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions.” The consensus allows companies to choose between two acceptable alternatives based on their accounting policies for transactions in which the company collects taxes on behalf of a governmental authority, such as sales tax. Under the gross method, taxes collected are accounted for as a component of sales revenue with an offsetting expense. Conversely, the net method allows a reduction to sales revenue. If such taxes are reported gross and are significant, companies should disclose the amount of those taxes. The guidance should be applied to financial reports through retrospective application for all periods presented, if amounts are significant, for interim and annual reporting beginning after December 15, 2006. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 (“Accounting for Derivative Instruments and Hedging Activities”) (“SFAS 133”) to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

NOTE 5 - Inventories

Inventory consists primarily of maintenance parts and aviation fuel, which the Company dispenses to its customers. The Company also maintains fuel inventories for commercial airlines, to which it charges into-plane fees when servicing commercial aircraft.

	December 31,
	2007	2006
Parts inventory	$156,192	$97,427
Fuel inventory	163,703	79,100
Other inventory	4,419	16,886
Total inventory	$324,314	$193,413

Included in inventories are amounts held for third parties of $70,849 and $48,548 as of December 31, 2007 and 2006, respectively, with an offsetting liability included as part of accrued expenses.

NOTE 6 - Property and Equipment

Property and equipment consist of the following:

	December 31,		Estimated
	2007	2006	Useful Life
Aircraft	$371,294	$679,785	7 – 12 years
Vehicles	179,273	157,100	5 – 10 years
Office furniture and equipment	232,990	271,644	3 – 7 years
Tools and shop equipment	412,453	291,739	3 – 10 years
Leasehold improvements	334,883	158,896	7 – 17 years
Total	1,530,893	1,559,164
Less: accumulated depreciation and amortization	(361,577)	(272,788)
Property and equipment, net	$1,169,316	$1,286,376

Depreciation and amortization expense for the years ended December 31, 2007 and 2006 was approximately $177,000 and $184,000, respectively.

NOTE 7 - Note Receivable

On May 26, 2005, the Company loaned $350,000 as a note receivable to a fixed base operator (“FBO”) which was a potential acquisition target of the Company ("the Maker").  The note bore interest at 10% per annum and such interest was only to be paid quarterly, starting upon the three-month anniversary of the secured note.  The note could be prepaid at any time. The Company was granted a security interest, subordinate to two senior lenders, in all tangible property, goods and accounts of the Maker. Further, the Company had been granted an option to purchase the FBO owned by Maker, such option to expire one year from date of grant of option.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

On February 1, 2006, the Company declined to pursue the acquisition and negotiated revised repayment terms, whereupon the Company released its security interest in the tangible property, goods and accounts and the Maker made a $200,000 cash payment with the balance of the principal, $150,000, plus unpaid interest, with an annual interest at a rate of six percent (6%), to be paid quarterly and the principal balance due upon maturity in January 2008. The Company has performed a collectability analysis with respect to the note and, accordingly, an allowance has been recorded for the principal amount of the note. Such amount has been recorded as part of Other Expenses during the year ended December 31, 2007.

NOTE 8 - Intangible Assets

Intangible assets consist exclusively of amounts related to the acquisitions of Tech, CPA and Airborne.

The remaining amortization of amortizable intangible assets for the year ended December 31, 2008 is as follows:

For the year ended December 31,	Total	Non-Compete Agreements	Customer Relationships
2008	$150,726	$67,922	$82,804

During the years ended December 31, 2007 and 2006, the Company recorded amortization expense related to the acquired amortizable intangibles of approximately $213,000 and $222,000, respectively.

The weighted average amortization period for amortizable intangibles is 3.0 years and has no residual value.

NOTE 9 - Notes Payable

Notes payable consist of:

	December 31,
	2007	2006
Kubota – secured by equipment, 4.49% interest, matures February 2011	$15,000	$—

Sellers – Tech, secured by assets of Tech and guaranteed by FirstFlight, annual payments of $100,000, which includes imputed interest of 5%, matures March 2010	282,537	367,892

County of Chemung – Airborne, unsecured, monthly payments based on fuel usage with imputed interest of 6%, matures approximately 2023	42,558	44,098

Capital leases, secured by related equipment (see Note 11)	83,356	102,647

Wilkes-Barre/Scranton International Airport, unsecured, matured September 2007	—	60,681

Banks – Airborne, secured by related equipment, monthly payment of $3,176, interest at 7%, matured August 2007	—	22,310

Subtotal	423,451	597,628

Less: current portion	(126,663)	(203,823)

Total – long term	$296,788	$393,805

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

Aggregate annual maturities of long-term debt are as follows:

For the years ended December 31,	Total Amount	Notes Payable	Other
2008	$126,663	98,810	27,853
2009	123,739	94,104	29,635
2010	121,049	89,623	31,426
2011	16,612	—	16,612
2012	2,077	—	2,077
Thereafter	33,311	—	33,311
Total	$423,451	$282,537	$140,914
Less-current portion	(126,663)
Long-term portion	$296,788

NOTE 10 - Term Loan Payable - Related Party

In September 2005, the acquisition of Airborne was funded by a term note payable from a related party with a face value of $1,500,000 which was to mature on March 22, 2006 and bore interest at 4.25% per annum through the initial maturity date. FirstFlight elected to exercise the option to extend the maturity date to September 23, 2006, whereupon the promissory note bore interest at 9.25% per annum for the duration of the extended period. Airborne granted the holder a security interest in its accounts receivable, all of its deposit accounts, all monies then and thereafter in the possession or under the control of Airborne or FirstFlight and all products and proceeds of the foregoing personal property. FirstFlight’s Chairman of the Board and an entity owned by one of FirstFlight’s other directors are the members of the holder’s entity. In September 2006, FirstFlight, using part of the proceeds from its then just closed private placement (see Note 14), prepaid the note and the security interest terminated.

In conjunction with the issuance of the term note, FirstFlight also issued a five-year warrant to purchase a total of 1,200,000 shares of the Common Stock at an exercise price of $0.60 per share. The Company allocated $35,000 of the aggregate proceeds from the term note to the warrant as an original issuance discount, which represented the relative fair value of the warrant at the date of issuance, and amortized the discount to interest expense over the life of the term note. The amount amortized to interest expense for the year ended December 31, 2006 was approximately $15,000 (See Note 16).

NOTE 11 - Capital Lease Obligations

The Company’s property under capital leases, at December 31, 2007 and 2006, which are included in property and equipment, is summarized as follows:

	December 31,
	2007	2006
Vehicles	$37,000	$37,000
Office Furniture and Equipment	73,896	73,896
Subtotal	110,896	110,896
Less: accumulated depreciation	(14,840)	(4,845)
Total	$96,056	$106,051

The Company’s capital leases require monthly payments ranging from $750 to $1,525 reflecting effective interest rates of between 8% and 8.75% per annum, expiring in various years through November 2011.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

Future minimum lease payments for the capital lease obligations at December 31, 2007 are as follows:

For the Year Ended December 31	Amount
2008	$27,300
2009	27,300
2010	26,550
2011	15,250
96,400
Less: amount representing interest	(13,044)

Present value of future minimum lease payments	83,356
Less: current maturities	(20,983)
Total	$62,373

Depreciation of assets held under capital leases in the approximate amount of $10,000 and $4,800 is included in depreciation expense for the years ended December 31, 2007 and 2006, respectively.

NOTE 12 - Income Taxes

As of December 31, 2007, the Company had federal and state net operating loss carry-forwards of approximately $2,100,000 expiring in various years through 2026, portions of which may be used to offset future taxable income, if any. The Company has deferred tax assets arising from such operating losses for which a full valuation allowance has been established because it is more likely than not that the deferred tax assets will not be realized in future periods. In addition, Shadows Bend Development, Inc. had approximately $8,000,000 of net operating losses available prior to the reverse merger with FirstFlight. Under current tax law, the Company believes that it will not be able to utilize these losses and, accordingly, a full valuation allowance has been established because it is more likely than not that the deferred tax assets will not be realized in future periods.

The Company’s deferred tax assets and deferred tax liabilities consisted of the following:

	December 31,
Deferred tax assets:	2007	2006
Operating loss carryforwards	$799,820	$1,092,324
Stock based compensation	474,611	312,456
Allowance for doubtful accounts	10,421	22,512
Deferred start up costs	98,675	106,265
Intangible assets	122,875	67,234
Accrued expenses	201,053	252,660
Total deferred tax assets	1,707,455	1,853,451

Deferred tax liabilities:
Goodwill	(37,895)	(24,115)
Property and Equipment	(96,000)	(98,278)
Total deferred tax liabilities	(133,895)	(122,393)

Deferred tax assets – net of deferred tax liabilities	1,573,560	1,731,058

Valuation Allowance	(1,573,560)	(1,731,058)

Deferred tax assets – net of valuation allowance	$—	$—

Change in valuation allowance	$157,498	$(876,327)

The Company has recorded a full valuation allowance against its deferred tax assets since management believes that based upon currently available objective evidence it is more likely than not that the deferred tax asset will not be realized. The provision for income taxes using the statutory federal tax rate as compared to the Company's effective tax rate is summarized as follows:

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

	December 31,
	2007	2006
Tax expense (benefit) at statutory rate	34.0%	(34.0)%
State and local income taxes, net of federal	5.0%	(5.0)%
Non-deductible expenses	8.0%	—
Change in estimate of prior year tax provision	38.0%	—
Change in valuation allowance	(85.0)%	39.0%
Effective income tax rate	—	—

NOTE 13 - Senior Secured Notes

In connection with a private placement closed on March 31, April 8 and April 15, 2005, FirstFlight issued Senior Secured Notes aggregating approximately $1,496,000 due March 31, 2008 or April 8, 2008 (the “Senior Secured Notes”).

On September 1, 2006, FirstFlight closed a private placement and sold 50.25 units at $100,000 per unit (see Note 14). The Company utilized approximately $1,496,000 and $236,000 of this amount to prepay the Senior Secured Notes and accrued interest, respectively, in full.

NOTE 14 – Stockholders’ Equity

Common Stock
On January 5, 2006, FirstFlight issued 25,000 shares of the Common Stock valued at $18,750 in connection with the settlement of certain accrued expenses.

On May 31, 2006, FirstFlight issued 57,598 shares of the Common Stock valued at $29,375 in connection with the settlement of litigation.

On September 1, 2006, FirstFlight closed a private placement (“the Offering”) and sold 50.25 units (the “Units”) at $100,000 per unit. Each Unit consisted of 166,700 shares of the Common Stock and a warrant expiring August 31, 2011 to purchase 100,000 shares of the Common Stock at an initial exercise price of $1.00 per share. FirstFlight realized gross proceeds of $5,025,000 from the Offering and, in connection therewith, issued 8,376,675 shares of the Common Stock. Officers and/or directors of the Company participated in the Offering and were collectively issued 5,001,000 shares of the Common Stock and warrants to purchase 3,000,000 shares of the Common Stock in return for a collective investment of $3,000,000. The terms of the warrant agreement provide certain anti-dilution protections and provide for certain adjustments to protect the holder upon the future issuance of certain securities at a price less than the current warrant exercise price in effect, as provided for in the agreement. FirstFlight was obligated to file within 90 days of the closing a registration statement in regard to the 8,376,675 shares of Common Stock and the 5,025,000 shares underlying the warrants issued in the Offering. FirstFlight filed the registration statement within the required time frame and the registration statement was declared effective on January 4, 2007. FirstFlight is obligated to use its best efforts to keep the registration statement effective until the earlier date (i) when all securities have been sold or (ii) when all securities may be sold pursuant to the exemption of Rule 144(k) under the Securities Act. If, for any reason or no reason, the holders of the securities in the Offering are not permitted to resell their registrable securities, then FirstFlight shall pay to the holder, for each 30-day period until the holders may sell all of their shares of the Common Stock thereunder, an amount in cash equal to one (1%) percent of the aggregate purchase price paid by the holder for the Unit(s) purchased in the Offering. The Company has evaluated this transaction with respect to its adoption of FSP EITF 00-19-2 and determined that there was no impact on the Company’s financial statements for the years ended December 31, 2007 and 2006.

In March 2007, FirstFlight repurchased 25,000 shares that had been issued in a settlement and for which the holder had a right to put the shares back to the Company at a cost of $18,375.

In June 2007, a put option expired that, if exercised, would have required FirstFlight to repurchase 57,598 shares of the Common Stock at a cost of $29,375. This amount was reclassified to additional paid in capital.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

Preferred Stock
In February 2005, FirstFlight authorized the issuance of 1,000 shares of mandatorily redeemable convertible preferred stock (“Series A”), each share having a Stated Value (“Stated Value”) of $5,000. These shares provided for cumulative dividends at the annual rate of 8%, payable quarterly, and were to mature three years from the date of issue. The cumulative dividend, at the option of FirstFlight, could have been paid either in cash or by the issuance of additional shares of the Series A.

The Series A were to automatically convert upon FirstFlight’s realization of gross proceeds exceeding $5,000,000 from the sale of equity securities (a “Qualified Follow-On Offering”), separate and apart from the March and April 2005 Private Offering, or at such time as the traded price of the Common Stock exceeded 2.5 times the Initial Conversion Price (“Conversion Price”) for a period of 20 consecutive trading days and during such period the trading volume each day had exceeded 200,000 shares. For either automatic conversion to occur, the common shares underlying the preferred shares had to be registered. At the option of the holder, the shares, in whole or in part, could have been converted at any time.

On various dates between January 18, 2006 and July 19, 2006, holders of 140 shares of the Series A converted their shares and were issued 2,333,334 shares of the Common Stock.

The September 1, 2006 private placement constituted a Qualified Follow-On Offering under the terms of the Series A and, as a result, was a mandatory conversion event. At that time, the then remaining 615 shares of the Series A outstanding were automatically converted into 10,250,002 shares of the Common Stock. The 1,000 shares which previous to this date were authorized for the Series A were deemed to be cancelled and the 846 shares issued were permanently retired from authorized shares. The 154 shares of the Series A which were never issued were restored to the status of authorized but not issued shares of the Preferred Stock not allocated to any series.

As of December 31, 2007 and 2006, dividends of $0 and $171,260, respectively, had been accrued on the Series A. On September 4, 2006, immediately after receiving proceeds from the Offering, FirstFlight’s equity position improved to the extent that FirstFlight was permitted under the laws of the State of Nevada to issue dividends on the Series A for the period January 2, 2004 through September 3, 2006. Accordingly, FirstFlight issued an aggregate of 1,417,937 shares of the Common Stock as accrued dividends, valued at $425,381, on September 4, 2006.

During the year ended December 31, 2006, deferred financing costs of $1,437,194 and accretion of discount of $2,831,303 were amortized as deemed dividends on the Series A.

NOTE 15 – Stock Options

During December 2005, the Board of Directors approved the Stock Option Plan of 2005 (the “Plan”) and, during December 2006, the stockholders of FirstFlight approved the Plan. The Plan is administered by FirstFlight’s compensation committee and provides for 7,500,000 shares of the Common Stock to be reserved for issuance under the Plan. Directors, officers, employees, and consultants of the Company are eligible to participate. The Plan provides for the awards of incentive and non-statutory stock options. The Committee determined the vesting schedule to be up to five years at the time of grant of any options under the Plan, and unexercised options will expire in ten years. The exercise price is to be equal to at least 100% of the fair market value of a share of the Common Stock, as determined by the Committee, on the grant date. As of December 31, 2007 and 2006, there were 5,465,000 and 5,965,000 shares, respectively, available for grant as options under the Plan.

Details of all options outstanding, whether granted under the Plan or otherwise, are presented in the table below:

	Number of Options	Weighted Average Exercise Price

Balance, January 1, 2006	1,250,000	$1.08
Granted	1,435,000	0.50
Exercised	(375,000)	0.22
Forfeited	—	—
Balance, January 1, 2007	2,310,000	$0.86
Granted	1,100,000	0.37
Exercised	(25,000)	0.01
Forfeited	(1,000,000)	1.05
Balance, December 31, 2007	2,385,000	$0.56

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

During the year ended December 31, 2006, FirstFlight issued an aggregate of 207,435 shares of the Common Stock to directors and a former director in connection with the cashless exercises of stock options to purchase an aggregate of 375,000 shares.

During the year ended December 31, 2007, a director of FirstFlight exercised an option to purchase 25,000 shares on a cashless basis and received 24,194 shares. In addition, the options of two former executives to purchase an aggregate of 1,000,000 shares were forfeited.

On December 1, 2007, FirstFlight granted to each of the seven non-employee directors a stock option to purchase 25,000 shares of the Common Stock, a total of 175,000 shares, at $0.36 per share, the closing price of the Common Stock on November 30, 2007. The options vest over one year and are exercisable until November 30, 2012. These options are valued at $62,925 and are being amortized over the vesting period.

On September 14, 2007, under the terms of an employment agreement, FirstFlight granted an executive a stock option to purchase 250,000 shares of the Common Stock at $0.40 per share, the closing price of the Common Stock on September 21, 2007 (September 22nd being a Saturday). The option vested immediately and is exercisable until September 23, 2012. This option is valued at $99,884 and is being amortized over the remaining term of the employment agreement.

On September 14, 2007, under the terms of an employment agreement, FirstFlight granted an executive a stock option to purchase 250,000 shares of the Common Stock at $0.33 per share, the closing price of the Common Stock on September 14, 2007. The option vests over one year and is exercisable until September 15, 2013. This option is valued at $82,467 and is being amortized over the term of the employment agreement.

On April 19, 2007, under the terms of an employment agreement, FirstFlight granted an executive a stock option to purchase 250,000 shares of the Common Stock at $0.39 per share, the closing price of the Common Stock on March 30, 2007. The option vested immediately and is exercisable until March 31, 2012. This option is valued at $97,356 and is being amortized over the term of the employment agreement.

On April 19, 2007, FirstFlight granted to each of the seven non-employee directors a stock option to purchase 25,000 shares of the Common Stock, a total of 175,000 shares, at $0.36 per share, the closing price of the Common Stock on April 19, 2007. The options vest over one year and are exercisable until April 18, 2012. These options are valued at $62,909 and are being amortized over the vesting period.

A summary of the FirstFlight’s stock options outstanding and exercisable at December 31, 2007 is presented in the table below:

Exercise Price	Outstanding	Weighted average remaining contractual life of options (in years)	Exercisable	Aggregate Intrinsic Value
$0.33	250,000	5.71	—	$12,500
$0.36	350,000	4.61	—	7,000
$0.39	250,000	4.25	250,000	—
$0.40	500,000	4.23	500,000	—
$0.50	250,000	3.25	250,000	—
$0.51	160,000	1.33	160,000	—
$0.60	275,000	4.43	275,000	—
$0.64	100,000	2.92	100,000	—
$1.60	250,000	2.25	250,000	—

TOTALS	2,385,000		1,785,000	$19,500

During the years ended December 31, 2007 and 2006, the total value of shares vested was $343,709 and $286,956, respectively.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

NOTE 16 - Warrants

On March 31, April 8 and April 15, 2005, FirstFlight issued warrants to purchase shares of the Common Stock aggregating approximately 3,617,000 to investors and 1,296,000 to the placement agent. Each warrant, which vested immediately, provides a five-year right to purchase a share of the Common Stock at the initial exercise price (the “Warrant Exercise Price”) of $0.60 per share, with such price and the number of shares to be adjusted in the event of stock splits and certain other events, as provided in the agreement, and upon the sale by FirstFlight of additional equity securities at a price below the Warrant Exercise Price. At the option of FirstFlight, the warrants may be redeemed at any time, in whole, but not in part, at a price of $0.01 per share provided that: (a) there is an effective registration statement covering the resale of the warrant shares; (b) the volume weighted average closing price of the Common Stock for the prior 20 trading days is not less than 250% of the Warrant Exercise Price; and (c) the average daily trading volume of the Common Stock is not less than 200,000 shares per day during such 20-day trading period.

On September 23, 2005, FirstFlight issued a warrant to purchase shares of the Common Stock totaling 1,200,000 to a lender in conjunction with the issuance of a term note. The warrant, which vested immediately, was issued to an entity owned by FirstFlight’s chairman and an affiliate of another director. The warrant provides a five-year right to purchase a share of the Common Stock at the initial exercise price (the “Warrant Exercise Price”) of $0.60 per share, with such price and the number of shares to be adjusted in the event of stock splits and certain other events, as provided in the agreement, and upon the sale of additional equity securities at a price below the Warrant Exercise Price. At the option of FirstFlight, the warrant may be redeemed at any time, in whole, but not in part, at a price of $0.01 per share provided that: (a) there is an effective registration statement covering the resale of the warrant shares; (b) the volume weighted average closing price of the Common Stock for the prior 20 trading days is not less than 250% of the Warrant Exercise Price; and (c) the average daily trading volume of the Common Stock is not less than 200,000 shares per day during such 20-day trading period.

On September 1, 2006, FirstFlight consummated a $5.025 million private offering sold in Units of $100,000. Each Unit consisted of 166,700 shares of the Common Stock, and a warrant expiring August 21, 2011 to purchase 100,000 shares of the Common Stock, at an initial exercise price of $1.00 per share.

A summary of the status of FirstFlight’s warrants and the changes during the years then ended December 31, 2007 and 2006 is presented in the table below:

	Number of Warrants	Weighted Average Exercise Price

Balance, January 1, 2006	6,092,121	$0.60
Granted	5,025,000	1.00
Exercised	—	—
Forfeited	—	—
Balance, January 1, 2007	11,117,121	$0.78
Granted	—	—
Exercised	—	—
Forfeited	—	—
Balance, December 31, 2007	11,117,121	$0.78

A summary of FirstFlight’s stock warrants outstanding and exercisable at December 31, 2007 is presented in the table below:

	Warrant exercise price		Total

	$0.60	$1.00

Outstanding	6,092,121	5,025,000	11,117,121

Weighted average remaining contractual life of warrants outstanding (in years)	2.33	3.67

Exercisable	6,092,121	5,025,000	11,117,121

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

NOTE 17 - Employee Benefit Plan

FirstFlight maintains a 401(k) Plan (the “Plan”), which covers all employees of the Company. The Plan contains an option for the Company to match each participant's contribution. Any Company contribution vests over a five-year period on a twenty percent per year basis. During 2007 and 2006, the Company matched participant contributions at a rate of 50% of the first 6% of participant deferrals. Company contributions to the Plan totaled approximately $103,000 and $61,000 for the years ended December 31, 2007 and 2006, respectively.

NOTE 18 - Commitments and Contingencies

Operating Leases
The Company leases facilities from the City of Garden City, Kansas, which provides for: (a) a ten-year lease term expiring March 31, 2015, with two five-year renewal periods; (b) a base rent of $1,550 and $1,750 per month for years one through five and years six through ten of the lease, respectively. In addition a fuel flowage fee of $.06 per gallon of fuel received by the Company will be due monthly. The fuel flowage fee is to be reviewed annually by the Garden City Regional Airport, the City of Garden City, and the Company.

The Company leases a facility under the terms of a Fixed Base Operator’s Lease and Operating Agreement with the Wilkes-Barre/Scranton International Airport. The agreement is for an initial term of ten years, expiring August 21, 2013, with two five-year renewal periods. The agreement requires payment of monthly rents of $6,250 plus additional payments based on certain of the Company’s revenues. These include per-gallon fees for certain fuel sales and commissions on landing, parking, tie-down and other types of fees charged by the Company to its aviation customers.

The Company leases a parking area and land for its main operating facility under the terms of an Operating Agreement with the County of Chemung, the owner of the Elmira/Corning Regional Airport. The agreement was effective January 1, 2006 and is for an initial term of twenty-five years with one fifteen-year renewal and one subsequent ten-year renewal period. The agreement requires payment of quarterly rent of $931 for the parking lot lease and monthly rent of $1,195 for the county land lease. In addition, the Company pays a monthly fuel flowage fee from $.06 to $.09 per gallon based on the number of gallons dispensed.

The Company leases its facilities in Horseheads, New York from the Chief Executive Officer of the Company and a related party. The term is 15 years (subject to renewals at the option of Airborne at least 60 days prior to the expiration of the term) and expires September 22, 2020. The annual rent is $160,584, payable in advance in equal monthly installments of $13,382. Beginning on the fifth anniversary of the commencement date of the lease, and annually each year thereafter, the annual rent shall increase or decrease by the increase or decrease in the applicable Consumer Index Price. The Company has paid a $25,000 security deposit with respect to this lease. During the years ended December 31, 2007 and 2006, the Company paid approximately $161,000 in rent expense under this lease.

The Company leases office space for its charter sales department and hangar space for managed aircraft under the terms of an operating agreement in New Jersey. The office and hangar agreements were effective October 1, 2007 and are for an initial term of one year with automatic one-year renewals in the absence of notification from either party. The office agreement requires payment of monthly rent of $3,677 and the hangar agreement requires payment of monthly rent of $28,033.

The Company leases refueling trucks. As of December 31, 2007 and 2006, the refueling truck lease required monthly rental payments of approximately $6,000 per annum. In addition, the Company leases vehicles and equipment with payments ranging from $180 to $477 per month.

Future minimum rental payments under the Company’s operating leases are as follows for both related and non related parties:

For the year ended		Related
December 31,	Total	Party	Other
2008	$285,246	160,584	124,662
2009	278,623	160,584	118,039
2010	277,026	160,584	116,442
2011	274,644	160,584	114,060
2012	274,644	160,584	114,060
2013 and thereafter	1,663,277	1,240,952	422,325
TOTAL	$3,053,460	$2,043,872	$1,009,588

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

Total rent expense under all operating leases including the related party lease was approximately $397,000 and $383,000 for the years ended December 31, 2007 and 2006, respectively.

Employment Agreements
On March 31, 2005, the Board of Directors elected Jeffrey M. Trenk as an officer of FirstFlight, terminated Mr. Trenk's consulting agreement and entered into an employment agreement with Mr. Trenk dated April 1, 2005 (the "Jeffrey Trenk Employment Agreement"). Pursuant to the Jeffrey Trenk Employment Agreement, Mr. Trenk was employed as the Executive Vice President of Business Development of FirstFlight. The term of the Jeffrey Trenk Employment Agreement was to be for three years, which commenced April 1, 2005, and thereafter was to automatically renew for additional one-year periods. Pursuant to the Jeffrey Trenk Employment Agreement, Mr. Trenk's base annual salary was $175,000. Mr. Trenk was to be granted an option each April 1 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective April 1, 2005 and the second option was granted effective April 1, 2006. Effective October 31, 2006, the Jeffrey Trenk Employment Agreement was mutually terminated. Mr. Trenk was also serving as a director. Under the terms of the employment agreement separation, Mr. Trenk was paid the sum of $81,000 in November 2006 in lieu of any future monetary claims under the employment agreement. His outstanding options were subsequently forfeited and his right to receive an option effective April 1, 2007 was terminated.

On March 31, 2005, FirstFlight entered into an employment agreement dated as of April 1, 2005 (the "Ettinger Employment Agreement") with Robert J. Ettinger. Pursuant to the Ettinger Employment Agreement, Mr. Ettinger was employed as the Chief Operating Officer of FirstFlight and as the President of its executive jet management group. The term of the Ettinger Employment Agreement was for three years, which commenced April 1, 2005, and thereafter was to automatically renew for additional one-year periods. Mr. Ettinger's base annual salary was $150,000 and he was guaranteed an annual bonus payment of $100,000, both the salary and the bonus payment were to be paid in equal monthly installments. In addition, he could have received an annual performance bonus based on the Board's evaluation of the Company's (particularly the Division's) performance and his performance. Mr. Ettinger was to be granted an option each April 1 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective April 1, 2005 and the second option was granted effective April 1, 2006. On December 18, 2006, FirstFlight gave notice to Mr. Ettinger terminating without cause (as permitted) effective as of December 28, 2006 the Ettinger Employment Agreement. Mr. Ettinger was paid severance of $150,000 and received certain employee benefits of the Company for a period of six months. His outstanding options were subsequently forfeited and his right to receive an option effective April 1, 2007 was terminated.

On March 31, 2005, the Board of Directors authorized execution of the First Amendment effective April 1, 2005 (the "First Amendment") to the employment agreement (the "Ricciardi Employment Agreement') for Ronald J. Ricciardi, FirstFlight's President and CEO. The First Amendment provided that Mr. Ricciardi's employment under the Ricciardi Employment Agreement was effective April 1, 2005 and would continue for three years thereafter subject to automatic one-year renewals. The First Amendment increased his base salary to $175,000. Mr. Ricciardi is to be granted an option each April 1 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective April 1, 2005, the second option was granted effective April 1, 2006 and the third option was granted effective April 1, 2007. On December 12, 2006, the Board of Directors authorized execution of the Second Amendment effective as of that date (the “Second Amendment”) reflecting that Mr. Ricciardi was elected as Vice Chairman of the Board by the Board of Directors and, effective January 1, 2007 Mr. Ricciardi’s base salary was adjusted to $125,000. The initial term was also extended and will expire March 31, 2009.

On September 23, 2005, Airborne and FirstFlight entered into an employment agreement dated as of September 23, 2005 (the "Dow Employment Agreement") with John Dow. Pursuant to the Dow Employment Agreement, Mr. Dow is employed in the office of Chief Executive of Airborne. The term of the agreement is for three years, which commenced September 23, 2005, and thereafter automatically renews for additional one-year periods. Mr. Dow's base annual salary is $150,000. In addition, he may receive an annual performance bonus based on the Board's evaluation of Airborne's performance and his performance. Mr. Dow is to be granted an option each September 23 during the initial term to purchase 250,000 shares of the Common Stock. The first option was granted effective September 23, 2005, the second option was granted effective September 23, 2006 and the third option was granted effective September 23, 2007. On December 12, 2006, Mr. Dow was elected as President of FirstFlight by the Board of Directors and designated as its Chief Executive Officer.

On September 1, 2006, FirstFlight entered into an employment agreement effective as of September 15, 2006 with Keith P. Bleier (the “Bleier Employment Agreement”). Mr. Bleier serves FirstFlight as a Senior Vice President and its Chief Financial Officer. The term of the agreement is for three years, which commenced on September 15, 2006, and thereafter automatically renews for additional one-year periods. Mr. Bleier’s base annual salary is $185,000 with annual increases of 5%. In addition, he may receive an annual performance bonus at the discretion of the Board of Directors. Mr. Bleier is to be granted an option each September 15 during the initial term to purchase 250,000 shares of the Common Stock, commencing September 15, 2006. He has received his first option effective September 15, 2006 and his second option effective September 15, 2007.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

The employment agreements for Messrs. Dow, Ricciardi and Bleier contain severance provisions. Future commitments under the Company’s employment agreements aggregate approximately $650,000.

NOTE 19 - Related Parties

The firm of Wachtel & Masyr, LLP is corporate counsel to the Company. William B. Wachtel, FirstFlight’s Chairman of the Board, is a managing partner of this firm. During the year ended December 31, 2007, the Company was billed for legal services of $165,156. At December 31, 2007, the Company has recorded in accounts payable an obligation for legal fees of $374,517 related to these legal services provided by the firm.

The charter division of the Company manages several aircraft owned by an entity in which Mr. Wachtel along with two other directors of FirstFlight, Thomas Iovino and Stephen B. Siegel, are members. During the year ended December 31, 2007, the Company recorded direct revenue and expenses of $6,809,903 and $5,944,582, respectively, related to the Company’s management of these aircraft. At December 31, 2007 the Company had recorded in accounts receivable a balance of approximately $172,621 owed from this entity. During the year ended December 31, 2006, the Company managed one aircraft for Mr. Wachtel and recorded direct revenue and expenses of $3,070,057 and $2,546,269, respectively, related to the management of aircraft.

On May 24, 2006, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is John H. Dow, a director and the current President and Chief Executive Officer of FirstFlight, and the other member is an employee of its charter segment. The terms of the lease provided for the payment of rent of $17,000 per month and a charge of $600 for each hour of aircraft use. The lease agreement further provided that this aircraft would be managed by the Company through its charter segment, and through which the Company would retain 90% of the associated charter revenue. The Company made use of this aircraft for certain business travel needs and paid these expenses to the lessor. During the year ended December 31, 2006, the Company recorded no revenue and expenses of $17,000 in connection with the lease of this aircraft. The lease agreement was subsequently terminated in February 2007 and was replaced by the lease described in the following paragraph.

On April 26, 2007, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is John H. Dow, a director and the current President and Chief Executive Officer of FirstFlight, and the other member is an employee of its charter segment. The terms of the lease provide for the payment of rent of $20,000 per month and a charge of $500 for each hour of aircraft use. The lease agreement, which is for a period of one year, further provides that this aircraft will be managed by the Company through its charter segment, and through which the Company will retain 90% of the associated charter revenue. The Company made use of this aircraft for certain business travel needs and paid these expenses to the Lessor. During the year ended December 31, 2007, the Company recorded revenue of $391,976 and expenses of $493,228 in conjunction with the lease of this aircraft.

NOTE 20 - Litigation

The Company is currently engaged in an action in which a plaintiff has made a claim of approximately $200,000 in connection with disputed charges and expenses incurred in the operation of an aircraft.  The case is being tried in the Monroe County (Pennsylvania) Courthouse. The Company believes it has a reasonable position in defense of these claims and intends to vigorously defend itself in this matter.  In the opinion of management, the ultimate disposition of this matter will not have a material adverse effect on the Company’s financial position or results of operations. The Company has accounted for this action in accordance with SFAS 5 (“Accounting for Contingencies”).

NOTE 21 - Segment Data

The Company is an aviation services company with operations in the aircraft charter management (“Charter”), fixed base operations (an “FBO”), and aircraft maintenance (“Maintenance”) segments of the general aviation industry. The Company’s insurance activity is included in the charter segment.

Each of the Company’s three segments is operated under the FirstFlight brand name: the aircraft charter management segment is in the business of providing on-call passenger air transportation. These charter operations are implemented primarily through a fleet of managed aircraft - owned by another person or entity for which the Company provides regulatory and maintenance oversight while offering charter services. Within the FBO segment, the Company provides ground services such as the fueling and hangaring of aircraft. Within the maintenance segment, the Company offers maintenance and repair to aircraft owned or managed by general aviation aircraft operators.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements

As discussed in Note 4, the Company conducted an impairment analysis of its goodwill and intangible assets. Based on this analysis, the Company determined that the fair value of its segments exceeded their respective carrying value, and therefore, no impairment charge is necessary at December 31, 2007 and 2006.

The following tables summarize financial information about the Company’s business segments for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
Revenue	2007	2006
Charter	$38,231,943	$31,243,500
FBO	5,905,715	4,988,553
Maintenance	2,970,269	2,980,371
Total revenue	$47,107,927	$39,212,424

	Year Ended December 31,
Operating Results	2007	2006
Charter	$1,561,689	$658,798
FBO	308,845	15,668
Maintenance	(32,184)	(242,358)
Division profit	1,838,350	432,108
Corporate expense	1,577,259	2,805,651
Operating profit (loss)	261,091	(2,373,543)
Other income (expense), net	(101,328)	155,700
Interest income (expense), net	24,691	(1,118,916)
Net income (loss)	$184,454	$(3,336,759)

	For the Year Ended December 31, 2007
	Charter	FBO	Maintenance	Corporate	Consolidated
Depreciation and Amortization	$233,157	$143,327	$13,681	$—	$390,165
Interest Income (Expense)	$21,236	$(29,183)	$—	$32,638	$24,691
Capital Expenditures	$155,836	$167,825	$10,136	$—	$333,797
Total Assets	$11,281,418	$2,215,316	$254,527	$643,573	$14,394,834
Goodwill	$3,460,690	$479,553	$254,527	$—	$4,194,770

	For the Year Ended December 31, 2006
	Charter	FBO	Maintenance	Corporate	Consolidated
Depreciation and Amortization	$264,470	$129,415	$11,022	$1,564	$406,471
Interest Income (Expense)	$1,718	$(54,245)	$—	$(1,066,389)	$(1,118,916)
Capital Expenditures	$27,344	$248,404	$42,701	$—	$318,449
Total Assets	$9,674,653	$2,117,991	$254,527	$1,134,269	$13,181,440
Goodwill	$3,460,690	$479,553	$254,527	$—	$4,194,770

NOTE 22 - Subsequent Event

On January 19, 2008, Airborne and FirstFlight entered into an employment agreement dated as of January 19, 2008 with Stephen Meyer. Under the terms of this employment agreement, FirstFlight granted Mr. Meyer a stock option to purchase 250,000 shares of the Common Stock at $0.40 per share. The option vests over one year and is exercisable until January 18, 2014. This option is valued at $99,970 and is being amortized over the two-year term of the employment agreement.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008 (Unaudited)	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,616,838	$2,400,152
Accounts receivable, net of allowance for
doubtful accounts of $34,000 and $26,721, respectively	6,855,883	5,226,006
Inventories	447,625	324,314
Prepaid expenses and other current assets	579,445	472,750
Total current assets	9,499,791	8,423,222

PROPERTY AND EQUIPMENT, net
of accumulated depreciation of $394,768 and $361,577, respectively	1,125,548	1,169,316

OTHER ASSETS
Deposits	36,900	36,800
Intangible assets - trade names	420,000	420,000
Other intangible assets, net of
accumulated amortization of $542,609 and $489,274, respectively	97,391	150,726
Goodwill	4,194,770	4,194,770
Total other assets	4,749,061	4,802,296
TOTAL ASSETS	$15,374,400	$14,394,834

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$7,277,184	$6,252,043
Customer deposits	140,258	532,397
Accrued expenses	650,406	551,074
Notes payable - current portion	127,988	126,663
Total current liabilities	8,195,836	7,462,177

LONG-TERM LIABILITIES
Notes payable - less current portion	291,804	296,788
Total liabilities	8,487,640	7,758,965

STOCKHOLDERS' EQUITY
Preferred stock - $.001 par value; authorized 9,999,154;
none issued and outstanding	—	—
Common stock - $.001 par value; authorized 100,000,000;
36,582,987 shares issued and outstanding	36,583	36,583
Additional paid-in capital	18,973,463	18,825,760
Accumulated deficit	(12,123,286)	(12,226,474)
TOTAL STOCKHOLDERS' EQUITY	6,886,761	6,635,869

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,374,400	$14,394,834

See notes to condensed consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2008	2007

REVENUE	$13,930,238	$11,245,281
COST OF REVENUE	11,668,553	9,723,035
GROSS PROFIT	2,261,685	1,522,246

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,152,015	1,752,071

OPERATING INCOME (LOSS)	109,670	(229,825)

OTHER INCOME (EXPENSE)
OTHER INCOME	—	60,156
GAIN (LOSS) ON SALE OF PROPERTY AND EQUIPMENT	(9,500)	33,705
INTEREST INCOME	9,017	17,373
INTEREST EXPENSE	(5,999)	(6,263)

TOTAL OTHER INCOME (EXPENSE)	(6,482)	104,971

NET INCOME (LOSS)	$103,188	$(124,854)

Basic and Diluted Net Income (Loss)
Per Common Share	$0.00	$(0.00)

Weighted Average Number of Common Shares
Outstanding – Basic	36,582,987	36,592,387

Weighted Average Number of Common Shares
Outstanding – Diluted	36,609,810	36,592,387

See notes to condensed consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$103,188	$(124,854)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	99,026	99,225
Stock based compensation	147,703	65,460
Income from extinguishment of debt	—	(60,681)
Provision for doubtful accounts	7,279	(5,941)
(Gain) loss on sale of property and equipment	9,500	(33,705)
Changes in operating assets and liabilities:
Accounts receivable	(1,637,156)	(899,465)
Inventories	(123,311)	(18,555)
Prepaid expenses and other current assets	(106,795)	35,205
Accounts payable	1,025,141	1,036,362
Customer deposits	(392,139)	273,811
Accrued expenses	99,332	(225,717)
TOTAL ADJUSTMENTS	(871,420)	265,999

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(768,232)	141,145

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	8,000	298,000
Purchase of property and equipment	(19,423)	(115,961)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(11,423)	182,039

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	(3,659)	(122,924)
Re-purchase of stock	—	(18,375)
NET CASH USED IN FINANCING ACTIVITIES	(3,659)	(141,299)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(783,314)	181,885

CASH AND CASH EQUIVALENTS – Beginning	2,400,152	1,181,870
CASH AND CASH EQUIVALENTS – Ending	$1,616,838	$1,363,755
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$6,000	$6,263
Income taxes	$5,580	$525

Non-cash investing and financing activities:
Cashless exercise of stock options	$—	$24

See notes to condensed consolidated financial statements.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

NOTE 1 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These consolidated financial statements should be read in conjunction with the financial statements and related footnotes for FirstFlight, Inc. and its subsidiaries (collectively, the “Company”), which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 31, 2008, included elsewhere in this prospectus.

In the opinion of the Company’s management, all adjustments (consisting of normal recurring accruals) necessary to make the Company’s financial position as of March 31, 2008 and its results of operations and statements of cash flows not misleading for the periods shown have been included.

The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for any full year or any other interim period.

NOTE 2 - Management’s Liquidity Plans

As of March 31, 2008, the Company had cash and cash equivalents of $1,616,838 and had working capital of $1,303,955. The Company generated revenue of $13,930,238 and net income of $103,188 for the three months ended March 31, 2008. For the three months ended March 31, 2008, net cash used in operating activities was $768,232, net cash used in investing activities was $11,423 and net cash used in financing activities was $3,659.

Assuming there is no significant change in the business, management believes that the Company’s current working capital, together with cash generated from operations should be sufficient to meet its anticipated cash requirements, including capital expenditure requirements, for at least the next twelve months. However, management is continuing to evaluate opportunities for additional debt or equity financing, and strategic acquisitions to accelerate the Company’s growth and market penetration efforts. In early 2008, the Company has taken steps to increase its revenue by upgrading and enlarging its sales force, particularly as it relates to the charter segment. In addition, the Company is also continuing to maintain its cost containment efforts initiated during 2007.

NOTE 3 - Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of FirstFlight, Inc. and its wholly-owned subsidiaries, FBO Air Wilkes-Barre, Inc. (“FBOWB”), FBO Air Garden City, Inc. (“FBOGC”), Airborne, Inc. (“Airborne”), Margeson & Associates, Inc. (“Margeson”), H24 Aviation Advisors, LLC (“H24”), FBO Air WB Leasing (“WB Leasing”) and Tech Aviation Flight School (“TAFS”). All significant inter-company accounts and transactions have been eliminated in consolidation. On September 30, 2007, the Company sold the stock of TAFS, a wholly-owned subsidiary of FBOWB.

Inventories
Inventories consist primarily of maintenance parts and aviation fuel and are stated at the lower of cost or market determined by the first-in, first out method.

Net Loss Per Common Share
Basic net income (loss) per share applicable to common stockholders is computed based on the weighted average number of shares of Common Stock outstanding during the periods presented. Diluted net income (loss) per share reflects the potential dilution that could occur if securities or other instruments to issue Common Stock were exercised or converted into Common Stock. Potentially dilutive securities, consisting of options and warrants, are excluded from the calculation of the diluted losses per share when their inclusion would be anti-dilutive or if their exercise prices were greater than the average market price of the Common Stock during the period.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

The following table sets forth the components used in the computation of basic and diluted income (loss) per share:

	For the Three Months Ended March 31,
	2008*	2007*
Weighted average common shares outstanding, basic	36,582,987	36,592,387

Common shares upon exercise of options	26,823	—
Common shares upon exercise of warrants	—	—

Weighted average common shares outstanding, diluted	36,609,810	36,592,387

* The total shares issuable upon the exercise of stock options and warrants as of March 31, 2008 and 2007 were 13,752,121 and 12,402,121, respectively.

Stock Based Compensation
The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R (revised 2004), entitled “Share-Based Payment” (“FAS 123R”), as adopted by the Financial Accounting Standards Board (“FASB”). Stock-based compensation expense for all share-based payment awards are based on the grant-date fair value estimated in accordance with the provisions of FAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term. For the three months ended March 31, 2008 and 2007, the Company incurred stock based compensation of $147,703 and $65,460, respectively. Such amounts have been recorded as part of selling, general and administrative expenses in the accompanying condensed consolidated statements of operations. As of March 31, 2008, the unamortized fair value of the options totaled $317,513.

Option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The fair value of each share-based payment award granted during the period was estimated using the Black-Scholes option pricing model with the following weighted average fair values:

For the Three Months Ended March 31, 2008
Dividend yield	0%
Expected volatility	293%
Risk-free interest rate	2.86%
Expected lives	3 years

The weighted average fair value of the options on the date of grant, using the fair value based methodology during the three months ended March 31, 2008 was $0.40.

The Company accounts for the expected life of share options in accordance with the “simplified” method provisions of Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) No. 110 (December 2007), which enables the use of the simplified method for “plain vanilla” share options as defined in SAB No. 107.

Reclassifications
Certain accounts in the prior period consolidated financial statements have been reclassified for comparison purposes to conform with the presentation of the current period consolidated financial statements. These classifications have no effect on the previously reported loss.

Recent Accounting Pronouncements
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  At this time, management is evaluating the implications of SFAS 161 and its impact on the consolidated financial statements has not yet been determined.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

In December 2007, the FASB issued SFAS No. 160, “Non-Controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained non-controlling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, the Company would be required to report any non-controlling interests as a separate component of consolidated stockholders’ equity. The Company would also be required to present any net income allocable to non-controlling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after January 1, 2009. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. SFAS 160 would have an impact on the presentation and disclosure of the non-controlling interests of any non wholly-owned business acquired by the Company in the future.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption. SFAS 159 also applies to eligible items existing at November 15, 2007. The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”).  This Statement defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

NOTE 4 - Inventories

Inventory consists primarily of maintenance parts and aviation fuel, which the Company dispenses to its customers. The Company also maintains fuel inventories for commercial airlines, to which it charges into-plane fees when servicing commercial aircraft. A summary of inventories as of March 31, 2008 and December 31, 2007 is set forth in the following table:

	March 31, 2008	December 31, 2007
Parts inventory	$160,850	$156,192
Fuel inventory	277,645	163,703
Other inventory	9,130	4,419
Total inventory	$447,625	$324,314

Included in inventories are amounts held for third parties of $186,197 and $70,849 as of March 31, 2008 and December 31, 2007, respectively, with an offsetting liability included as part of accrued expenses.

NOTE 5 - Stockholders’ Equity

Stock Options
Details of all options outstanding are presented in the table below:

	Number of Options	Weighted Average Exercise Price

Balance, January 1, 2008	2,385,000	$0.56
Granted	250,000	0.40
Exercised	—	—
Forfeited	—	—
Balance, March 31, 2008	2,635,000	$0.55

FIRSTFLIGHT, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

On January 19, 2008, under the terms of an employment agreement, the Company granted an employee a stock option to purchase 250,000 shares of the Common Stock at $0.40 per share, the closing price of the Company’s Common Stock on January 18, 2008. The option vests on January 19, 2009 and is exercisable until January 18, 2014. This option is valued at $99,970 and is being amortized over the two-year term of the employment agreement.

A summary of the Company’s stock options outstanding and exercisable at March 31, 2008 is presented in the table below:

Exercise Price	Outstanding	Weighted average remaining contractual life of options (in years)	Exercisable	Intrinsic Value
$0.33	250,000	5.46	—	$17,500
$0.36	350,000	4.36	—	$14,000
$0.39	250,000	4.01	250,000	$2,500
$0.40	750,000	3.98	500,000	$—
$0.50	250,000	3.00	250,000	$—
$0.51	160,000	1.08	160,000	$—
$0.60	275,000	4.18	275,000	$—
$0.64	100,000	2.67	100,000	$—
$1.60	250,000	2.00	250,000	$—

TOTALS	2,635,000		1,785,000	$34,000

NOTE 6 – Related Parties

The firm of Wachtel & Masyr, LLP provides legal services to the Company. William B. Wachtel, the Company’s Chairman of the Board, is a managing partner of this firm. During the three months ended March 31, 2008 and March 31, 2007, the Company was billed approximately $30,000 and $34,000, respectively, for legal services. At March 31, 2008 and December 31, 2007, the Company has recorded in accounts payable an obligation for legal fees to such firm of approximately $404,000 and $375,000, respectively, related to legal services provided by such firm.

The charter segment of the Company manages several aircraft owned by an entity in which Mr. Wachtel, Thomas Iovino and Stephen B. Siegel, each of whom is a Director of the Company, are members. During the three months ended March 31, 2008, the Company recorded revenue and expenses of $2,111,081 and $1,884,632, respectively, related to the Company’s management of these aircraft. At March 31, 2008 the Company had recorded in accounts payable a balance of approximately $247,000 to this entity. At December 31, 2007, the Company had recorded in accounts receivable a balance of approximately $172,600. During the three months ended March 31, 2007, the Company recorded revenue and expenses of $1,009,519 and $828,604, respectively, related to the management of these aircraft.

On April 26, 2007, Airborne entered into an agreement to lease an aircraft from a company, of which one of its members is John H. Dow, a Director and the current President and Chief Executive Officer of the Company, and the other member is an employee of the Company. The terms of the lease provide for the payment of rent of $20,000 per month and a charge of $500 for each hour of aircraft use. The lease agreement, which is for a period of one year with automatic annual renewals, further provides that this aircraft will be managed by the Company through its charter segment, and through which the Company will retain 90% of the associated charter revenue. The Company made use of this aircraft for certain business travel needs and paid these expenses to the lessor. During the three months ended March 31, 2008, the Company recorded revenue of $74,367 and expenses of $130,728 in conjunction with the lease of this aircraft.

FIRSTFLIGHT, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

NOTE 7 - Litigation

The Company is currently engaged in a civil action entitled Raintree Express, Inc. v Tech Aviation, Inc. in which Raintree Express has made a claim against FBOWB of approximately $200,000 in compensatory damages in connection with disputed charges and expenses incurred by Raintree Express in the operation of an aircraft.  The case is being tried in Monroe County (Pennsylvania). The Company believes it has a reasonable position in defense of these claims and intends to vigorously defend itself in this matter.  In the opinion of management, the ultimate disposition of this matter will not have a material adverse effect on the Company’s financial position or results of operations. The Company has accounted for this action in accordance with SFAS No. 5, “Accounting for Contingencies.”

On May 21, 2008, the parties made a Settlement Agreement under the terms of which the Company will pay Raintree Express $110,000 over a 120-day period ending September 20, 2008.

NOTE 8 - Segment Data

The Company is an aviation services company with operations in the aircraft charter management (“Charter”), fixed base operations (“FBO”), and aircraft maintenance (“Maintenance”) segments of the general aviation industry.

Each of the Company’s three segments is operated under the FirstFlight brand name. The Charter  segment is in the business of providing on-call passenger air transportation. These charter operations are implemented primarily through a fleet of managed aircraft (i.e., aircraft owned by another person or entity for which the Company provides regulatory and maintenance oversight while offering charter services). Within the FBO segment, the Company provides ground services such as the fueling and hangaring of aircraft. Within the Maintenance segment, the Company offers maintenance and repair to aircraft owned or managed by general aviation aircraft operators.

The following tables summarize financial information about the Company’s business segments for the three months ended March 31, 2008 and 2007:

	Three Months Ended March 31,
Revenue	2008	2007
Charter	$11,541,164	$9,509,904
FBO	1,492,081	1,157,512
Maintenance	896,993	577,865
Total revenue	$13,930,238	$11,245,281

	Three Months Ended March 31,
Operating Results	2008	2007
Charter	$461,005	$290,299
FBO	102,191	(10,793)
Maintenance	25,476	(135,038)
Division profit	588,672	144,468
Corporate expense	(479,002)	(374,293)
Operating profit (loss)	109,670	(229,825)
Other income	—	60,156
Gain (loss) on sale of property and equipment	(9,500)	33,705
Interest income	9,017	17,373
Interest expense	(5,999)	(6,263)
Net income (loss)	$103,188	$(124,854)

 NOTE 9 – Subsequent Event

On April 15, 2008, the Company formed JetEquity Solutions, LLC (“JetEquity”) as a wholly-owned subsidiary. JetEquity will focus on financial services for the sale and acquisition of aircraft for corporate aviation customers as well as existing Company clients.

No dealer, salesperson or other person has been authorized to give any information or representations in connection with this offering other than those contained in this prospectus. If any such information or representations is given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

__________________

FIRSTFLIGHT, INC.

14,611,675 Shares
of Common Stock
($.001 Par Value)
Offered by
Selling Stockholders

__________________

PROSPECTUS
__________________

_____________, 2008

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27. Exhibits

Exhibit
Number	Description of Exhibit

2.1	Articles of Merger by and between FirstFlight, Inc. and Silver Beaver Mining Company, Inc., an Idaho corporation, filed on June 30, 1998. (1)

2.2	Agreement and Plan of Merger dated as of July 26, 2004 by and between the Company (then named Shadows Bend Development, Inc.) and FBO Air, Inc., an Arizona corporation. (2)

3(i)(1)	Articles of Incorporation of the Company filed on June 2, 1998. (1)

3(i)(2)	Certificate of Amendment to Articles of Incorporation (Exhibit 3(i)(1)) filed on October 15, 1999. (1)

3(i)(3)	Certificate of Amendment to Articles of Incorporation (Exhibit 3(i)(1)) filed on June 2, 2000. (1)

3(i)(4)	Certificate of Amendment to Articles of Incorporation (Exhibit 3(i)(1)) filed on July 30, 2004. (2)

3(i)(5)	Certificate of Designations. (3)

3(i)(6)	Certificate of Amendment to Articles of Incorporation (Exhibit 3(i)(1)) filed on December 13, 2005. (15)

3(i)(7)	Amended and Restated Articles of Incorporation filed on December 13, 2006. (15)

3(ii)(1)	Bylaws of the Company previously in effect through April 12, 2006. (1)

3(ii)(2)	Bylaws of the Company previously in effect from April 13, 2006 through April 28, 2008. (17)

3(ii)(3)	Bylaws of the Company effective on April 29, 2008. (19)

4.1	Common Stock Certificate. (17)

4.2	Form of 10% Senior Secured Promissory Note due March 31, 2008 or April 8, 2008. (4)

4.3	Copy of General Security Agreement dated as of March 31, 2005. (4)

4.4	Form of Warrant expiring March 31, 2010, April 8, 2010 or April 15, 2010. (4)

4.5	Form of Registration Rights Agreement (without schedule or exhibit). (4)

4.6	Form of Co-Investor Registration Rights Agreement (without schedule or exhibits). (4)

4.7	Letter Agreement dated May 24, 2005 by and between the Company and Laidlaw & Company (UK) Ltd. (5)

4.8	Copy of Warrant expiring September 22, 2010. (6)

4.9	Copy of Warrant expiring August 31, 2011. (7)

4.10	Form of Subscription Agreement (including registration rights agreement). (5)

5	Opinion of Wachtel & Masyr, LLP. (5)

Exhibit
Number	Description of Exhibit

10.1	Copy of Asset Purchase Agreement dated March 31, 2005 by and among Central Plains Aviation, Inc., FBO Air-Garden City, Inc. and Jon A. Crotts. (4)

10.2	Copy of Stock Purchase Agreement dated March 31, 2005 by and among Tech Aviation Service, Inc., Ronald D. Ertley, Frank E. Paczewski and FBO Air Wilkes-Barre, Inc. (4)

10.3	Copy of Employment Agreement dated as of January 2, 2004 by and between Ronald J. Ricciardi and the Company (as the successor by merger to FBO Air, Inc., an Arizona corporation). (8)

10.4	Copy of First Amendment effective April 1, 2005 to the Employment Agreement filed as Exhibit 10.3 hereto. (4)

10.5	Copy of Employment Agreement dated as of April 1, 2005 by and between Robert J. Ettinger and the Company. (4)

10.6	Copy of Business Development Agreement dated as of January 2, 2004 by and between Jeffrey M. Trenk and the Company (as the successor by merger to FBO Air, Inc., an Arizona corporation). (8)

10.7	Copy of Employment Agreement dated as of April 1, 2005 by and between Jeffrey M. Trenk and the Company. (4)

10.8	Copy of Employment Agreement dated March 31, 2005 between FBO Air-Garden City, Inc. and Jon A. Crotts. (4)

10.9	Copy of Employment Agreement dated March 31, 2005 between Tech Aviation Service, Inc. and Frank E. Paczewski. (4)

10.10	Convertible Loan Agreement dated April 16, 2004 by and among the Company (as the successor by merger to FBO Air, Inc., an Arizona corporation) and the Investors named in Schedule A thereto. (2)

10.11	Form of Convertible Note due April 15, 2009 issued pursuant to the Convertible Loan Agreement filed as Exhibit 10.10 hereto. (2)

10.12	Copy of Letter Agreement dated as of July 26, 2004 to the Convertible Loan Agreement filed as Exhibit 10.10 hereto. (9)

10.13	Copy of Letter Agreement dated October 21, 1004 amending the Convertible Notes, the form of which is filed as Exhibit 10.11 hereto. (9)

10.14	Copy of Stock Purchase Agreement Dated as of September 22, 2005 by and among Airborne, Inc., John H. Dow, Daphne Dow and the Company (without a schedule or exhibit). (10)

10.15	Copy of Employment Agreement dated as of September 23, 2005 among John Dow, Airborne, Inc. and the Company. (10)

10.16	Copy of Lease dated as of September 23, 2005 between John H. Dow and Daphne Dow, as the Landlord, and Airborne, Inc., as the Tenant. (10)

10.17	Copy of Term Loan Agreement dated as of September 23, 2005 by and among the Company, Airborne, Inc., and Airport Capital, LLC. (10)

10.18	Copy of the FirstFlight, Inc. Stock Option Plan of 2005 dated as of December 13, 2005. (11)

10.19	Copy of Employment Agreement dated as of September 1, 2006 between the Company and Keith P. Bleier. (12)

10.20	Copy of First Amendment dated as of October 31, 2006 to Employment Agreement dated as of April 1, 2005 by and between Jeffrey M. Trenk and the Company filed as Exhibit 10.7 hereto. (16)

Exhibit
Number	Description of Exhibit

10.21	Copy of Second Amendment dated as of March 27, 2007 to the Employment Agreement filed as Exhibit 10.3 hereto. (17)

14	Code of Ethics. (13)

21	Subsidiaries of the Company. (18)

23.1	Consent of Wachtel & Masyr, LLP (14)

23.2	Consent of Marcum & Kleigman LLP (14)
______________________

(1)	Incorporated by reference to the Company’s Registration Statement on Form SB-2, File No. 333-56046.

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on August 27, 2004.

(3)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 6, 2005.

(5)	Filed with the Registration Statement as previously filed.

(6)	Incorporated by reference to the Company’s Current Report on Form 8-K/A filed on November 3, 2005.

(7)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 8, 2006.

(8)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 5, 2004.

(9)	Incorporated by reference to the Company’s Current Report on Form 8-K/A filed on November 4, 2004.

(10)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 28, 2005.

(11)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

(12)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 21, 2006.

(13)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 24, 2006.

(14)	Filed with this Post-Effective Amendment No. 2 to the Registration Statement.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on December 18, 2006.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 6, 2006.

(17)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

(18)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(19)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horseheads, State of New York, on June 27, 2008.

FIRSTFLIGHT, INC.
(Registrant)
By:	Ronald J. Ricciardi
Name:	Ronald J. Ricciardi
Title:	Vice Chairman of the Board

Pursuant to the requirements of the Securities Act, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated and on June 27, 2008.

Signature	Title

/s/ John H. Dow	Principal Executive Officer
and a Director

/s/ Keith P. Bleier	Principal Financial
Keith P. Bleier	Officer and Accounting Officer

/s/ William R. Colaianni	Director
William R. Colaianni

/s/ Donald Hecht	Director
Donald Hecht

/s/ Thomas Iovino	Director
Thomas Iovino

/s/ Jeffrey B. Mendell	Director
Jeffrey B. Mendell

/s/ Ronald J. Ricciardi	Director
Ronald J. Ricciardi

/s/ Stephen B. Siegel	Director
Stephen B. Siegel

/s/ Alvin S. Trenk	Director
Alvin S. Trenk

/s/ William B. Wachtel	Director
William B. Wachtel

FirstFlight, Inc.
List of Exhibits Filed with
Post-Effective Amendment No. 3 to
Registration Statement on Form SB-2,
File No: 333-138994

Exhibit Number	Description of Exhibit	Page
23.1	Consent of Wachtel & Masyr, LLP	E-2
23.2	Consent of Marcum & Kliegman LLP	E-3

E-1